   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 2000
                             REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                                  GAIAM, INC.
            (Exact name of registrant as specified in its charter)

         Colorado                        5961, 7375            84-111-35-27
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)    Classification Code Number)  Identification Number)


                        360 Interlocken Blvd, Suite 300
                          Broomfield, Colorado  80021
                                (303) 464-3600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Jirka Rysavy
                            Chief Executive Officer
                                  Gaiam, Inc.
                       360 Interlocken Blvd., Suite 300
                          Broomfield, Colorado  80021
                                (303) 464-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:

         Thomas R. Stephens                             Barry Reder
Bartlit Beck Herman Palenchar & Scott        Coblentz, Patch, Duffy & Bass, LLP
   1899 Wynkoop Street, Suite 800                222 Kearny Street, 7th Floor
     Denver, Colorado  80202                   San Francisco, California  94108

Approximate date of commencement of proposed sale to the public. As soon as practicable after the effective date hereof.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. /_/

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/ ______

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/ ______

                                  ____________

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
 Title of Each Class                       Proposed Maximum    Proposed Maximum
 of Securities to       Amount to be       Offering Price      Aggregate         Amount of
 be Registered          Registered(1)      Per Unit(2)         Offering Price    Registration Fee
--------------------------------------------------------------------------------------------------
 Class A common         481,424 shares     $15.7422            $7,578,673        $2,000.77
 stock, par value
 $.0001 per share
--------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Class A common stock, par value $.0001 per share, of the registrant, Gaiam, Inc., estimated to be issuable upon the consummation of the merger of Gaiam Subsidiary, Inc., a California corporation and a wholly-owned subsidiary of Gaiam, with and into Real Goods Trading Corporation, based on an exchange ratio of 1 share of Gaiam Class A common stock to be exchanged for 10 shares of common stock, without par value, of Real Goods.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, as amended, based on the high and low sales prices of Gaiam Class A common stock as reported on the Nasdaq National Market on November 17, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

                        REAL GOODS TRADING CORPORATION
                               3440 AIRWAY DRIVE
                             SANTA ROSA, CA  95403

                                                                          , 2000


Dear Real Goods Shareowner:

You are cordially invited to attend a special meeting of the shareowners of Real Goods Trading Corporation, a California corporation (Real Goods) to be held at
11:00 a.m. on               , 2001 at the offices of the company (3440 Airway
Drive, Santa Rosa, California). At that special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement pursuant to which Real Goods will merge with a wholly-owned subsidiary of Gaiam, Inc., a Colorado corporation (Gaiam)

Under the merger agreement, you will receive one (1) share of Gaiam Class A common stock for each ten (10) shares of Real Goods common stock that you own. In addition, you will be entitled to can receive a gift certificate allowing you to purchase $1 of products from the Gaiam or Real Goods catalogs, stores or
Internet sites up to a total of $100 per shareowner.   Gift certificates will
also be issued in lieu of fractional shares. Real Goods' shares are traded on the NASDAQ Small Capitalization Market under the symbol RGTC and on the Chicago Stock Exchange under the symbol RGT. Gaiam's shares are traded on the Nasdaq National Market System under the symbol GAIA.

In recent years we have discovered the importance of attaining critical mass to achieve appropriate efficiencies in scale. We have attempted to do so both through redesign and refocusing of our catalogs as well as through adopting and revising a retail strategy and entering into a strategic relationship with Whole Foods Markets. Despite all of those activities, it is now clear to your management that the best way to carry forward the Real Goods mission of sustainable living is to join forces with Gaiam and its catalogs, Internet site and retail presence to build the Real Goods and Gaiam brands together. We are looking forward to that endeavor.

Your Board of Directors has unanimously determined that the merger agreement is advisable, fair and in the best interest of Real Goods and its shareowners, and has unanimously approved the merger agreement; your Board of Directors unanimously recommends that you vote "For" the approval of the merger agreement. This is an important decision for you as a Real Goods shareowner. We therefore encourage you to read carefully the accompanying document which provides detailed information about the proposed merger and includes a copy of the merger agreement as an annex.

The merger cannot be completed unless we obtain the approval of the holders of a majority of Real Goods common stock. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you are in support of the merger, all you need to do is sign the proxy card and send it in. Failure to vote, or to instruct your broker how to vote any shares held for you in your broker's name, will have the same result as a vote against approval of the merger agreement.

I have greatly enjoyed working with all of our shareowners over the years, appreciate all of your kind support and look forward to continuing to work with you as I will be continuing on as President of the Real Goods division of Gaiam. Together we can continue to work towards implementation of our mission of ensuring a sustainable future for our children. Thank you for taking the time to vote your proxy card.


                              Sincerely,


                              John Schaeffer
                              Chairman of the Board and
                              Chief Executive Officer

Enclosures

                                  [RGTC logo]

                        REAL GOODS TRADING CORPORATION
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



Dear Shareholders:

     A special meeting of shareholders of Real Goods Trading Corporation will be held at the company's offices, located at 3440 Airway Drive, Santa Rosa,
California, at 11:00 a.m., California time, on  January   , 2001.  At the
special meeting we will ask you:

     1. To consider and vote upon a proposal to adopt the merger agreement dated as of October 13, 2000 between Real Goods and Gaiam providing for the merger of Gaiam Subsidiary, Inc., a wholly owned subsidiary of Gaiam, with and into Real Goods; and

     2. To transact such other business as may properly come before the special meeting.

     If you were a shareholder of record at the close business on        , 2000,
you may vote at the special meeting. Approval of the merger proposal at the special meeting requires the favorable vote of the holders of a majority of the outstanding shares of Real Goods common stock.


                                /s/ John Schaeffer

                                John Schaeffer
                                Chairman of the Board and
                                Chief Executive Officer

          , 2000

     Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting.

     Your Board of Directors unanimously recommends that Real Goods shareholders vote FOR approval of the matters to be voted upon at the special meeting.

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                               [REAL GOODS LOGO]

                         To Be Held on January   , 2001

     The Boards of Directors of Gaiam, Inc. and Real Goods Trading Corporation have agreed to merge Real Goods with a subsidiary of Gaiam, after which Real Goods would become a wholly-owned subsidiary of Gaiam.

     If the merger is completed, Real Goods' shareholders will receive 1 share of Gaiam Class A common stock in exchange for every 10 shares of Real Goods common stock they own. Gaiam Class A common stock is listed on the Nasdaq National Market under the symbol "GAIA." In addition to the shares of Gaiam Class A common stock, Gaiam will provide to each Real Goods shareholder who elects to receive it a gift certificate to purchase Gaiam's or Real Goods' products, in an amount equal to $1 for each share of Real Goods common stock exchanged in the merger, up to a maximum of $100 for such shareholder.

     This proxy statement/prospectus gives you detailed information about the proposed merger. Please read it carefully.

                                   PROSPECTUS

                                       OF

                                  [GAIAM LOGO]

                              Class A Common Stock
                           par value $.0001 per share

     The merger cannot be completed unless Real Goods shareholders approve it. The Real Goods Board of Directors has scheduled a special meeting for Real Goods shareholders to vote on the merger as follows:


                            [day], January    , 2001
                                   11:00 a.m.
                        at Real Goods' corporate offices
                               3440 Airway Drive
                             Santa Rosa, California

     Please see pages __ for a description of certain factors that may affect the value of the Gaiam Class A common stock to be issued in the merger, along with several other risk factors pertaining to the merger that you should consider.



     This proxy statement/prospectus and proxy are being mailed to Real Goods
shareholders beginning about         , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Gaiam Class A common stock to be issued under this proxy statement/prospectus or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

        The date of this proxy statement/prospectus is         , 2000.

                               TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
Questions and Answers about the Merger................................................... 1
Summary.................................................................................. 3
  The Companies.......................................................................... 3
  Reasons for the Merger................................................................. 3
  Recommendation to Real Goods Shareholders.............................................. 4
  Record Date; Voting Power.............................................................. 4
  Shareholder Vote Required.............................................................. 4
  Share Ownership of Management and  Directors........................................... 4
  The Merger............................................................................. 4
  What Real Goods Shareholders Will Receive in the Merger................................ 4
  Ownership of Gaiam After the Merger.................................................... 5
  Material Federal Income Tax Consequences............................................... 5
  Comparative Per Share Market Price Information......................................... 5
  Listing or Quotation of Gaiam Common Stock............................................. 6
  Accounting Treatment................................................................... 6
  Regulatory Matters..................................................................... 6
  Interests of Directors and Executive Officers of Real Goods in the Merger.............. 6
  Directors and Management of the Combined Company After the Merger...................... 6
  Conditions to the Merger............................................................... 6
  Termination of the Merger Agreement.................................................... 6
  Termination Fees And Expenses.......................................................... 7
  Fees and Expenses To Be Paid By Gaiam.................................................. 7
  Fees and Expenses To Be Paid By Real Goods............................................. 7
  Voting Agreements...................................................................... 8
  Opinions of Financial Advisors......................................................... 8
Selected Financial Data.................................................................. 9
Selected Pro Forma Combined Financial Data...............................................14
Comparative Per Share Data...............................................................15
Comparative Per Share Market Price Information...........................................16
RISK FACTORS.............................................................................17
FORWARD LOOKING STATEMENTS...............................................................25
THE REAL GOODS SHAREHOLDERS' MEETING.....................................................26
  REVOCABILITY OF PROXIES................................................................27
THE MERGER...............................................................................29
  GENERAL................................................................................29
  ACCOUNTING TREATMENT...................................................................32
PRINCIPAL PROVISIONS OF THE MERGER AGREEMENT.............................................39
  CONSIDERATION TO BE RECEIVED IN THE MERGER.............................................39
UNAUDTED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...............................46
INTERESTS OF INSIDERS IN THE MERGER......................................................52
GAIAM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
  RESULTS OF OPERATIONS..................................................................57
REAL GOODS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
  RESULTS OF OPERATIONS..................................................................57

  Sales.................................................................................. 59
  Gross Profit........................................................................... 60
  Operating Expenses..................................................................... 60
  Other Income and Expense............................................................... 60
  Income Taxes........................................................................... 60
  Net Loss............................................................................... 61
  Liquidity and Capital Resources........................................................ 61
  Effects of Inflation................................................................... 61
  Sales.................................................................................. 61
  Gross Profit........................................................................... 62
  Operating Expenses..................................................................... 62
  Other Income And Expense............................................................... 62
  Income Taxes........................................................................... 63
  Net Loss............................................................................... 63
  Liquidity And Capital Resources........................................................ 63
  Effects Of Inflation................................................................... 63
  Year 2000 Preparedness and Results..................................................... 63
REAL GOODS' BUSINESS..................................................................... 64
  Real Goods' Markets.................................................................... 64
  Vendors................................................................................ 67
  Seasonality............................................................................ 67
  Backorders; Returns.................................................................... 67
  Competition............................................................................ 68
  Regulation............................................................................. 68
  Employees.............................................................................. 69
  Trademarks............................................................................. 69
  Relationship with Whole Foods Market, Inc. and WholePeople.com......................... 69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................... 71
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE................................................................... 72
COMPARISON OF SHAREHOLDER RIGHTS......................................................... 73
Authorized and Outstanding Capital Stock................................................. 73
Special Meeting of Shareholders.......................................................... 73
Action by Written Consent in Lieu of Shareholders' Meeting............................... 74
Record Date for Determining Shareholders................................................. 74
Notice Requirements of  Shareholders' Meetings........................................... 74
Shareholder Approval of Certain Business Combinations.................................... 75
Inspection of Shareholder List........................................................... 75
Dividends and Repurchases of Shares...................................................... 76
Procedures to Nominate Directors......................................................... 76
Cumulative Voting Rights................................................................. 76
Number of Directors...................................................................... 77
Classified Board of Directors............................................................ 77
Removal of Directors..................................................................... 77
Board of Directors Vacancies............................................................. 78

Amendment of Articles of Incorporation and Bylaws....................................... 78
Quorum.................................................................................. 79
Vote Required for Merger................................................................ 79
Dissolution Rights...................................................................... 80
Dissenters' Rights...................................................................... 80
Fiduciary Duty of Board of Directors.................................................... 80
Limitation on Directors' Liability...................................................... 81
Indemnification......................................................................... 82
Interested Director Transactions........................................................ 83
LEGAL MATTERS........................................................................... 84
EXPERTS................................................................................. 84
FUTURE SHAREHOLDER PROPOSALS............................................................ 84
WHERE YOU CAN FIND MORE INFORMATION..................................................... 84
INDEX TO REAL GOODS' FINANCIAL STATEMENTS...............................................  1
ANNEX A  Merger Agreement...............................................................A-1
ANNEX B - Chapter 13 of the Califonia General Corporation Law...........................B-1
ANNEX C - Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc..............C-1
PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS...................................II-1
POWER OF ATTORNEY......................................................................II-5
EXHIBIT INDEX..........................................................................II-6

                    Questions and Answers about the Merger

  Q:  When and where is the shareholders' meeting?

  A:  The special meeting will be held at Real Goods' corporate offices, located
      at 3440 Airway Drive, on January    , 2001, starting at 11:00 a.m.,
      California time.

  Q:  What am I being asked to vote upon?

  A: You are being asked to approve the merger agreement and the merger, which provides that Real Goods will become a wholly-owned subsidiary of Gaiam.

  Q:  What will I receive in the merger?

  A: You will receive 1 share of Gaiam Class A common stock in exchange for every 10 shares of Real Goods common stock you own. In addition, you can elect to receive a gift certificate to purchase Gaiam's or Real Good's products, in an amount equal to $1 for each share of Real Goods common stock exchanged in the merger, up to a maximum of $100.

  Q:  How will fractional shares be treated?

  A: Gaiam will not issue any fractional shares of its Class A common stock in the merger. Instead, you will receive $1 in additional gift certificates to purchase Gaiam's or Real Goods' products for each $1 (rounded up to the nearest whole dollar) in market value of fractional shares of Gaiam Class A common stock to which you otherwise would have been entitled if fractional shares had been issued.

  Q:  How does my Board of Directors recommend that I vote on the proposals?

  A: Your Real Goods Board of Directors unanimously recommends that you vote FOR the approval of the merger agreement and the merger.

  Q:  What do I need to do now?

  A: Indicate on your proxy card how you want to vote, sign it and mail it in the enclosed postage-prepaid return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the merger and the merger agreement. You may also attend the special meeting and vote your shares in person, rather than signing and mailing the proxy card.

  Q:  Can I change my vote after submitting my proxy card?

  A: Yes. Any person giving a proxy in connection with this solicitation may revoke the proxy at any time before it is voted. The proxy may be revoked in writing or by appearing at the special meeting and voting in person. You can find further details on how to revoke your proxy on page __.

  Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

  A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

  Q:  Should I send in my stock certificates now?

  A: No. We will send instructions to Real Goods shareholders on how to exchange their stock certificates for Gaiam stock after completion of the merger.

  Q:  What happens to my future dividends?

  A: We expect no changes in Real Goods' or Gaiam's dividend policies before or after the completion of the merger. Neither Real Goods nor Gaiam has paid cash dividends on its common stock in the past.

  Q:  When do you expect to complete the merger?

  A: We are working to complete the merger as soon as possible. We hope to complete the merger shortly after the special shareholders' meeting, if we obtain the required shareholder approval at the special meetings and the other conditions to the merger agreement have been satisfied.

                      Who Can Help Answer Your Questions

      If you have more questions about the merger, or would like additional copies of this document, you should contact:

                        Real Goods Trading Corporation
                               3440 Airway Drive
                         Santa Rosa, California 95403
                             Attention:  Secretary
                         Phone Number: (707) 542-2600

                                    SUMMARY

  This summary contains selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the Annexes, and the documents to which we refer. A list of documents that we incorporate by reference appears below under the heading "Where You Can Find More Information." In this proxy statement/prospectus, "Real Goods" refers to Real Goods Trading Corporation and "Gaiam" refers to Gaiam, Inc. and the "combined company," "we," "our," or "us" refers to the combined company following the merger.


The Companies

Gaiam, Inc.
360 Interlocken Blvd., Suite 300
Broomfield, Colorado 80021
Telephone:  (303) 464-3600

Gaiam is a multi-channel lifestyle company marketing to customers who value the environment, personal development and a healthy lifestyle.

Real Goods Trading Corporation
3440 Airway Drive
Santa Rosa, California  95403
Telephone: (707) 542-2600

Real Goods is a multi-channel marketer of environmental and renewable energy products.

Reasons for the Merger

  The Real Goods Board of Directors believes that the merger will, among other things:

  . Compliment Gaiam's brand by adding the brand and relationships of Real Goods, a pioneer in the environmental, healthy living and renewable energy markets for many years.

  .  Provide the combined company with a broader customer base.

  . Achieve significant operating synergies and economies of scale, including elimination of certain duplicative costs, including: sales/ marketing costs, company-wide operational functions and public company fees.

  . Enable Real Goods shareholders to participate in the future growth potential of the combined company and share in any cost reduction and revenue enhancements which may be realized as a result of the merger.

  . Provide the combined company with a wider shareholder base, float and greater liquidity.

  . Enable Real Goods to take advantage of Gaiam's management team, thereby reducing the need to attract and retain employees in the highly competitive Northern California market.

  . Enable Real Goods to take advantage of the larger resources of the combined company and more quickly advance its mission to promote and inspire an ecologically sustainable future than it could on its own.

Recommendation to Real Goods Shareholders  (see page    )

  The Real Goods Board believes that the merger is in the best interest of Real Goods and its shareholders and unanimously recommends that you vote FOR the proposal to approve the merger agreement providing for the merger.

  John Schaeffer and WholePeople.com, Inc., who together own approximately 53.7% of Real Goods outstanding common stock, have already agreed to vote in favor of the merger--which will result in Real Goods obtaining the required shareholder approval of the merger. See "--Voting Agreements."

Record Date; Voting Power
(see pages    and     )

  You are entitled to vote at the special meeting if you owned shares of Real
Goods common stock as of         , 2000, which is the record date for the
meeting.

  On November 15, 2000, there were 4,814,242 shares of Real Goods common stock
outstanding.  For each share of Real Goods common stock you owned on        ,
2000, the record date, you will have one vote at the special meeting.

Shareholder Vote Required (see page     )

  The merger and the merger agreement must be approved by the holders of a majority of all outstanding shares of Real Goods common stock entitled to vote at the special meeting.

Share Ownership of Management and  Directors  (see page     )

  On      , 2000, the record date for the special meeting of Real Goods shareholders, directors and executive officers of Real Goods and their affiliates owned and were entitled to vote 1,784,014 shares of Real Goods common stock, or approximately 37.1% of Real Goods common stock outstanding on that date.

  John Schaeffer and Wholepeople.com, a shareholder of Real Goods, have entered into voting agreements under which they have agreed to vote their shares in favor of the proposal to approve the merger agreement and the merger. Together they own approximately 53.7% of the outstanding Real Goods shares, which is sufficient to approve the merger. Each of the other directors and executive officers of Real Goods intend to vote their shares in favor of the proposal to approve the merger agreement and the merger.

The Merger

  We have attached the merger agreement as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

What Real Goods Shareholders Will Receive in the Merger  (see page    )

  As a result of the merger, Real Goods shareholders will receive 1 share of Gaiam Class A common stock in exchange for every 10 shares of Real Goods common stock that they own. In addition, Gaiam will provide to each Real Goods shareholder who elects to receive it a $1 gift certificate to purchase Gaiam's and Real Goods' products for each Real Goods common share exchanged in the merger, up to a maximum of $100 per shareholder. Gaiam will not issue any fractional common stock in the merger. Instead, Real Goods common shareholders will receive $1 in additional Gaiam gift certificates for each $1 (rounded up to the nearest whole dollar) in market value of fractional Gaiam Class A shares to which such holder would otherwise have been entitled had fractional shares been issued.

  For example, if you own 25 shares of Real Goods common stock immediately prior
to the merger, and the price of Gaiam Class A common stock is $     per share
(the last reported sales price on the Nasdaq National Market on , 2000), then you will receive 2 shares of Gaiam Class A common stock based on the exchange ratio and a $ gift certificate in exchange for the remaining 5 shares of Real Goods common stock and in lieu of fractional shares (in addition to the $25 gift certificate you will also receive if you so elect).

Ownership of Gaiam After the Merger

  Gaiam will issue approximately 481,424 shares of Class A Common Stock to Real Goods shareholders in the merger. Real Goods shareholders will own approximately 8.1% of the outstanding Gaiam Class A common stock immediately after the merger. This information is based on the number of shares of Gaiam Class A common stock and Real Goods common stock outstanding as of November 15, 2000, and does not take into account stock options issued by Gaiam or Real Goods.

Material Federal Income Tax Consequences  (see pages __ and __)

  We intend that the merger qualify as a "tax-free reorganization" for federal income tax purposes. If the merger qualifies as a tax-free reorganization, holders of Real Goods common stock will generally not recognize any gain or loss for federal income tax purposes on the exchange of their Real Goods common stock for Gaiam Class A common stock in the merger, except for (i) any gain or loss recognized in connection with any gift certificates received in lieu of fractional shares and (ii) any gain recognized in connection with any additional gift certificates that a shareholder elects to received in the merger. The companies themselves, as well as current holders of Gaiam Class A common stock, will not recognize gain or loss as a result of the merger.

  The federal income tax consequences described above may not apply to all holders of Real Goods common stock. Your tax consequences will depend on your own situation. You should consult your tax advisor so as to fully understand the tax consequences of the merger to you.

Appraisal or Dissenters' Rights (see page __)

If the merger is completed, holders of Real Goods' common stock entitled to vote at the Real Goods' special meeting who do not vote in favor of the merger agreement and who also comply with certain procedures and requirements of California law will be entitled to dissent from the merger and exercise dissenters' rights. In accordance with these provisions, a Real Goods shareholder who fully complies with the procedures set forth in Chapter 13 of the California corporate law will have the right to receive cash, in lieu of Gaiam Class A common stock, equal to the fair market value (excluding any appreciation or depreciation as a consequence of the merger) of their Real Goods common shares. If Real Goods and the shareholder cannot agree on the fair market value of the Real Goods common stock, the value will be determined in a court proceeding by an appraisal process. A Real Goods shareholder who fails to comply timely and properly with procedures of California law will not be able to dissent from the merger and will lose their dissenters' rights. Any Real Goods shareholder who desires to exercise dissenters' rights should consult his or her attorney regarding these procedures. It is a condition to the merger that holders of less than 5% of Real Goods common shares exercise their dissenters' rights.

Comparative Per Share Market Price Information (see page __)

  Shares of Gaiam Class A common stock are listed on the Nasdaq National Market under the symbol "GAIA." Shares of Real Goods common stock are listed on the Nasdaq Small Cap Market under the symbol "RGTC" and are also traded on the Chicago Stock Exchange under the symbol "RGT." On October 13, 2000, the last full trading day before the public announcement of the proposed merger, the last reported sale price of Gaiam Class A common stock on the Nasdaq National Market was $17 and the last reported sale price of Real Goods common stock on the
Nasdaq Small Cap Market was $2.25.   On          , 2000, the most recent
practicable date prior to the date of this proxy statement/prospectus, the last reported sale price for Gaiam Class A common stock was $ and the last reported sale price for Real
Goods common stock was $     .

Listing or Quotation of Gaiam Class A Common Stock

  It is a condition to the closing of the merger that the Gaiam Class A common stock to be issued to Real Goods shareholders in the merger be approved for listing on the Nasdaq National Market.

Accounting Treatment  (see page __)

  Gaiam will account for the merger under the "purchase" method of accounting. Therefore, the total merger consideration paid by Gaiam in connection with the merger, together with the direct costs of the merger, will be allocated to Real Goods' assets and liabilities based on their fair market values, with any excess being treated as goodwill. The assets and liabilities and results of operations of Real Goods will be consolidated into the assets and liabilities and results of operations of Gaiam after the merger.

Regulatory Matters (see page __)

  The parties do not believe any material regulatory approvals from applicable U.S. regulatory authorities are required to permit consummation of the merger.

Interests of Directors and Executive Officers of Real Goods in the Merger (see pages __)

Real Goods shareholders should note that a number of Real Goods directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as Real Goods shareholders generally. These interests exist because of the rights that these Real Goods executive officers have under the terms of their benefit and compensation plans and also, in the case of John Schaeffer, the rights he is expected to have under the terms of his proposed employment agreement with Gaiam as described more fully under "Interests of Insiders in the Merger".

  The members of Real Goods' board of directors knew about and considered these additional interests when they approved the merger and the merger agreement.

Directors and Management of the Combined Company After the Merger

  Following the merger, our board of directors will consist of the 6 individuals currently serving on Gaiam's board of directors.

  Following the merger, John Schaeffer, Real Goods' Chairman and Chief Executive Officer, will become President of Gaiam's Real Goods division.

Conditions to the Merger (see pages __)

  We will complete the merger only if specific conditions are satisfied or, in some cases, waived, including, among others, the following:

  .  approval by the shareholders of Real Goods;

  . absence of any governmental proceeding or court order or law prohibiting (or seeking to prohibit) the completion of merger;

  . absence of any material adverse change in the general affairs, management, business, operations, assets condition (financial or otherwise) or prospects of Real Goods or Gaiam; and

  . holders of not more than 5% of Real Goods common stock exercising dissent rights.

Termination of the Merger Agreement (see pages __ )

Real Goods' and Gaiam's respective boards of directors can jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either Real Goods or Gaiam can terminate the merger agreement if:

    . the companies do not complete the merger by April 13, 2001 (6 months after the date of the merger agreement);

    .  a law or final and nonappealable court order prohibits the merger;

    . the other party to the merger agreement breaches or fails to perform any of its representations, warranties, covenants or other agreements under the merger agreement, which would result in a closing condition not being satisfied, subject to a 30 day cure period; or

    .  the merger is not approved by Real Goods' shareholders.

    In addition, Gaiam can terminate the merger agreement if:

    . any person, entity or group (other than Gaiam and its affiliates) increases its beneficial ownership of Real Goods common stock by an amount equal to 15% or more of the outstanding Real Goods common stock as compared with its ownership level on October 13, 2000, the date of the merger agreement;

    . Real Good's board of directors withdraws or modifies in a manner adverse in any material respect to Gaiam its approval of the merger agreement and the merger or its recommendation to shareholders;

    . Real Goods' board of directors approves or recommends an alternative acquisition proposal involving the acquisition of the equity securities or assets of Real Goods, other than the merger with Gaiam;

    . Real Goods fails to include in the proxy statement the recommendation of its board of directors; or

    . the 30-day average closing price of Gaiam Class A common stock on the Nasdaq National Market is greater than $22 per share, subject to certain notice and other conditions.

    In addition, Real Goods can terminate the merger agreement if:

    . Real Good's board determines in good faith that an alternative acquisition proposal is financially superior to the merger and is reasonably capable of being financed, and Real Goods enters into a definitive agreement to effect such financially superior acquisition proposal; or

    . the 30-day average closing price of Gaiam class A common stock on the Nasdaq National Market is less than $12 per share, subject to certain notice and other conditions.

Termination Fees And Expenses (see pages ____)

    If the merger is not consummated, Gaiam or Real Goods may be required to pay, in specified circumstances, some of the expenses of, or a termination fee to, the other party.

Fees and Expenses To Be Paid By Gaiam

    Gaiam must pay Real Goods $1,000,000 in cash to reimburse Real Goods for its fees and expenses incurred in connection with the merger agreement if Gaiam terminates the merger agreement for any reason, except the reasons set forth above in the section titled "Termination of the Merger Agreement."

Fees and Expenses To Be Paid By Real Goods

    Real Goods must pay Gaiam $1,000,000 in cash to reimburse Gaiam for its fees and expenses incurred in connection with the merger agreement if:

    .  Gaiam terminates the merger agreement because:

    . Real Goods' board of directors withdraws or modifies, in a manner adverse in any material respect to Gaiam, its approval of the merger agreement and the merger or its recommendation to shareholders; or

    . Real Goods' board of directors recommends or approves an acquisition proposal, other than the merger with Gaiam.

    . Real Goods terminates the merger agreement because its board of directors determines in good faith that another acquisition proposal is financially superior to the merger with Gaiam and is reasonably capable of being financed and Real Goods enters into a definitive agreement to effect such financially superior acquisition proposal.

Voting Agreements (see page ___)

    In connection with the merger agreement, John Schaeffer and WholePeople.com, who together own approximately 53.7% of the Real Goods common stock, have entered into separate voting agreements with Gaiam pursuant to which, among other things, they have agreed to vote all of their Real Goods common stock in favor of the proposal to approve the merger agreement and the merger--which will result in Real Goods obtaining the required shareholder approval for the merger.

Opinion of Financial Advisor (see pages ___)

    In connection with the merger, Real Goods' board of directors received an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), its financial advisor, as to the fairness of the merger to Real Goods' shareholders from a financial point of view. We have attached the full text of this opinion as Annex C to this document. This opinion contains a description of the assumptions made, matters considered and limitations on the review undertaken in connection with this opinion. We encourage you to read and consider the opinion addressed to the Real Goods' board of directors. The opinion is directed to the Real Goods' board of directors and does not constitute a recommendation to any Real Goods shareholder as to how that shareholder should vote in connection with the merger proposals and did not constitute a recommendation to the Real Goods' board of directors as to whether it should approve and/or recommend the merger.

                            Selected Financial Data

    Gaiam and Real Goods have provided the following selected historical financial data and selected pro forma combined condensed financial data to aid you in analyzing the financial aspects of the proposed merger. The information is only a summary and you should read it together with Gaiam's and Real Goods' consolidated financial statements and other financial information included in the financial statements contained elsewhere in this proxy statement/prospectus and also, in the case of Gaiam, in the most recent annual report filed by Gaiam with the SEC, which is incorporated by reference in this proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information."

    The selected historical consolidated statements of operations data for the nine-month periods ended September 30, 1999 and 2000, and for each of the fiscal years in the three-year period ended December 31, 1999 for Gaiam, and for the sixth -month periods ended September 25, 1999 and September 23, 2000, and for each of the fiscal years in the three-year period ended March 31, 2000 for Real Goods, have been derived from the consolidated statements of operations for Gaiam and Real Goods for such periods included or incorporated by reference, as applicable, in this proxy statement/prospectus. The consolidated statements of operations data for the fiscal years ended December 31, 1995 and 1996 for Gaiam and for the fiscal years ended March 31, 1996 and 1997 for Real Goods have been derived from consolidated financial statements not included or incorporated by reference in this proxy statement/prospectus.

    The historical consolidated balance sheet data for Gaiam as of December 31, 1998 and 1999, and September 30, 2000 and for Real Goods as of March 31, 1999 and 2000 and September 23, 2000, have been derived from financial statements for such periods included or incorporated by reference, as applicable, in this proxy statement/prospectus. The historical balance sheet data for Gaiam as of December 31, 1995, 1996 and 1997, and for Real Goods as of March 31, 1996, 1997 and 1998
have been derived from financial statements not included or incorporated by reference in this proxy statement/prospectus.

    The selected unaudited pro forma combined condensed financial data reflects the merger using the purchase method of accounting. Since the fiscal years for Gaiam and Real Goods differ, Real Goods will change its fiscal year to coincide with Gaiam's upon completion of the merger. The unaudited pro forma combined condensed statements of operations combine Gaiam's consolidated statements of operations for the nine-month periods ended September 30, 1999 and 2000 and fiscal years ended December 31, 1999 with Real Goods' nine-month periods ended September 25, 1999 and September 23, 2000 and fiscal year ended March 31, 2000. The unaudited selected pro forma combined condensed balance sheet data combines Gaiam's consolidated balance sheet data as of September 30, 2000 with Real Goods' consolidated balance sheet data as of September 23, 2000.

    The pro forma financial information does not purport to represent what our financial position or results of operations would actually have been had the merger occurred at the beginning of the earliest period presented or to project our financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits to us from cost savings or operational synergies.

                            Selected Financial Data

                                  Gaiam, Inc.
                 (Amounts in Thousands, Except Per Share Data)

                                                                                           Nine Months
                                                Year Ended December 31,                Ended September 30,
                                    -----------------------------------------------    -------------------
                                      1995      1996       1997      1998      1999      1999       2000
                                    -------    -------    -------   -------  -------   --------   --------
                                                                                           (unaudited)
Statement of Operations
 Data:
Net revenues....................... $ 6,696    $14,801    $19,898   $30,739  $45,725   $ 27,851   $ 37,574
Costs of goods sold................   2,943      6,762      8,462    13,174   18,176     11,141     15,079
                                    -------    -------    -------   -------  -------   --------   --------
Gross profit.......................   3,753      8,039     11,436    17,565   27,549     16,710     22,495
Expenses:
 Selling and operating.............   3,281      9,253     10,427    14,186   22,338     13,658     17,438
 Corporate, general and
  administration...................     876      1,218      1,575     2,394    3,087      2,842      3,324
                                    -------    -------    -------   -------  -------   --------   --------
   Total expenses..................   4,157     10,471     12,002    16,580   25,425     16,500     20,762
                                    -------    -------    -------   -------  -------   --------   --------
Operating income
 (loss)............................    (404)    (2,432)      (566)      985    2,124        210      1,733
Other income
 (expense)(1)......................   1,029      2,984      1,583       388      606        834       (129)
                                    -------    -------    -------   -------  -------   --------   --------
Income before income
 taxes and minority
 interest..........................     625        552      1,017     1,373    2,730      1,044      1,604
Income taxes.......................     238        212        363       251    1,063        388        602
Minority interest..................      --         --         --       262      (51)       (74)        19
                                    -------    -------    -------   -------  -------   --------   --------
Net income......................... $   387    $   340    $   654   $   860  $ 1,718   $    730   $    983
                                    =======    =======    =======   =======  =======   ========   ========
Net income per share
 basic............................. $  0.05    $  0.04    $  0.08   $  0.11  $  0.20   $   0.09   $   0.09
                                    =======    =======    =======   =======  =======   ========   ========
 diluted........................... $  0.05    $  0.04    $  0.08   $  0.11  $  0.19   $   0.09   $   0.09
                                    =======    =======    =======   =======  =======   ========   ========
Shares outstanding
 basic.............................   8,040      8,040      8,040     8,073    8,785      8,371     10,851
 diluted...........................   8,040      8,040      8,040     8,119    9,119      8,612     11,522

                                                 December 31,                    September 30,
                                  --------------------------------------------  ---------------
                                   1995     1996     1997     1998      1999         2000
                                  ------  -------   -------  -------   -------      ------
                                                                                  (unaudited)
Balance Sheet Data:
Cash............................. $  419  $   380   $ 1,612  $ 1,410   $ 3,877      $ 5,017
Securities available-
 for-sale(2).....................     71       56     4,828    1,634        --           --
Working capital (deficiency).....    192   (1,838)    5,226      (81)    5,911       15,002
Total assets.....................  2,476    6,256    10,774   16,677    27,260       40,596
Long-term debt (net of
 current maturities).............     --       89        42      299     2,109        3,037
Stockholders' equity(2)..........    580      920     4,736    3,661    14,951       15,889
--------------

(1) Other income in 1995, 1996, 1997, 1998 and 1999 primarily reflects income from sale of securities available-for-sale.

(2) Securities valued at cost in 1995, and at fair market value in 1996, 1997, 1998 and 1999. See Note 6 of notes to the consolidated financial statements incorporated by reference in this proxy statement/prospectus.

                            Selected Financial Data
                                  (continued)

                        Real Goods Trading Corporation
                 (Amounts in Thousands, Except Per Share Data)

                                                                                                     Six Months
                                                  Year Ended March 31,                                 Ended
                                   --------------------------------------------------------    ------------------------
                                                                                                Sept. 25,    Sept. 23,
                                    1996         1997        1998        1999         2000        1999         2000
                                   -------      -------     -------     -------     -------      -------      -------
                                                                                                     (Unaudited)
Net sales                          $15,432      $18,424     $17,034     $18,736     $18,979      $ 8,101      $ 6,679
Cost of sales                        8,006        9,625       8,836      10,904      11,145        4,822        4,148
                                   -------      -------     -------     -------     -------      -------      -------
Gross profit                         7,426        8,799       8,198       7,832       7,834        3,279        2,531
 Selling, general
  and administrative
  expenses                           7,745        8,133       8,562       8,497       9,402        3,807        4,033
                                   -------      -------     -------     -------     -------      -------      -------
Income (loss) from operations         (319)         666        (364)       (665)     (1,568)        (528)      (1,502)
Interest income,
 (expense) net                          32          (80)        (71)         42          63            8           42
Loss on disposition
 of assets                               -            -         (43)         (9)       (354)           -            -
                                   -------      -------     -------     -------     -------      -------      -------
Income (loss) before income
 taxes                                (287)         586        (478)       (632)     (1,859)        (520)      (1,460)

Income tax benefit (expense)            85         (223)        156         150         569          182          365
                                   -------      -------     -------     -------     -------      -------      -------
 Net income (loss)                 $  (202)     $   363     $  (322)    $  (482)    $(1,290)     $  (338)     $(1,095)
                                   =======      =======     =======     =======     =======      =======      =======
 Net income (loss) per share,
   Basic and Diluted               $ (0.06)     $  0.11     $ (0.09)    $ (0.12)    $ (0.29)     $ (0.08)     $ (0.23)

Weighted average
 shares outstanding,
 basic and diluted                   3,435        3,418       3,472       4,004       4,385        4,081        4,824

                                                                                    Six Months
                                                   Years Ended March 31,               Ended
                                          ---------------------------------------   -----------
                                                                                     Sept. 23,
                                           1996    1997    1998    1999    2000        2000
                                          ------  ------  ------  ------  -------     -------
                                                                                    (Unaudited)
Balance Sheet Data:
Cash and cash equivalents                 $  270  $  513  $1,301  $2,048  $ 2,444         709
Working capital                            1,342   2,321   2,921   3,311    4,532       2,800
Total assets                               6,497  $6,802   8,329   9,079   11,444       9,696
Long-term obligations                         15   1,143   2,147     552      534         525
Total shareholders' equity                 4,430   4,691   6,182   6,823    9,116       7,874

                  Selected Pro Forma Combined Financial Data
                (Amount in Thousands, Except Per Share Amounts)
                                  (Unaudited)


                                                                                Nine Months Ended
                                                 Year Ended December 31,          September 30,
                                                 -----------------------  ---------------------------
                                                           1999               1999           2000
                                                 -----------------------  ---------------------------
Statements of Operations Data:
Net sales................................               $   64,704          $  40,569     $   47,522
Gross profit.............................                   35,383             21,858         26,153
Operating income (loss)..................                      556               (642)        (1,065)
Net income (loss)........................                      428                 94         (1,248)
Income (loss) per common share:
 Basic...................................               $     0.05          $    0.01     $    (0.11)
 Diluted.................................               $     0.04          $    0.01     $    (0.11)
Weighted average shares outstanding
 Basic...................................                    9,224              8,799         11,336
 Diluted.................................                    9,558              9,040         12,007

                                                                                         September 30,
                                                                                             2000
                                                                                         -------------
Balance Sheet Data:
Cash and cash equivalents.........................................................        $    5,726
Working capital...................................................................            16,802
Total assets......................................................................            51,735
Long-term obligations.............................................................             3,562
Total stockholders' equity........................................................            24,205

                           Comparative Per Share Data
                                 (Unaudited)


                                                                       Fiscal          Interim
                                                                       Year            Period
                                                                       Ended (2)       Ended (2)
                                                                       ------------    ------------
Gaiam historical per common share data:
Net income...........................................................     $ 0.20          $ 0.09
Net income--assuming dilution........................................       0.19            0.09
Book value...........................................................       1.38            1.46

Real Goods historical common share data:
Net loss.............................................................      (0.29)          (0.46)
Net loss --assuming dilution.........................................      (0.29)          (0.46)
Book value...........................................................       1.87            1.64

Combined company pro forma
 per Gaiam common share data(1):
Net income (loss) ...................................................       0.05           (0.11)
Net income (loss)--assuming
 dilution............................................................       0.04           (0.11)
Book value...........................................................       2.12            2.09

Combined company pro forma
  per Real Goods common share data(1):
Net income (loss) ...................................................       0.00           (0.01)
Net income (loss) --assuming
 dilution............................................................       0.00           (0.01)
Book value...........................................................       0.21            0.21

--------------
Neither Gaiam nor Real Goods has paid cash dividends on its common stock; therefore, the table does not include such dividend information.

(1) Pro forma income per share amounts are based on the average number of shares of common stock of the combined company that would have been outstanding during each period.

(2) The fiscal year ended for Gaiam and Real Goods is December 31, 1999 and March 31, 2000, respectively. The interim period for Gaiam and Real Goods is the nine months ended September 30, 2000 and September 23, 2000, respectively.

                 Comparative Per Share Market Price Information

  Gaiam's Class A common stock is traded on the Nasdaq National Market under the symbol "GAIA." The following table sets forth the range of high and low bid prices for Gaiam Class A common stock as reported on the Nasdaq National Market during each of the periods presented.

  Real Goods' common stock is traded on the Nasdaq Small Cap Market under the symbol "RGTC" and is also listed on the Chicago Stock Exchange under the symbol
"RGT."   The following table sets forth the range of high and low bid prices of
Real Goods common stock as reported on the Nasdaq Small Cap Market during each of the periods presented.


                                                          Gaiam
                                                  Class A Common Stock
                                           ------------------------------------
                                                      Market Price
                                           ------------------------------------
                                                 High               Low
                                           ------------------------------------

Gaiam Fiscal Year
 Ended December 31, 1999



   Fourth Quarter.............                  $18 1/4           $ 5 3/8

Gaiam Fiscal Year Ending
 December 31, 2000
   First Quarter..............                  $19               $13 59/64
   Second Quarter.............                   24 11/16          14
   Third Quarter..............                   18 9/16           16 3/8
   Fourth Quarter .(through           , 2000)




                                                       Real Goods
                                                      Common Stock
                                           ------------------------------------
                                                      Market Price
                                           ------------------------------------
                                                 High               Low
                                           ------------------------------------

Real Goods Fiscal Year
 Ended March 31, 1999
   First Quarter...........                     $ 6               $ 4 7/8
   Second Quarter.........                        5 3/8             3
   Third Quarter..........                        4 1/4             3 1/2
   Fourth Quarter.............                    4 1/2             3 7/8

Real Goods Fiscal Year
 Ended March 31, 2000
   First Quarter...........                       5 9/16          $ 3 1/2
   Second Quarter..........                     $ 5 1/4             4 1/8
   Third Quarter...........                       5 1/32            3 9/32
   Fourth Quarter..........                       5 9/16            3 1/2

Real Goods Fiscal Year
 Ending March 31, 2001
   First Quarter.............                     3 13/16           2 1/16
   Second Quarter............                     2 3/4             1 3/4
   Third Quarter..(through       , 2000)


  On October 13, 2000, the last full trading day prior to the public announcement of the proposed merger, the closing price per share of Gaiam Class
A common stock quoted on the Nasdaq National Market was $17.  On        , 2000,
the most recent practicable date prior to the date of this document, the closing price per share of Gaiam Class A common stock reported on the Nasdaq National Market was $ and the closing price per share of Real Goods common stock reported
on the Nasdaq Small Cap Market was $     .

  We urge Real Goods shareholders to obtain current market quotations for Gaiam Class A common stock prior to making any decision with respect to the merger.
We cannot give any assurance to you concerning the market price for Gaiam Class A common stock before or after the date on which the merger is consummated. The market price for Gaiam Class A common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is consummated and thereafter.

                                 RISK FACTORS

  In addition to the risks of the businesses of Gaiam and Real Goods that are described below, you should carefuly consider the following risk factors relating to the merger in determining whether to vote in favor of the merger. You should also consider the risk factors that will generally have an impact on Gaiam's financial condition, results of operations and business after the merger, including those described in the section titled"Forward Looking Statements."

Risk Factors Relating to the Merger

The Gaiam Class A common stock to be issued in the merger will fluctuate in value.

  In the merger, Real Goods shareholders will receive 1 share of Gaiam Class A common stock for each 10 shares of Real Goods common stock, in addition to other consideration. The market price of the Gaiam Class A common stock to be issued in the merger will fluctuate as a result of changes in the business, operations or prospects of Gaiam or Real Goods or market assessments of the impact of the merger. Because the market price of Gaiam Class A common stock fluctuates, the value of the Gaiam Class A common stock that Real Goods shareholders will receive will depend upon the market price of those shares at the time of the merger. We can give no assurance as to this value.

  For historical and current market prices of Gaiam shares, see "Summary-- Comparative Per Share Market Price Information." The actual performance and volatility of Gaiam Class A common stock and/or the financial markets in general could vary significantly more or less than that indicated by historical or current performance and volatility.

We may experience difficulties in combining the operations of the two companies.

  The merger involves the integration of two companies that have previously operated independently. Our future success may be dependent upon our ability to effectively integrate these companies and their brands, including our ability to realize potentially available marketing synergies and cost savings, some of which may involve operational changes. We cannot be certain:

  . as to the timing or number of marketing opportunities or amount of cost savings that may be realized as the result of our integration of these companies and their brands;

  . that this merger will enhance our competitive position and business prospects; or

  . that we will not experience difficulties with customers, personnel or other parties as a result of this merger.

In addition, we cannot be certain that we will be successful in:

  .  integrating Real Goods' distribution channels with those of Gaiam;

  .  selling the products of Real Goods to our customer base; or

  . integrating Real Goods into our management information systems or in integrating Real Goods' products into our product mix.

  Additionally, integrating Real Goods into Gaiam's existing operations will require management resources and may divert our management from our day-to-day operations. If we are not successful in integrating the operations of our two companies, the value of the Gaiam Class A common stock received in the merger could fall.

Real Goods' officers and directors have potential conflicts of interests in the merger.

  In considering the recommendations of the Real Goods board of directors that the shareholders approve the merger, you should be aware that some of the directors and officers of Real Goods may have interests in the merger different from or in addition to yours. For example, John Schaeffer, one of the current members of the board of directors of Real Goods and its Chairman, is the controlling shareholder of Real Goods. Following the merger, he will become President of the Real Goods division of Gaiam and will enter into an employment agreement with Gaiam that is expected to provide, among other things, for base salary, bonus, grant of options, severance compensation in certain circumstances and the right to sell a portion of the Gaiam shares he receives in the merger to Gaiam or a third party identified by Gaiam. See "Interests of Insiders in the Merger--Interests of John Schaeffer."

Risk Factors Relating to the Business, Finances and Operations of the Combined Company After the Merger.

Some of our current and future competitors may have greater financial resources than we do or be in a better position to serve customers than we are.

  Our goal is to establish ourselves as the market leader in the LOHAS (an acronym for Lifestyles Of Health And Sustainability) industry. We believe that the LOHAS industry has thousands of small, local and regional businesses. Some smaller businesses may be able to more effectively personalize their relationships with customers.

  Some of our competitors or our potential competitors may have greater financial and marketing resources. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with our online competitors as the use of the Internet and other online services increases. Increased competition from these or other competitors could negatively impact our revenue.

   Our business is targeted at a demographic group--the cultural creatives--that assigns high value to environmental consciousness, promoting a sustainable economy, healthy lifestyles and personal development. The success of our business assumes that we will be able to capture market share within this group. Our success also depends upon the willingness of consumers to purchase goods and services that promote the values we espouse. We cannot assure that the demographic trends on which they are based will continue or that the current levels of environmental consciousness or concerns about promoting a sustainable economy, healthy lifestyles and personal development will be sustained. The decrease of consumer interest in purchasing goods and services that promote the values we espouse would materially and adversely affect the growth of our customer base and sales revenues and, accordingly, our financial prospects.

The loss of the services of certain of our key personnel could disrupt our business.

   The services of our key officers, Jirka Rysavy and Lynn Powers, are critical to our business. Our strategy of allowing the management teams of acquired companies to continue to exercise certain management responsibility for those companies makes it especially important that we retain key employees, particularly the technology and creative teams, of the companies we might acquire. Competition for qualified personnel is intense.

Government regulation and legal uncertainties could add additional costs to doing business on the Internet.

   E-commerce is new and rapidly changing. Federal and state regulation relating to the Internet and e-commerce is evolving. Currently, there are few laws or regulations directly applicable to the Internet or e-commerce on the Internet. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. Additionally, the rapid growth of e-commerce may trigger the development of tougher consumer protection laws.

If the protection of our Internet domain names is inadequate, our brand recognition could be impaired and we could lose customers.

   We currently hold various web domain names relating to our brand, including www.gaiam.com, and we will acquire realgoods.com in the merger. The acquisition and maintenance of domain names is regulated by governmental agencies and their designees. The regulation of domain names in the U.S. and in foreign countries is changing and is expected to continue to change in the future. As a result, we may not be able to acquire or maintain the domain names we want in all countries in which we seek to conduct business. Furthermore, we may be unable to prevent third parties from acquiring domain names whose similarity decreases the value of our trademarks and proprietary rights. Loss of our Internet domain names could adversely affect our ability to develop brand recognition.

   Our business could also be affected by regulations adopted in the future. For example, a number of different bills are under consideration by Congress and various state legislatures that would restrict disclosure of consumers' personal information. If legislation of this type were enacted, it would make it more difficult for us to obtain additional names for our distribution lists, and restrict our ability to send unsolicited electronic mail or printed catalogs, both of which could slow the growth of our customer base.

The success of our business depends partially on continued growth of e-commerce.

   We are a multi-channel company and the Internet is one of our channels of distribution. The emergence of the Internet and the growing popularity of e-commerce provides a new channel for direct access to consumers. Since the introduction of e-commerce to the Internet, the number of websites competing for customer attention has increased very rapidly. We expect future competition to intensify given the relative ease with which new websites can be developed. We believe that the primary competitive factors in e-commerce are brand recognition, reputation, site content, ease of use, price, fulfillment speed, customer support and reliability. Our success in e-commerce will depend heavily upon our ability to continue to provide a compelling and satisfying shopping experience. Other factors that will affect our success include our continued ability to attract and retain experienced marketing, technology, operations and management talent. The nature of the Internet as an electronic marketplace (which may, among other things, facilitate competitive entry and comparison shopping) may render it inherently more competitive than traditional retailing formats. Increased competitiveness among online retailers may result in reduced operating margins, loss of market share and a diminished brand franchise.

   To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online technology. The Internet and the e-commerce industry are subject to rapid technological change, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render our existing Internet strategy obsolete. Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance existing services, develop new services and technology that address the needs of our customers and our ability to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

   The development of a website and other proprietary technology entails significant technical, financial and business risks. We spent approximately $4.5 million in the development of our websites to date. We intend to continue to invest resources to enhance our websites and keep our systems up to date. In addition, the adoption of new Internet, networking or telecommunications technologies may require us to devote substantial resources to modify and adapt our services.

If we cannot maintain and continuously update our information systems, our business could suffer.

    Information systems are critical to our business. These systems assist in processing orders, managing inventory, purchasing and shipping merchandise on a timely basis, responding to customer service inquiries, and gathering and analyzing operating data by business segment, customer, and SKU (a specific identifier for each product). If our systems should require substantial updating or fail, we could incur substantial expenses.

We may engage in future acquisitions that may harm our financial results, cause our stock price to decline, or dilute our shareholders' interest if we do not successfully execute them.

    Even though our strategy does not depend on making acquisitions, we expect to make some. These acquisitions may be of entire companies, controlling interests in companies or of minority interests in companies where we intend to invest as part of a strategic alliance. However, we may not succeed in identifying attractive acquisitions, and attractive acquisition candidates may not be available at reasonable prices. We are also likely to face competition for attractive acquisition candidates, which may increase the expense of completing acquisitions. Making acquisitions may harm our operating results or cause our stock price to decline because we may:

    . issue equity or equity-related securities that dilute our current shareholders' percentage ownership or incur substantial debt or assume liabilities of an acquired business;

    . experience reduced earnings or adverse tax consequences by failing to efficiently integrate the operations, assets and personnel of the acquired companies in a timely manner, being required to amortize a significant amount of intangible assets acquired in an acquisition, or otherwise; and

    .  divert management's attention from operating the business.

    Moreover, the presence of minority ownership interests in any acquired company, and our strategy of allowing our subsidiaries to retain some autonomy in their management and operation, could make integration more difficult.

A material security breach could cause us to lose sales, damage our reputation or result in liability to us.

    Our computer servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. We currently rely on security and authentication technology that we license from third parties. We may not be able to prevent all security breaches.

Our systems may fail or limit user traffic, which would cause us to lose sales.

    We are dependent on our ability to maintain our computer and telecommunications equipment in effective working order and to protect against damage from fire, natural disaster, power loss, telecommunications failure or similar events. In addition, growth of our customer base may strain or exceed the capacity of our computer and telecommunications systems and lead to degradations in performance or systems failure. We have experienced capacity constraints and failure of information systems in the past that have resulted in decreased levels of service delivery or interruptions in service to customers for limited periods of time. While we continually review and seek to upgrade our technical infrastructure and provide for system redundancies and backup power to limit the likelihood of systems overload or failure, substantial damage to our systems or a systems failure that causes interruptions for a number of days could adversely affect our business.

We may face legal liability for the content contained on our website or other content that is accessed from our website.

    We intend to keep increasing the amount of content on our website. We could face legal liability for defamation, negligence, copyright, patent or trademark infringement, personal injury or other claims based on the nature and content of materials that we publish or distribute on our website. These types of claims have been brought, sometimes successfully, against on-line services in the past. We can be exposed to litigation for the content and services that are accessible from our website through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards. If we are held liable for damages for the content on our website, our business may suffer. Our insurance may not adequately protect us against these types of claims. We do not currently offer health-related information on our website, but we may do so in the future. This could increase our legal exposure. Further, our business is based on establishing www.gaiam.com as a trustworthy and dependable provider of information and services. Allegations of impropriety, even if unfounded, could therefore have a material adverse effect on our reputation and our business.

Our suppliers may not be able to supply us merchandise in a timely manner, which could cause us to lose sales and harm our business.

    To successfully operate our business, we must receive timely delivery of merchandise from our vendors and suppliers. As we grow, some of these vendors may not have sufficient capital, resources or personnel to increase their sales to us or to satisfy their commitments to us. Any significant delay in the delivery of products by vendors could result in a loss of sales, increased fulfillment expenses and damage to our customer service reputation.

The failure of third parties to provide an adequate level of service could decrease our revenues and increase our costs.

    Given our emphasis on customer service, the efficient and uninterrupted operation of order-processing and fulfillment functions is critical to our business. To maintain a high level of customer service, we rely heavily on a number of different outside service providers, such as printers, telecommunications companies and delivery companies. Any interruption in services from outside service providers, including delays or disruptions resulting from labor disputes, power outages, human error, adverse weather conditions or natural disasters, could materially adversely affect our business.

Relying on our centralized fulfillment center could expose us to losing revenue.

    Prompt and efficient fulfillment of our customers' orders is critical to our business. Our facility in Cincinnati, Ohio handles our fulfillment functions and some customer-service related operations, such as returns processing. Approximately 90% of our orders are filled and shipped from the Cincinnati facility. The balance is shipped directly from suppliers. Because we rely on a centralized fulfillment center, our fulfillment functions could be severely impaired in the event of fire, extended adverse weather conditions, or natural disasters. Since we charge customers' credit cards only when we ship orders, interruption of our shipping would diminish our revenues.

Our costs could be increased by overstocks and merchandise returns, as well as by our strategy to offer branded products.

    An important part of our strategy is to feature "branded" products. These products are sold under our brand names and are manufactured to our specifications. We expect our reliance on branded merchandise to increase. To be successful, we must periodically update and expand the product offerings for our catalogs and websites. The use of branded merchandise requires us to incur costs and risks relating to the design and purchase of products, including submitting orders earlier and making longer initial purchase commitments.

    In addition, the use of branded merchandise limits our ability to return unsold products to vendors, which can result in higher markdowns in order to sell excess inventory. Our commitment to customer service typically results in more emphasis being placed on keeping a high level of merchandise in stock so we can fill orders immediately. Consequently, we run the risk of having excess inventory, which may also contribute to higher markdowns. Our failure to successfully execute a branded merchandise strategy or to achieve anticipated profit margins on these goods, or a higher than anticipated level of overstocks, may materially adversely affect our revenues.

    We offer our customers liberal merchandise return policies. Our financial statements include a reserve for anticipated merchandise returns, which is based on historical return rates. It is possible that actual returns may increase as a result of factors such as the introduction of new merchandise, new product offerings, changes in merchandise mix or other factors. Any increase in our merchandise returns will correspondingly reduce our revenues.

Our sales could be negatively affected if we are required to charge additional taxes on purchases.

    We generally collect sales taxes only on sales to residents of the state of Colorado and where we have other locations, currently California and Ohio. Federal laws currently limit the imposition of state and local taxes on Internet-related sales. However, there is a possibility that Congress may not renew this legislation in 2001. If Congress chooses not to renew this legislation, state and local governments would be free to impose taxes on electronically purchased goods, which could adversely affect us. Due to the high level of uncertainty regarding the imposition of taxes on electronic commerce, a number of states, as well as a Congressional advisory commission, are reviewing appropriate tax treatment for companies engaged in e-commerce. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our opportunity to derive financial benefit from these activities.

    Many states have attempted to require that out-of-state direct marketers collect sales and use taxes on the sale of merchandise shipped to its residents. If Congress enacts legislation permitting states to impose sales or use tax obligations on out-of-state direct marketing companies, or if other changes require us to collect additional sales or use taxes, these obligations would make it more expensive to purchase our products and would increase our administrative costs. Audits by state tax authorities could give rise to a retroactive assessment for tax liabilities if it was determined we had sufficient activities in that state. State sales tax laws typically provide for a lengthy statute of limitations, and if we were retroactively assessed for taxes, the assessment could adversely affect our business.

Our founder and chief executive officer Jirka Rysavy will control Gaiam.

Mr. Rysavy holds 100% of Gaiam's 5,400,000 outstanding shares of Class B common stock. The shares of Class B common stock are convertible into shares of Class A
common stock at any time.   Each share of Class B common stock has ten votes per
share, and each share of Class A common stock has one vote per share, although pursuant to a voting agreement between Gaiam and Mr. Rysavy, the Class B common stock is limited to 49% of the total votes and all shares over this limit are voted proportionately with the Class A common stock. As a result of the voting agreement, holders of Class A common stock will control the vote on all matters to be considered by Gaiam's common stockholders. Mr. Rysavy also owns 2,686,200 shares of Class A common stock and options to purchase 200,000 shares of Class A common stock (of which options to purchase 36,000 shares of common stock are exercisable within 60 days). After giving effect to the issuance of Class A common stock in the merger, Mr. Rysavy will beneficially own approximately 71.37% of the outstanding shares of Gaiam common stock, assuming Mr. Rysavy's
Class B common stock was converted into Class A common stock.   In addition, he
will also have approximately 75.15% of the total votes. As a result, Mr. Rysavy will be able to exert substantial influence over Gaiam and to control matters requiring approval by the shareholders of Gaiam, including the election of directors and preventing any change in control of Gaiam.

Fluctuations in our quarterly operating results may negatively affect our stock price.

  The market price of Gaiam's Class A common stock after the merger may vary from the current market price and could be subject to wide fluctuations in response to factors such as the future issuance of shares as well as the following factors that are beyond our control:

  .  quarterly variations in our operating results;

  . operating results that vary from the expectations of securities analysts and investors;

  . changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  . announcements by third parties of significant claims or proceedings against us; and

  .  stock market price and volume fluctuations.


Real Goods' retail stores carry particular risks.

  There are substantial risks in store retailing, including poor location of retail stores, failing to identify consumer trends correctly, theft by customers and employees, inadequate merchandise selection, inadequate financial controls, and losing customers to competitors. Real Goods is experimenting with retail store formats; there can be no assurance that any of those formats will be profitable, or, if profitable, replicatable. Real Goods has only limited experience with its new urban store format.

Real Goods may not realize a return on its investment in its Solar Living
Center.

  Real Goods' mission is "To promote and inspire an ecologically sustainable future." Real Goods spent approximately $3,000,000 to acquire the land for the Solar Living Center, landscape the land and construct it as a demonstration of many of the principles underlying Real Goods' mission and vision. Although Real Goods believes the response has been extremely encouraging in both sales and number of visitors, there can be no assurance that Real Goods will ever realize a suitable return on its investment or that Real Goods will not incur a substantial loss from the Solar Living Center. The Solar Living Center is located on a flood plain; the building at the Solar Living Center is covered by flood insurance and is above the 100 year flood mark. Currently, a portion of the Solar Living Center is rented to the Real Goods Institute for Solar Living, a not-for-profit organization.


                          FORWARD LOOKING STATEMENTS

  This proxy statement/prospectus contains forward-looking statements about Gaiam, Real Goods and the combined company that involve risk and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "strive" and similar expressions to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements, as a result of certain factors, as more fully described in "Risk Factors" and elsewhere in this proxy statement/prospectus. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our management's view only as of the date of this proxy statement/prospectus.

                     THE REAL GOODS SHAREHOLDERS MEETING'

General

  This proxy statement/prospectus is being furnished to the shareholders of Real Goods in connection with the solicitation of proxies on behalf of the Real Goods board for use at the special meeting to be held on January __, 2001, at the time and place specified in the accompanying notice of special meeting of shareholders, and at any adjournment or postponement thereof. The purpose of the special meeting is to consider and vote upon proposals to:

  - approve and adopt the merger and the merger agreement; and

  - transact such other business as may properly come before the special meeting.

  Each copy of this proxy statement/prospectus mailed to holders of Real Goods common stock is accompanied by a form of proxy for use at the special meeting and is also furnished to Real Goods' shareholders as a prospectus in connection with the issuance to them of shares of Gaiam Class A common stock in connection with the proposed merger.

  The Board of Directors of Real Goods has approved the merger agreement and recommends a vote FOR approval and adoption of the merger agreement.

Record Date; Quorum

  The Real Goods board of directors has fixed the close of business on _________, 2000 as the record date for the determination of the holders of Real Goods common stock entitled to receive notice of and to vote at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Real Goods common stock entitled to vote at the special meeting is necessary to constitute a quorum.

Vote Required

  As of the record date for the special meeting, there were 4,814,242 shares of Real Goods common stock outstanding, each of which is entitled to one vote on the merger agreement and each other matter properly submitted at the special meeting. Holders of Real Goods common stock as of the record date of the special meeting are entitled to one vote per share of Real Goods common stock on each matter to be considered at the special meeting. Approval of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Real Goods common stock entitled to vote.

  Pursuant to separate voting agreements, John Schaeffer and WholePeople.com, who together own approximately 53.7% of Real Goods outstanding common stock, have agreed with Gaiam to vote in favor of the merger--which will result in Real Goods obtaining the required shareholder approval of the merger. See "Principal Provisions of the Merger Agreement--Voting Agreements."

Voting of Proxies

  Shares of Real Goods common stock represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently revoked, will be voted in accordance with the instructions indicated on the proxy.

  Shares of Real Goods common stock represented at the special meeting by a properly executed, dated and returned proxy will be treated as present at the special meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. For voting purposes at the special meeting, only shares affirmatively voted in favor of approval and adoption of the merger agreement will be counted as favorable votes. Any broker non-votes and abstaining votes will not be counted in favor of approval and adoption of the merger agreement. Since applicable California law requires the affirmative vote of a majority of the outstanding shares to approve the merger agreement, broker non-votes and abstentions will have the same effect as votes cast against the merger. Broker non-votes and abstentions will be counted for purposes of establishing a quorum.

  The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies for approval of the merger agreement; however, no proxy that is voted against the approval of the merger agreement will be voted in favor of any such adjournment. An adjournment proposal requires the affirmative vote of a majority of the votes represented at the meeting.

Revocability of Proxies

  The grant of a proxy on the enclosed form does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by submitting a signed written revocation to the secretary of Real Goods, by submitting a signed proxy bearing a later date or by appearing at the special meeting and voting in person at the special meeting. No special form of revocation is required. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Solicitation of Proxies

  Real Goods will bear the cost of the solicitation of proxies from its shareholders, including the costs of preparing, filing, printing and distributing this proxy statement/prospectus and any other solicitation materials that are used.

  Directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with any proxy solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by those persons, and Real Goods will reimburse all custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with these actions.

  The matters to be considered at the special meeting are of great importance to Real Goods' shareholders. Accordingly, Real Goods' shareholders are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage pre-paid envelope.

  Shareholders should not send Real Goods common stock certificates with their proxy cards. If the merger agreement is approved by the shareholders and the merger is consummated, transmittal forms and instructions will be sent to Real Good shareholders for the exchange of shares of Real Goods common stock for Gaiam Class A common stock and the other merger consideration.

                                  THE MERGER

General

  We are furnishing this proxy statement/prospectus to holders of Real Goods common stock in connection with the solicitation of proxies by Real Goods' board of directors at a special meeting of its shareholders, and at any adjournments or postponements of the shareholders' meeting.

Real Goods' Proposals

  At the Real Goods special shareholders' meeting, Real Goods will ask its shareholders to vote on the following proposals:

  - to approve and adopt the merger agreement and the merger; and

  - to transact such other business as shall properly come before the special meeting.

  The merger agreement provides for the merger of a wholly-owned subsidiary of Gaiam with and into Real Goods, with Real Goods surviving the merger and becoming a wholly-owned subsidiary of Gaiam. In exchange for each 10 shares of Real Goods common stock, each shareholder of Real Goods will receive 1 share of Gaiam Class A common stock and, if such shareholder elects, gift certificates to purchase Gaiam's or Real Goods' products, in an amount equal to $1 for each share of Real Goods common stock exchanged in the merger, up to a maximum of $100 for such shareholder. In lieu of any fractional share of Gaiam Class A common stock that would otherwise be issuable to a holder of Real Goods common stock, Gaiam will issue $1 in additional Gaiam gift certificates for each $1 (rounded up to the nearest whole dollar) in market value of fractional Gaiam Class A shares to which such holder would otherwise have been entitled had fractional shares been issued.

  The merger will become effective in accordance with the certificate of merger to be filed with the office of the Secretary of State of California. We anticipate that the parties will make this filing as soon as practicable after the last of the conditions precedent to the merger contained in the merger agreement has been satisfied or waived. We have attached a copy of the merger agreement as Annex A to this document. We urge all shareholders of Real Goods to read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

  The respective board of directors and management of Gaiam and Real Goods regularly consider their strategic alternatives as part of their ongoing efforts to enhance shareholder value. These alternatives have included entering into strategic relationships and making strategic acquisitions to gain access to greater financial resources and marketing capabilities.

  Gaiam is a multi-channel lifestyle company marketing to customers who value the environment, personal development and a healthy lifestyle. Real Goods sells a broad range of renewable energy and sustainable living products through its mail order catalogs and four retail stores and on its website. Gaiam's Chairman, Jirka Rysavy, and Real Goods' Chairman, John Schaeffer, have known each other for a number of years and have had discussions from time to time about how their companies might work together or perhaps combine their operations.

     In June of 2000, Gaiam.com, Inc., Gaiam's Internet subsidiary, acquired the Internet operations of Whole Foods Markets, Inc., operating as Wholepeople.com. In connection with the transaction, Gaiam.com acquired an option to purchase Wholepeople.com's 800,000 Real Goods shares for cancellation of $2,000,000 in indebtedness owed by Wholepeople.com to Gaiam.com.

     Following announcement of the Whole Foods transaction, in late June Mr. Schaeffer contacted Mr. Rysavy to discuss Gaiam's interest in a possible transaction between Gaiam and Real Goods. Discussions continued during July and August. On August 24, Gaiam's management made a preliminary presentation to Gaiam's board concerning a possible transaction with Real Goods. Gaiam's board authorized management to continue discussions with Real Goods and indicated preliminarily that the board would approve a transaction with Real Goods, subject to due diligence and negotiation of a definitive agreement, provided that the price did not exceed an exchange ratio of 0.1170 Gaiam share for each Real Goods share, which, at prevailing market prices for Gaiam stock at the time, would have valued Real Goods' shares at approximately $2 per share.

     In early September the parties executed a formal confidentiality agreement so that detailed due diligence could be conducted. On September 11 and 12, the parties met to commence due diligence and discuss the potential transaction. During the next month, the parties conducted due diligence with respect to the other party's financial statements, corporate organization, background, and other matters.

     In early September, Gaiam's legal advisors and Real Goods' legal advisors commenced documentation of the proposed transaction. Negotiations concerning the merger agreement and related documentation continued during September and early October and involved Messrs. Rysavy and Schaeffer and Gaiam's and Real Goods' respective legal advisors.

     During September, Mr. Schaeffer interviewed several investment banking and valuation firms and subsequently recommended to the Real Goods board that the company retain Houlihan Lokey as its financial advisor in connection with the
proposed merger.   On September 26, 2000, Real Goods entered into a letter
agreement with Houlihan Lokey for such purpose.

     On October 6, 2000, the Real Goods' board met to consider the proposed merger with Gaiam. The Real Goods board considered a range of strategic alternatives for the company in addition to the merger, including liquidating the company, continuing to operate the company and entering into a strategic relationship with another party. At the meeting, Houlihan Lokey delivered its oral opinion, which was subsequently confirmed in writing, that, as of the date of its opinion and subject to the assumptions, qualifications and limitations set forth in its written opinion, the proposed exchange ratio was fair, from a financial point of view, to Real Goods shareholders. The Real Goods board unanimously approved the proposed merger agreement.

     Gaiam's board met on October 10, 2000 to consider the merger and the proposed merger agreement and the results of Gaiam's due diligence, including Real Goods' second quarter financial results, which were worse than expected. As a result, Gaiam's board determined that it would not offer the discussed ratio of 0.1170 and instead instructed Mr. Rysavy to review with Mr. Schaeffer and Real Goods whether Real Goods' board would accept an exchange ratio of 0.1 Gaiam shares for each Real Goods share. Based on prevailing market prices for Gaiam Class A common stock at the time, the revised exchange ratio would have valued shares of Real Goods common stock at approximately $1.75 per share. Gaiam's board of directors approved the proposed merger and the merger agreement subject to the exchange ratio being revised to 0.1 Gaiam shares for each Real Goods share.

     On October 11, 2000, Real Goods' board of directors met to consider the merger and the revised exchange ratio. At the meeting, Houlihan Lokey delivered it oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 11, 2000 that, as of the date of the written opinion and subject to the assumptions, qualifications and limitations set forth in the written opinion, the revised exchange ratio of one Gaiam share for each ten Real Goods shares was fair, from a financial point of view, to Real Goods shareholders. The Real Goods board approved the revised exchange ratio and the proposed merger agreement.

     Following approval of the merger agreement reflecting the revised exchange ratio and the proposed merger by each of Gaiam's and Real Goods' board of directors, Gaiam and Real Goods concluded the final negotiations concerning the merger agreement and executed the final merger agreement late in the day on October 13, 2000.

Considerations of Real Goods' Board of Directors

  At its meetings on October 6 and 11, 2000, Real Goods' board voted unanimously to enter into the merger agreement and to recommend that Real Goods shareholders vote to approve the merger and the merger agreement.

  In the course of reaching its decision to adopt the merger agreement, Real Goods' board consulted with Real Goods' management, as well as its outside legal counsel and financial advisor, and carefully considered the following material factors:

     . information concerning the business, earnings, operations and prospects of Real Goods individually and on a combined basis with Gaiam, including but not limited to the compatibility of the two companies' products and significant operating synergies and economies of scale expected to be realized as a result of merger;

     . the presentations of Houlihan Lokey at Real Goods' board meetings on October 6 and 11, 2000 and the opinion of Houlihan Lokey dated October 11, 2000 that, as of the date of Houlihan Lokey's opinion, the exchange ratio to be received for the merger was fair to Real Goods' stockholders from a financial point of view. The full text of Houlihan Lokey's opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with Houlihan Lokey's opinion, is attached hereto as Annex C and is incorporated by reference in this proxy statement/prospectus. We urge Real Goods' shareholders to read Houlihan Lokey's opinion in its entirety;

     . the amount and form of the consideration to be received by Real Goods' shareholders in the merger and information on the historical trading ranges of Real Goods common stock and Gaiam Class A common stock;

     . that the board believed that the merger consideration to be received by Real Goods' shareholders was the maximum value Real Goods' shareholders could obtain for their shares and the maximum value Gaiam was prepared to pay for acquiring Real Goods;

     . that the board believed the merger would enable Real Goods shareholders to participate in the future growth potential of the combined company and share in any cost reduction and revenue enhancements which may be realized as a result of the merger;

     . that the transaction would provide Real Goods shareholders with a wider shareholder base, float and greater liquidity.

     . that the Real Goods board believed that, because of the similarity of mission and culture of the two companies, the merger would enable Real Goods to take advantage of the larger resources of the combined company and more quickly advance its mission to promote and inspire an ecologically sustainable future than it could on its own;

     . that the Real Goods board believed that Real Goods would be able to take advantage of Gaiam's experienced management team, thereby reducing its need to retain and attract employees in the highly competitive Northern California market; and

     . the interest that certain executive officers of Real Goods may have in connection with the merger that may be different from, or in addition to, their interests as shareholders of Real Goods generally, see "Interests of Insiders in the Merger."

In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, Real Goods' board did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Real Goods board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors' ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including through discussions with and questioning of Real Goods' management and management's analysis of the proposed merger based on information received from Real Goods' legal, financial and accounting advisors. In considering the factors described above, individual members of the Real Goods board may have given different weight to different factors. Real Goods' board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

Recommendation of Real Goods' Board of Directors

  Real Goods' Board of Directors believes that the terms of the merger are fair to and in the best interests of Real Goods and its shareholders and unanimously recommends to its shareholders that they vote "For" the proposal to approve and adopt the merger and the merger agreement.

Accounting Treatment

  Gaiam will account for the merger under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the total merger consideration paid by Gaiam in connection with the merger, together with the direct costs of the merger, will be allocated to Real Goods' assets and liabilities based on their fair market values, with any excess being treated as goodwill. The assets and liabilities and results of operations of Real Goods will be consolidated into the assets and liabilities and results of operations of Gaiam after the merger.

Material Federal Income Tax Consequences of the Merger

  The following discussion summarizes the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect.

  This discussion does not address all aspects of United States federal income taxation that may be important to a Real Goods shareholder in light of that shareholder's particular circumstances or to a Real Goods shareholder subject to special rules, such as:

  - a nonresident alien individual, foreign corporation or foreign estate or trust;

  - a shareholder who does not hold its Real Goods common stock as a capital asset;

  - a financial institution or insurance company;

  - a tax-exempt organization;

  - a dealer or broker in securities;

  - a partnership or other pass-through entity, or an investor in a partnership or other pass-through entity;

  - a shareholder that holds its Real Goods common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

  - a shareholder who acquired its Real Goods common stock pursuant to the exercise of options or otherwise as compensation.

    The following discussion is not binding on the Internal Revenue Service or any court and no ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

    Gaiam and Real Goods intend to take the position that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a holder of Real Goods stock who exchanges his or her Real Goods stock solely for Gaiam common stock in the merger will not recognize gain or loss for United States federal income tax purposes. Each holder's aggregate tax basis in the Gaiam common stock received in the merger will generally be the same as his or her aggregate tax basis in the Real Goods stock surrendered in the merger.

    Each holder of Real Goods common stock that receives Gaiam Class A common stock in the merger will be required to retain records and file with such holder's United States Federal income tax return a statement setting forth specific facts relating to the merger.

Federal Income Tax Treatment of the Merger. The merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Gaiam, its merger subsidiary and Real Goods will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. None of Gaiam, its merger subsidiary or Real Goods will recognize any gain or loss for federal income tax purposes as a result of the merger.

Federal Income Tax Consequences to Real Goods Shareholders.   For federal income
tax purposes:

  - A holder of Gaiam Class A common stock will not recognize any gain or loss upon exchange in the merger of its shares of Real Goods common stock for shares of Gaiam Class A common stock;

  - A holder of Real Goods common stock that receives gift certificates instead of a fractional share of Gaiam's Class A common stock will be required to recognize gain or loss, measured by the difference between the fair market value of gift certificates received instead of that fractional share and the portion of the tax basis of that holder's shares of Real Goods common stock allocable to that fractional share. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the share of Real Goods common stock exchanged for that fractional share of Gaiam Class A common stock was held for more than one year at the effective time of the merger;

  - A holder of Real Goods common stock that elects to receives a $1 gift certificate for each Real Goods common share exchanged in the merger, up to a maximum of $100 in gift certificates per shareholder, will be required to recognize gain equal to the value of the gift certificates, but limited to the amount by which the fair market value of the Gaiam shares they receive in the merger exceeds their tax basis in the Real Goods shares exchanged for the Gaiam shares. Any such gain will be capital gain, and will be long-term capital gain if the shares of Real Goods common stock exchanged for shares of Gaiam Class A common stock in the merger were held for more than one year at the effective time of the merger;


  - A holder of Real Goods common stock will have a tax basis in the Gaiam Class A common stock received in the merger equal to (1) the tax basis of the Real Goods common stock surrendered by that holder in the merger, less (2) any tax basis of the Real Goods common stock surrendered that is allocable to any fractional share of Gaiam Class A common stock for which a Gaiam gift certificate is received; plus (3) the amount of gain recognized upon the receipt of the $1gift certificate for each Real Goods common share exchanged in the merger, up to a maximum of $100 in gift certificates per shareholder, less (4) the fair market value of the $1 gift certificate for each Real Goods common share exchanged in the merger, up to a maximum of $100 in gift certificates per shareholder;

  - The holding period for shares of Gaiam Class A common stock received in exchange for shares of Real Goods common stock in the merger will include the holding period for the shares of Real Goods common stock surrendered in the merger; and

  - Certain non-corporate holders of Real Goods common stock may be subject to backup withholding at a 31% rate on payments made with respect to the merger if the holder fails to provide an accurate taxpayer identification number and other information or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's U.S. federal income tax liability.

Federal Income Tax Consequences to Gaiam Shareholders. For federal income tax purposes, holders of Gaiam Class A common stock will not recognize gain or loss as a result of the merger.

      This discussion of material federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we strongly encourage each Real Goods shareholder to consult his or her own tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to the shareholder of the merger.

Regulatory Matters

     We will obtain all material regulatory approvals required to permit completion of the merger from the applicable U.S. regulatory authorities.

Appraisal or Dissenters' Rights

     If the merger is completed, Real Goods shareholders entitled to vote on the merger will be entitled to dissenters' rights in limited circumstances. Chapter 13 of the California corporate law provides that a Real Goods shareholder who does not vote in favor of the merger and who also complies with certain procedures and requirements may dissent from the merger and elect to receive cash in lieu of Gaiam Class A common stock. The amount of cash will be the "fair market value" of the shareholder's Real Goods stock (exclusive of any appreciation or depreciation in connection with the proposed merger), determined as of the day before the first announcement of the terms of the proposed merger.

     The following is a summary of the provisions of Chapter 13 of the California corporate law, which governs dissenters' rights. This summary is qualified in its entirety by reference to the full text of Chapter 13, which is
included as Annex B.   Failure to strictly follow the procedures set forth in
Chapter 13 may result in the loss, termination or waiver of dissenters' rights. The procedure to perfect dissenters' rights is complex and a Real Goods shareholder considering exercising dissenters' rights should contact his or her attorney.

     Within 10 days after the date of the approval of the merger by Real Goods' shareholders, Real Goods will mail to each Real Goods shareholder who did not vote in favor of the merger a notice of approval of the merger, together with a copy of Sections 1300, 1301, 1302, 1303 and 1304 of the California corporate law, a statement of the price determined by Real Goods to represent the fair market value of dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' rights under California law. The statement of the fair market value of the Real Goods common stock in the notice will constitute an offer by Real Goods to purchase at that price any shares of Real Goods stock for which dissenters' rights are perfected.

     The procedure to perfect dissenters' rights is complex. Failure to strictly follow the procedures set forth in Chapter 13 of the California corporate law may result in the loss, termination or waiver of dissenters' rights. A Real Goods shareholder considering exercising dissenters' rights should contact his or her attorney. A shareholder of Real Goods wishing to exercise dissenters rights must take the following actions:

  -The shareholder must not have voted in favor of approval of the merger. A
   Real Goods shareholder who votes to approve the merger will not have a right to dissent from the merger;

  -The shareholder must make written demand upon Real Goods to have Real Goods purchase those shares for cash at their fair market value. The demand must be made by a person who was a shareholder of record on the date for the determination of shareholders entitled to vote on the merger, must state the number and class of dissenting shares held of record by the dissenting shareholder and must contain a statement of what the shareholder claims to be the fair market value of the shares as of the last day before the merger was first announced. The statement of fair market value by the shareholder will constitute an offer by the shareholder to sell the shares to Real Goods at the specified price. The written demand must be received by Real Goods within 30 days after the date on which the notice of the approval of the merger by Real Goods' shareholders is mailed to the shareholder. If the shareholder's demand is not received by Real Goods within this 30-day period, then the shareholder will forfeit his or her dissenter's rights; and

  -The shareholder must also submit to Real Goods, within 30 days after the date on which the notice of approval of the merger by Real Goods shareholders is mailed to the shareholder, at Real Goods principal office or the office of its transfer agent, the certificates representing any shares of Real Goods common stock with respect to which demand for purchase is being made, to be stamped or endorsed with a statement that the shares are dissenting shares.

     Under California law, a dissenting shareholder may not withdraw his or her demand for payment of the fair market value of the shareholder's dissenting shares in cash unless Real Goods consents.

     If the shareholder and Real Goods agree that the shares of Real Goods common stock as to which the shareholder is seeking dissenters' rights are dissenting shares, and also agree upon the price to be paid to purchase the shares, then the dissenting shareholder is entitled to the agreed price with interest at the legal rate on judgments under California law from the date of the agreement.

     However, if Real Goods denies that the shareholder's shares qualify as dissenting shares eligible for purchase under Chapter 13 of the California corporate law, or Real Goods and the shareholder fail to agree upon the fair market value of the shares, then the shareholder may, within six months after the date on which Real Goods mailed to the shareholder the notice of approval of the merger by Real Goods shareholders, but not thereafter, file a complaint in the California Superior Court requesting the Court to determine whether the shareholder's shares qualify as dissenting shares that are eligible to be repurchased pursuant to the exercise of dissenters' rights, the fair market value of such shares, or both, or may intervene in any action pending on such a complaint.

     If the Court is requested to determine the fair market value of the shares, it appoints one or more impartial appraisers to determine the fair market value of the shares. However, if the appraisers cannot determine the fair market value within ten days of their appointment or within a longer time determined by the Court, then the Court will determine the fair market value. If the Court determines that the shareholder's shares qualify as dissenting shares, then following determination of their fair market value Real Goods will be obligated to pay the dissenting shareholder the fair market value of the shares, as so determined, together with interest thereon at the legal rate from the date on which judgment is entered. Payment on this judgment will be due upon the endorsement and delivery to Real Goods of the certificates for the shares as to which the dissenters' rights are being exercised.

     The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated among Real Goods and dissenting shareholders as the Court deems equitable. However, if the appraisal of the fair market value of the shares exceeds the price offered by Real Goods, then Real Goods shall pay such costs. If the fair market value of the shares awarded by the Court exceeds 125% of the price offered by Real Goods for the shares in the notice of approval of the merger by Real Goods' shareholders, then the Court may in its discretion include attorneys' fees, fees of expert witnesses and interest in the costs payable by Real Goods.

     Under California corporate law, a written demand for appraisal must reasonably inform Real Goods of the identity of the shareholder of record making the demand and that the shareholder intends to demand appraisal of the shareholder's shares. A demand for appraisal should be executed by or for the Real Goods shareholder of record, fully and correctly, as that shareholder's name appears on the shareholder's stock certificate. If Real Goods common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If Real Goods common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

     If you are a holder of Real Goods common stock and you are considering exercising your dissenters' rights, you should be aware that the fair market value of your Real Goods common stock as determined under Chapter 13 of the California corporate law could be greater than, the same as, or less than the value of the Gaiam Class A common stock that you would otherwise receive in the merger.

     If you desire to exercise dissenters' rights you should consult your attorney regarding the required procedures.

Federal Securities Law Consequences

  This proxy statement/prospectus does not cover any resales of the Gaiam Class A common stock to be received by Real Goods' shareholders upon completion of the merger, and no person is authorized to make any use of this document in connection with any such resale.

  All Gaiam Class A common stock that Real Goods shareholders receive in the merger will be freely transferable, with the exception of the Gaiam Class A common stock received by persons who are deemed to be "affiliates" of Real Goods under the Securities Act, at the time of the Real Goods shareholders' meeting. These "affiliates" may only sell their Gaiam Class A common stock in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Real Goods for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, Real Goods and may include some officers, directors and principal shareholders of Real Goods. The merger agreement requires Real Goods to use commercially reasonable efforts to deliver or cause to be delivered to Gaiam on or prior to the effective time of the merger from each of those affiliates an executed letter agreement to the effect that those persons will not offer or sell or otherwise dispose of any Gaiam Class A common stock issued to them in the merger in violation of the Securities Act.

                  PRINCIPAL PROVISIONS OF THE MERGER AGREEMENT

  The following is a summary of the merger agreement, a copy of which is attached as Annex A and is incorporated into this proxy statement/prospectus by reference. Shareholders of Real Goods are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General

  The merger agreement provides for the merger of a wholly-owned subsidiary of Gaiam into Real Goods. Real Goods will survive the merger and continue to exist after the merger. The merger will become effective at the time a certificate of merger is filed with the Secretary of State of California, or a later time if agreed in writing by the parties and specified in the certificate of merger. The merger is expected to occur as soon as practicable after all conditions to the merger have been satisfied or waived. The merger agreement obligates Gaiam to have the Gaiam common stock to be issued in connection with the merger approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the effective time of the merger.

Consideration to be Received in the Merger

  At the effective time of the merger, Real Goods' shareholders will receive 1 share of Gaiam Class A common stock in exchange for every 10 shares of Real Goods common stock they own. Each share of Real Goods common stock owned by Real Goods will be canceled and retired. In addition to the shares of Gaiam Class A common stock, Gaiam will provide each Real Goods shareholder a gift certificate to purchase Gaiam's or Real Goods' products, in an amount equal to $1 for each share of Real Goods common stock exchanged in the merger, up to a maximum of $100 for such shareholder. In lieu of any fractional share of Gaiam Class A common stock, Gaiam will issue $1 in additional gift certificates for each $1 (rounded up to the nearest whole dollar) in market value of fractional Gaiam Class A shares to which such holder would otherwise have been entitled had fractional shares been issued.

Conversion of Shares

  Gaiam will appoint an exchange agent who will pay the merger consideration in exchange for certificates representing shares of Real Goods' common stock. Promptly after the merger, the exchange agent will send record holders of Real Goods common stock a letter of transmittal and instructions explaining how to send stock certificates to the exchange agent as well as a form to be completed by those record holders electing to receive gift certificates in the merger.
The exchange agent will receive all certificates for shares that are exchanged for the merger consideration. If you send your stock certificates to the exchange agent, together with a properly completed letter of transmittal, then promptly after the exchange agent receives and processes your documents, the merger consideration will be mailed to you, subject to any tax withholding required by law.

  Persons holding Real Goods shares in street name will not receive or need to return a letter of transmittal, and Gaiam shares will be substituted automatically for Real Goods shares in their accounts. However, Gaiam will send a letter to such street holders in connection with the distribution of gift certificates to such holders. The letter will contain a form that must be completed by the shareholder and returned to Gaiam in order receive gift certificates. The form will require such holder's name, address and documentation (such as a brokerage account statement) showing his or her Real Goods holdings as of the effective date of the merger.

Covenants

  Interim Operations of Real Goods. Until the merger, Real Goods and its subsidiaries are required to comply with covenants concerning the operation of their businesses, compliance with applicable laws, corporate structure, governance and financing, and compensation of management. In general, Real Goods must operate during this period in all material respects in the usual and ordinary course, consistent with past practices. Real Goods must also obtain Gaiam's consent for some actions such as significant acquisitions or incurring indebtedness other than in the ordinary course of business, and afford Gaiam access to Real Goods' properties and records.

  Other Covenants. The merger agreement contains mutual covenants of Gaiam and Real Goods applicable to consummating the merger and all related transactions. These include covenants relating to public announcements, notification if some matters occur, and cooperation in connection with governmental filings and in obtaining consents.

  Special Meeting; Proxy Material. Gaiam and Real Goods agreed to prepare this proxy statement/prospectus, and Real Goods agreed to mail this proxy statement/prospectus to each holder of Real Goods' common stock and call and hold the special meeting. Real Goods also agreed to use all commercially reasonable efforts to obtain shareholder adoption of the merger agreement.

  No Solicitation by Real Goods. Subject to exceptions summarized below, Real Goods agreed that it will not directly or indirectly, solicit, initiate or encourage any Acquisition Proposal or negotiate with respect to any Acquisition Proposal. Real Goods also agreed it will not respond to inquiries or assist or cooperate with any person to make any Acquisition Proposal or disclose the existence of discussions between Gaiam and Real Goods. An "Acquisition Proposal" is any proposal or offer with respect to:

  - a tender or exchange offer, a merger, consolidation or other business combination involving Real Goods or any of its subsidiaries, including a merger of equals involving Real Goods,

  - the acquisition of an equity interest in Real Goods representing in excess of 33% of the power to vote for the election of a majority of directors of Real Goods, or

  - the acquisition of assets of Real Goods or its subsidiaries, including stock of one or more subsidiaries of Real Goods, representing 33% or more of the consolidated assets of Real Goods, in each case by any person other than Gaiam or its affiliates.

  Real Goods has agreed to cease any solicitation of any Acquisition Proposal. As indicated above, Real Goods ceased such activities prior to the signing of the merger agreement, when the board of directors of Real Goods concluded its process of review. At that time, the Real Goods' board of directors had not received offers for or indications of interest with respect to Real Goods from any parties other than Gaiam, and the board was not in the process of discussing or negotiating any such offers or indications of interest.

  However, the merger agreement provides that the Real Goods board may authorize Real Goods to engage in discussions or negotiations concerning an unsolicited Acquisition Proposal, and may furnish information and cooperate in this regard.

  In addition, the merger agreement provides that, following receipt of an Acquisition Proposal, Real Goods must inform Gaiam of the receipt of the Acquisition Proposal and the material terms and conditions unless it would be a breach of the Real Goods board's fiduciary duties to do so. In addition, Real Goods may not enter into a definitive agreement in connection with the Acquisition Proposal less than 3 business days after its notice to Gaiam unless it would be a breach of the Real Goods board's fiduciary duties to do so. Within that 3 business day period, Gaiam may propose an improved transaction.

  Real Goods has agreed not to engage in negotiations with, or disclose any nonpublic information to, any person unless it receives from the person an executed confidentiality agreement.

  Antitakeover Statutes. Real Goods and its board of directors agreed to act to eliminate or minimize the effects of any takeover statute on the merger and all related transactions.

Representations and Warranties

  The merger agreement contains a number of reciprocal representations and warranties of Gaiam and Real Goods as to, among other things, due incorporation and good standing, corporate authority to enter into the contemplated transactions, required consents and filings with government entities, absence of conflicts with organizational documents and material agreements, capitalization, reports filed with the SEC, financial statements, absence of undisclosed liabilities, litigation, material changes or events, compliance with laws, title to properties, tax matters, finder's fees, intellectual property, labor matters, information supplied for use in this document and the required shareholder approval. Many of these representations and warranties are qualified by material adverse effect, which, for purposes of the merger agreement, means, with respect to Gaiam or Real Goods, as the case may be, a material adverse effect on the general affairs, management, business, operations or condition (financial or otherwise) of either party and its subsidiaries, taken as a whole.

Conditions to the Merger

  Conditions to Gaiam's and Real Goods' Obligations to Effect the Merger. The obligations of Real Goods and Gaiam to consummate the merger are subject to the satisfaction of the following conditions:

  - Real Goods' shareholders must adopt the merger agreement;

  - no existing law and no court action may prohibit or threaten to prohibit the merger;

  - all material consents from any governmental authority required to permit the merger must be obtained;

  - no stop order or proceeding seeking a stop order or similar restraining order has been threatened or entered by the SEC or any state securities administration preventing the merger;

  - the shares of Gaiam Class A common stock issuable to Real Goods shareholders in the merger must have been approved for listing on the National Market System of The Nasdaq Stock Market, subject to official notice of issuance;

  - the merger must not be prevented by any governmental authority, and no governmental authority can be seeking to prevent the merger;

  - Gaiam must not be prohibited from exercising all material rights pertaining to ownership of Real Goods or any of its subsidiaries, and no government authority can be seeking such a prohibition;

  - Gaiam must not be compelled to dispose of or hold separate all or any portion of the business or assets of Real Goods or any of its subsidiaries, and no government authority can be seeking such disposition; and

  - no statute, rule, regulation or order can have been enacted or proposed that would make the consummation of the merger illegal.

  Conditions to the Obligations of Gaiam. The obligations of Gaiam to effect the merger are subject to the satisfaction of the following additional conditions:

  - Real Goods must have performed in all material respects its obligations under the merger agreement;

  - the representations and warranties of Real Goods must be true in all respects as if made as of the date of the merger (except for such inaccuracies or omissions which would not singly or in the aggregate have a material adverse effect on Real Goods);

  - Real Goods must obtain all consents and make all filings required for the merger, other than where failing to have such consents or make such filings would not reasonably be expected to have a material adverse effect on Real Goods;

  - there shall not have occurred any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of Real Goods;

  - Gaiam must receive all documents it reasonably requests relating to Real Goods; and

  - no more than 5% of the Real Goods common shares shall exercise appraisal rights.

  Conditions to the Obligations of Real Goods. The obligation of Real Goods to effect the merger is further subject to the satisfaction of the following additional conditions:

  - Gaiam must have performed in all material respects its obligations under the merger agreement;

  - the representations and warranties of Gaiam must be true in all respects as if made as of the date of the merger (except for such inaccuracies or omissions which would not singly or in the aggregate be expected to impede the receipt of the merger consideration by Real Goods shareholders);

  - Gaiam must obtain all consents and make all filings required for the merger, other than where not having such consents or making such filings would not reasonably be expected to impede the receipt of the merger consideration by Real Goods' shareholders; and

     - There shall not have occurred any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of Gaiam.

Termination of the Merger Agreement

     The merger agreement may be terminated at any time prior to the merger as follows:

     .  by mutual written consent of Gaiam and Real Goods;

     .  by either Gaiam or Real Goods:

        - if the merger has not been consummated by April 13, 2001 (six months after the merger agreement was signed);

        - if any law or regulation makes consummation of the merger illegal or otherwise prohibited;

        - if any judgment, injunction, order or decree enjoining Gaiam or Real Goods from consummating the merger is entered and such injunction, judgment, order or decree has become final and non-appealable; or

        - if Real Goods' shareholders do not approve the merger agreement.

     .  by Gaiam if:

        - any person, entity or group other than Gaiam (and its affiliates) has
increased its beneficial ownership of Real Goods   common stock by an amount
equal to 15% or more of the outstanding Real Goods common stock, as compared
with its   level of ownership on October 13, 2000, the date of the merger agreement;

        - any representation or warranty of Real Goods under the merger agreement is untrue when made or any covenant of Real Goods under the merger agreement is breached, which, in either case, would result in a closing condition not being satisfied, subject to a 30-day cure period;

        - the board of Real Goods withdraws or modifies in a manner adverse in any material respect to Gaiam its approval or recommendation of the merger;

        - the Board of Real Goods approves, recommends or endorses any Acquisition Proposal other than the merger; or

        - The 30-day average closing price of Gaiam Class A common stock on the Nasdaq National Market is greater than $22 per share, subject to certain notice and other conditions.

     .  by Real Goods if:

        - the Board determines in good faith that an Acquisition Proposal is financially superior to the merger and is reasonably capable of being financed, Real Goods enters into a definitive agreement to effect the financially superior Acquisition Proposal, and Real Goods has complied with the covenant regarding Acquisition Proposals set forth above under "--Covenants";

  - any representation or warranty of Gaiam under the merger agreement is untrue when made or any covenant Gaiam under the merger agreement is breached, which, in either case, would result in a closing condition not being satisfied, subject to a 30-day cure period;

  - The 30-day average closing price of Gaiam Class A common stock on the Nasdaq National Market is less than $12 per share, subject to certain notice and other conditions.

    If the merger agreement is validly terminated, none of its provisions survive, except for miscellaneous provisions relating to certain fees and expenses described below, governing law, jurisdiction, waiver of a jury trial, and other matters. Termination shall be without any liability on the part of any party, unless such party is in willful breach of the merger agreement.

Termination Fees Payable by Gaiam

    If the merger agreement is terminated by Gaiam for any reason, except the reasons set forth above in the section titled "-Termination of the Merger Agreement," then Gaiam will pay Real Goods $1 million in cash to reimburse Real Goods for its fees and expenses incurred in connection with the merger agreement.

Termination Fees Payable by Real Goods

    Real Goods must pay Gaiam $1,000,000 in cash to reimburse Gaiam for its fees and expenses incurred in connection with the merger agreement if:

 .   Gaiam terminates the merger agreement because:

- (i) the Board of Directors of Real Goods withdraws, modifies or amends, in a manner adverse in any material respect to Gaiam, its approval of the merger agreement and the merger or its recommendation; or

- (ii) the Board of Directors of Real Goods approves, recommends or endorses an Acquisition Proposal, other than the merger.

 .   Real Goods terminates the merger agreement because its Board of Directors determines in good faith that an Acquisition Proposal is financially superior to the transactions contemplated by the merger agreement and is reasonably capable of being financed and Real Goods enters into a definitive agreement to effect the Acquisition Proposal.

  The termination provisions relating to Real Goods' failure to call a meeting of its shareholders within a reasonable time, or failure as promptly as reasonably practicable to mail a registration statement or proxy statement to its shareholders, or failure to include in the proxy statement the board's recommendation, are no longer relevant.

Expenses

  All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, other than termination fees payable upon termination under "--Termination Fees Payable by Gaiam" and "--Termination Fees Payable by Real Goods," will be paid by the party incurring such expenses, whether or not the merger is consummated, including without limitation, the preparation, execution and performance of the merger agreement and the transactions contemplated by such agreement and all fees and expenses of any investment banker, finders, broker, agent, representative, counsel or accountant.

Voting Agreements

  On October 13, 2000, John Schaeffer and Wholepeople.com, in their capacity as shareholders of Real Goods, entered into separate voting agreements with Gaiam, pursuant to which they each agreed to vote their Real Goods shares in favor of the merger agreement and the merger at the special meeting of Real Goods shareholders.

Amendments; Waivers

  The provisions of the merger agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by Gaiam and Real Goods, and, in the case of a waiver, by the party against whom the waiver is to be effective. However, after the merger agreement has been adopted by Real Goods' shareholders, the any amendments or waivers that change the merger consideration, any term of the articles of incorporation of Gaiam Subsidiary, Inc., the surviving corporation, or any of the terms or conditions of the merger agreement if such change would adversely affect the Real Goods' shareholders.

Consequences of the Merger

  After the merger, Real Goods' shareholders will no longer have any direct interest in Real Goods or its future earnings. The shares of Real Goods common stock will be deregistered under the federal securities laws and will no longer be quoted on the Nasdaq Small Cap Market or any exchange.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  On October 13, 2000, Gaiam and Real Goods entered into an agreement and plan of merger. Under the agreement, Gaiam is to issue 1 share of Gaiam common stock for every 10 shares of common stock of Real Goods. The merger is subject to, among other things, regulatory approval and the approval by shareholders of Real Goods. The transaction, which is intended to be accounted for as a purchase
transaction, is expected to be consummated on January    , 2001.

  The following unaudited pro forma combined condensed financial information gives effect to the merger using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma combined condensed financial information should be read in conjunction with the audited historical consolidated financial statements and related notes thereto of Gaiam and Real Goods.

  The unaudited pro forma combined condensed balance sheet data as of September 30, 2000 gives effect to the merger as if it had occurred on September 30, 2000, and combines Gaiam's consolidated balance sheet as of September 30, 2000 with Real Goods' balance sheet as of September 23, 2000. Since the fiscal years for Gaiam and Real Goods differ, the unaudited pro forma combined condensed statements of operations combine Real Goods' statements of operations for the nine-month period ended September 23, 2000 and fiscal year ended March 31, 2000 with Gaiam's consolidated statements of operations for the nine-month period ended September 30, 2000 and fiscal year ended December 31, 1999. It is expected that upon the completion of the merger, Real Goods will change its fiscal year to coincide with Gaiam.

  The pro forma combined condensed financial statements are not necessarily indicative of the results of operations or the financial position, which would have occurred, had the Real Goods merger been consummated at such times, nor are they necessarily indicative of future results of operations or financial position.

  The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of Gaiam and Real Goods including the notes thereto. The consolidated financial statements of Gaiam are incorporated by reference in this proxy statement/prospectus and the consolidated financial statements of Real Goods are contained in this proxy statement/prospectus.

             Pro Forma Combined Condensed Statements of Operations
                  For the Nine Months Ended September 30, 2000
               (Amounts in Thousands, Except Per Share Amounts)
                                  (Unaudited)

                                                Historical         Pro Forma
                                         ------------------------  ---------
                                            Gaiam     Real Goods   Combined
                                         -----------  -----------  ---------

Net revenue                                 $37,574      $ 9,948    $47,522
Cost of goods sold                           15,079        6,290     21,369
                                            -------      -------    -------
Gross profit                                 22,495        3,658     26,153

Selling, general and
  administrative expense                     20,762        6,456     27,218
                                            -------      -------    -------

Income (loss) from operations                 1,733       (2,798)    (1,065)

Other income (expense)                            3         (354)      (351)
Interest income (expense)                       132           56        (76)
                                            -------      -------    -------
Other income (expense)                         (129)        (298)      (427)
                                            -------      -------    -------

Income (loss) before
  income taxes
  and minority interest                       1,604       (3,096)    (1,492)

Income tax expense (benefit)                    602         (865)      (263)

Minority interest in net
  income of consolidated
  subsidiary, net of tax                         19            -         19
                                            -------      -------    -------

Net income (loss)                           $   983      $(2,231)   $(1,248)
                                            =======      =======    =======
Net income (loss) per share - basic           $0.09       $(0.46)    $(0.11)
Net income (loss) per share - diluted         $0.09       $(0.46)    $(0.11)

Weighted average shares outstanding
  Basic                                      10,851        4,850     11,336
  Diluted                                    11,522        4,850     11,336

             Pro Forma Combined Condensed Statement of Operations
                     For the Year Ended December 31, 1999
               (Amounts in Thousands, Except Per Share Amounts)
                                  (Unaudited)

                                             Historical    Pro Forma
                                        ------------------ ---------
                                         Gaiam  Real Goods Combined
                                        ------- ---------- ---------

Net revenue                             $45,725   $18,979   $64,704
Cost of goods sold                       18,176    11,145    29,321
Gross profit                             27,549     7,834    35,383

Selling, general and
  administrative expense                 25,425     9,402    34,827
                                        -------   -------   -------

Income (loss) from operations             2,124    (1,568)      556

Other income (expense)                      971      (354)      617
Interest income (expense)                  (365)       63      (302)
                                        -------   -------   -------
Other income (expense)                      606      (291)      315
                                        -------   -------   -------

Income (loss) before income taxes
  and minority interest                   2,730    (1,859)      871

Income tax expense (benefit)              1,063      (569)      494

Minority interest in net loss
  of consolidated subsidiary,
  net of tax                                (51)       --       (51)
                                        -------   -------   -------
Net income (loss)                       $ 1,718   $(1,290)  $   428
                                        =======   =======   =======

Net income (loss) per share- basic      $  0.20   $ (0.29)  $  0.05
Net income (loss) per share- diluted    $  0.19   $ (0.29)  $  0.04

Weighted average shares outstanding
  Basic                                   8,785     4,385     9,224
  Diluted                                 9,119     4,385     9,558

                   Pro Forma Combined Condensed Balance Sheet
                               September 30, 2000
                             (Amounts in Thousands)
                                  (Unaudited)




                                    Historical              Pro Forma
                                -------------------   -----------------------
                                 Gaiam   Real Goods   Adjustments   Combined
                                -------  ----------   ----------- -----------
Assets
Current assets:
  Cash and cash equivalents     $ 5,017   $   709                 $    5,726
  Accounts receivable, net        4,453       190                      4,643
  Accounts and notes
   receivable, other              2,334        --                      2,334
  Inventory, less
   allowances                     8,256     2,644                     10,900
  Deferred advertising
   costs                          3,720       330                      4,050
  Other current assets              976       224                      1,200
                                -------   -------                 ----------
Total current assets             24,756     4,097                 $   28,853

Property and equipment, net       7,043     4,253    $  1,442 (1)     12,738
Capitalized production
 costs, net                       2,215        --                      2,215
Video library, net                4,556        --                      4,556
Goodwill, net                     1,190        --                      1,190
Deferred taxes                       --     1,029                      1,029
Other assets                        837       317                      1,154
                                -------   -------                 ----------
Total assets                    $40,597   $ 9,696    $  1,442     $   51,735
                                -------   -------    --------     ----------

Liabilities and
 stockholders' equity
Current liabilities:
  Accounts payable              $ 7,283   $ 1,007                 $    8,290
  Accrued liabilities             2,052       272       1,000 (1)      3,324
  Income taxes payable              331        --                        331
  Current maturities of
   long-term debt                    88        18                        106
                                -------   -------    --------     ----------
Total current liabilities         9,754     1,297       1,000         12,051
Long-term debt                    3,037       525                      3,562
Minority interest                 5,917        --                      5,917
Redeemable Class A
 preferred stock
  in subsidiary                   6,000        --                      6,000

Stockholders' equity:
  Class A common stock                1    10,624    $(10,624)(2)          1
  Class B common stock                -         -                          -
  Additional
   paid-in-capital               10,983         -       8,816 (1)
                                                         (500)(3)     19,299
  Deferred compensation             (96)        -                        (96)
  Retained earnings               5,001    (2,750)      2,750 (2)      5,001
                                -------   -------    --------     ----------
Total stockholders' equity       15,889     7,874         442         24,205
                                -------   -------    --------     ----------
Total liabilities and
 stockholders' equity           $40,597   $ 9,696    $  1,442     $   51,735

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) Adjustment to reflect the assumed rate of 10 shares of Gaiam common stock to be issued for each share of Real Goods common stock as if the merger had occurred as of September 30, 2000. The actual shares of Gaiam common stock to be issued will be determined at the effective date of the merger based on the actual shares of Real Goods' common stock outstanding at such date. Additionally, a purchase price adjustment reflects the gift certificate liability for issuance of a $1 gift certificate for each Real Goods common stock share exchanged in the merger limited to $100 per shareholder.

(2) These amounts reflect the elimination on consolidation of Gaiam's investment in Real Goods against the net equity of Real Goods.

(3) Gaiam and Real Goods will incur certain direct transaction costs associated with the merger including transaction fees for investment bankers, attorneys, accountants, financial printing and other related changes. These costs are estimated to be approximately $500,000. Actual costs could not be determined since the merger has not been completed. The pro forma combined condensed balance sheet as of December 31, 1999, includes the effect of these costs as if the merger occurred at such date.

                   OPINION OF REAL GOODS' FINANCIAL ADVISOR


General

          The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgements made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the Real Goods board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

          Real Goods retained Houlihan Lokey on behalf of the Real Goods board of directors to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Real Goods pursuant to the merger. At the October 11, 2000 (the "Valuation Date") meeting of the Real Goods board of directors, Houlihan Lokey presented its analysis as hereinafter described and delivered its written opinion that, as of such date and based on the matters described therein, the consideration to be received pursuant to the merger is fair to the stockholders of Real Goods from a financial point of view.

THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED HERETO AS ANNEX C. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. THE COMMON STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

Houlihan Lokey's opinion to the board of directors addresses only the fairness from a financial point of view of the consideration to be received pursuant to the merger, and does not constitute a recommendation to the Real Goods shareholder as to how such shareholder should vote at the special meeting. Houlihan Lokey's opinion does not address Real Goods' underlying business decision to effect the merger. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of Real Goods.

In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

     (i) reviewed Real Goods' audited financial statements on Form 10-K for the fiscal years ended March 31, 1995 through 2000 and an internally prepared income statement for the four months ended July 22, 2000, which Real Goods' management has identified as being the most current financial statements available;

     (ii) reviewed a draft of the merger agreement between Gaiam and Real Goods, dated October 4, 2000;

     (iii) met with certain members of the senior management of Real Goods and Gaiam to discuss the operations, financial condition, future prospects and projected operations and performance of Real Goods and of Gaiam;

     (iv) reviewed forecasts and projections prepared by Real Goods' management with respect to Real Goods for the years ending March 31, 2001 through 2005;

     (v) reviewed the historical market prices and trading volume for Real Goods' and Gaiam's publicly traded securities;

     (vi) reviewed publicly available financial data for certain companies that it deemed comparable to Real Goods, and publicly available prices and premiums paid in other transactions that it considered similar to the merger; and

     (vii) conducted such other studies, analyses and inquiries as it deemed appropriate.

In assessing the financial fairness of the consideration to be received pursuant to the merger by Real Goods' public shareholders from a financial point of view, Houlihan Lokey:

     (i) analyzed the reasonableness of the trading value of Real Goods' and Gaiam's publicly traded equity securities;

     (ii) independently valued the common equity of Real Goods and Gaiam using widely accepted valuation methodologies;

     (iii) analyzed the reasonableness of the consideration being offered in the merger; and

     (iv) analyzed the valuation implications to Real Goods' shareholders of various alternatives to the merger.


Valuation of Real Goods Trading Corp.

Assessment of Real Goods' Public Stock Price. As part of its analysis, Houlihan Lokey analyzed the trading price and volume of Real Goods' common stock. Houlihan Lokey calculated the ratio of Real Goods' average daily volume (over the most recent 90 days) for Real Goods' common stock to its float and total shares outstanding. Houlihan Lokey then compared Real Goods' ratios to similar ratios of comparable publicly traded companies.

Based on these analyses, it was Houlihan Lokey's opinion that Real Goods' common stock (i) has a smaller public float than the comparable public companies, (ii) does not trade as actively as the comparable public companies, and (iii) has less analyst coverage than most of the comparable public companies.

Estimation of Real Goods' Fully Distributed Stock Price. Houlihan Lokey completed an independent valuation of Real Goods using three standard valuation approaches: the market multiple approach, the discounted cash flow approach and the comparable transaction approach. The market multiple approach involved the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of operational and economic similarity with the principal business operations of Real Goods. Earnings and cash flow multiples were calculated for the comparable companies based upon daily trading prices. A comparative risk analysis between Real Goods and the public companies formed the basis for the selection of appropriate risk adjusted multiples for Real Goods. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which Real Goods and the comparable companies are engaged.

For purposes of this analysis, Houlihan Lokey selected five publicly traded, domestic companies involved in the direct mail catalogue industry. The companies include Coldwater Creek, Inc., DAMARK International, Inc., Hanover Direct, Inc., Lands' End, Inc., and Lillian Vernon Corp. Houlihan Lokey informed the Real Goods Board that, because the market multiple approach is based upon publicly traded prices of equity securities, the resulting valuation indications are on a fully distributed, publicly traded equivalent basis.

In the second approach, the discounted cash flow analysis ("DCF"), Houlihan Lokey used financial projections prepared by management. The present value of the cash flows and the terminal value was determined using a risk-adjusted rate of return or "discount rate." The discount rate, in turn, was developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to the entity being valued. The discount rate is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. It can also be interpreted as the rate of return that would be required by providers of capital to Real Goods to compensate them for the time value of their money, as well as the risk inherent in the particular investment.

The third approach, the comparable transaction approach, also involved multiples of revenue and cash flow. Multiples analyzed in this approach involved transactions for companies with operations similar in some manner to Real Goods' operations where a controlling interest was acquired. For purposes of this analysis Houlihan Lokey analyzed 25 completed transactions between December 1996 and September 2000.

Based on the foregoing, Houlihan Lokey's independent valuation for Real Goods' common stock is in the range of $1.50 to $1.70 per share, on a fully distributed, freely traded basis.


Fairness of Consideration

Market Value Indications. In determining the fairness of consideration to be received pursuant to the merger, Houlihan Lokey considered the publicly traded equity securities of both Real Goods and Gaiam.

     (i) The relative valuation based on public market indicators for Real Goods and Gaiam implies that the consideration to be received pursuant to the merger yields an 11.0 percent premium as of the Valuation Date;

     (ii) the one week average closing prices of each company's publicly traded securities indicates that the merger yields no premium;

     (iii) the two week average closing prices of each company's publicly traded securities indicates that the merger yields a 5.0 percent premium;

     (iv) the one month average closing prices of each company's publicly traded securities indicates that the merger yields a 6.9 percent discount; and


     (v) the three month average closing prices of each company's publicly traded securities indicates that the merger yields a 22.6 percent discount.

Independent Valuation Indications. In addition to the market value indications discussed in the preceding paragraph, Houlihan Lokey has independently valued both companies to determine the fairness of the consideration to be received pursuant to the merger. The independent valuation for Gaiam was limited by the lack of projections for Gaiam, the very limited number of companies that are truly comparable to Gaiam, and the fact that the capitalization of Gaiam's potential growth is difficult to quantify. Based on the independent valuation approach, Houlihan Lokey concluded that the consideration to be received by the merger was reasonably stated in the range of $1.34 to $1.61 per share, without any value being attributed to the $1.00 Gaiam merchandise gift certificate, and that the theoretical controlling interest value of Real Goods is $1.60 per share.

Houlihan Lokey noted that the theoretical independent valuation conclusion was within the range of the Merger price. In addition, the merger price represented a substantial premium to actual near term trading values; that is, the trading prices as of the Valuation Date and the two week average closing prices of each companies' publicly traded securities.


Assessment of Real Goods' Strategic Alternatives to the Merger

In evaluating the fairness of the merger, from a financial point of view, Houlihan Lokey analyzed the expected value to Real Goods' minority public shareholders of completing the merger and certain alternatives to the merger. With regard to each alternative, Houlihan Lokey's analysis qualitatively considered the valuation implications to Real Goods' minority public shareholders, the probability of successfully completing each alternative, and the cost and time to implement.

For purposes of this analysis Houlihan Lokey considered the following strategic alternatives for Real Goods: (i) maintaining the present business plan; (ii) sale or merger with a strategic buyer; (iii) sale to a financial buyer; (iv) sale to management, (v) leveraged recapitalization, (vi) liquidation of business units; and (vii) the merger. Houlihan Lokey noted that of the strategic alternatives considered, the merger appears to provide the greatest value to Real Goods' common stockholders on a present value, risk-adjusted basis.

Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to them, and as adjusted based on their discussions with management, were reasonably prepared and reflected the best currently available estimates of the future financial results and condition of Real Goods, and that there had been no material change in the assets, financial condition, business or prospects of Real Goods since the date of the most recent financial statements made available to them.

Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to them with respect to Real Goods and does not assume any responsibility with respect to it. Houlihan Lokey has not made any independent appraisal of any of the properties or assets of Real Goods.
Houlihan Lokey's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey at the date of their letter.

Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. The Real Goods' board of directors selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analysis. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in Real Goods or Gaiam.

Fees and Expenses. Pursuant to an agreement dated September 26, 2000, Houlihan Lokey was retained by Real Goods to analyze the fairness of the merger to the minority public shareholders of Real Goods, from a financial point of view.
Real Goods has agreed to pay Houlihan Lokey a fee of $100,000, plus its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. Real Goods has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services.

                      INTERESTS OF INSIDERS IN THE MERGER

  In considering the recommendations of Real Goods' board of directors with respect to the merger proposals, Real Goods shareholders should be aware that John Schaeffer, Real Goods' Chairman and Chief Executive Officer, has an interest in the merger that is in addition to his interest as a Real Goods shareholders generally.

Interests of John Schaeffer

  Following consummation of the merger, John Schaeffer will become President of Gaiam's Real Goods division and will enter into an employment agreement with Gaiam. The employment agreement is expected to be for a term of two years and provide, among other things, for:

-  a base salary of $125,000;

- a bonus consistent with bonuses paid to other senior employees of Gaiam, but if no arrangement is made such bonus will be 30% of Mr. Schaeffer's base salary;

- a grant of options to acquire 30,000 shares of Gaiam's Class A common stock in accordance with Gaiam's 1999 Long Term Incentive Plan, with an exercise price equal to fair market value as determined in accordance with such Plan (which grant will be made upon commencement of the employment agreement);

- severance pay of 12 months of base salary if Mr. Schaeffer is terminated for any reason other than "cause" (as defined in the agreement) or for no reason at all; and

- a put option for Mr. Schaeffer to sell up to one-third of the Class A common stock he receives in the merger to Gaiam or a third party identified by Gaiam (and restrictions on Mr. Schaeffer's ability to sell the remaining two-thirds of his Gaiam shares for a period of one year after consummation of the merger).

The employment agreement is also expected to contain a confidentiality agreement by Mr. Schaeffer as well as an agreement not to compete with Gaiam for a period equal to the greater of (x) three years after the date of the agreement and (y) two years after the termination of his employment.

   In addition, Gaiam has consented to Real Goods' transfer of all rights under Mr. Schaeffer's split dollar life insurance policy to Mr. Schaeffer or his insurance trust and to any amendment or termination of agreements entered into by Real Goods in connection with such policy.

Interests of Others

   Jeff Pescar, Real Goods' Vice President of Finance and Accounting, Ann Killeen, Real Goods' Vice President of Information Systems, E-Commerce, Inventory Planning and Circulation, and Kathy Asher, Real Goods' Vice President of Operations, are each entitled to a two-month severance payment under their respective employment agreements. In addition, Ms. Killeen is entitled to receive a $10,000 cash bonus if the merger is consummated while she is employee of Real Goods.

   In addition, Gaiam has agreed to consult with Real Goods and use reasonable best efforts to identify any Real Goods employees whose employment will be terminated as a result of the merger. Real Goods will pay or arrange for the payment of severance to each Real Goods employee identified so long as any such employee has been an employee of Real Goods for at least one year and such employee continues employment until the date employment is terminated. Severance will equal (a) two weeks of salary, plus (b) one additional week of salary for each year of employment in excess of one year. Gaiam has agreed that all Real Goods employees who continue employment with Gaiam or Real Goods following the merger will be entitled to receive seniority credit, in any vacation and insurance plans, for any employment at Real Goods prior to the merger.

     Under the merger agreement, Gaiam has agreed to, or cause the surviving corporation in the merger to, comply with the indemnification agreements entered into by Real Goods and its directors and officers. Any new agreement or change, amendment or waiver to any such existing agreement after the date of the merger agreement will require consent of Gaiam.

                GAIAM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    In addition to Gaiam's management's discussion and analysis of financial condition and results of operations for the period presented below, we urge you to read Gaiam's management's discussion and analysis of financial condition and results of operations contained in Gaiam's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which is incorporated herein by reference. The quarterly condensed consolidated financial statements for the following management discussion and analysis are included in the financial pages of this document.

Nine months ended September 30, 2000 compared to nine months ended September 30, 1999

    Revenues increased 34.9% to $37.6 million for the nine months ended September 30, 2000 from $27.9 million during the nine months ended September 30, 1999. Gaiam's internal growth rate was 27% for the first nine months of 2000, fueled primarily by the growth in sales to national retail chains and e-commerce business.

    Gross profit, which consists of revenues less costs of sales, increased 34.6% to $22.5 million for the first nine months of 2000 from $16.7 million during the same period in 1999. As a percentage of revenue, gross profit decreased to 59.9% in 2000 from 60.0% in 1999.

    Selling and operating expenses, which consist primarily of sales and marketing costs, commissions and fulfillment expenses, increased 27.7%, less than the revenue increase of 34.9%, to $17.4 million for the nine months ended September 30, 2000 from $13.7 million for the same period in 1999. As a percentage of revenues, selling and operating expenses decreased to 46.4% in 2000 from 49.0% in 1999.

    Corporate, general and administrative expenses increased to $3.3 million for the first nine months of 2000, compared to $2.8 million for the corresponding period in 1999. As a percentage of revenues, general and administrative expenses decreased to 8.8% in 2000 from 10.2% in 1999.

    Operating income, as a result of the factors described above, increased to $1.73 million for the nine months ended September 30, 2000 from $0.2 million for the nine months ended September 30, 1999.

    Gaiam recorded $3,000 in other income during the nine months ended
September 30, 2000, compared to other income of $1.1 million for the comparable period in 1999. During 1999, Gaiam recognized gains on the sale of its marketable securities of $1.4 million. Net interest expense declined to $132,000 for the first nine months of 2000 from $291,000 for the nine months ended September 30, 1999, due to interest income generated during the third quarter of 2000.

    Minority interest in net income was $19,000 for the nine months ended September 30, 2000 compared to a negative $74,000 for the same period in 1999.

    Income tax provision of $602,000 represented 37.5% of pre-tax income for the nine months ended September 30, 2000, as compared to a $388,000 tax provision, or 37.2% of pre-tax income, for the nine months ended September 30, 1999.

    Net income, as a result of the factors described above, increased 34.7% to $983,000 for the nine months ended September 30, 2000 from $730,000 for the comparable period in 1999.

Liquidity and Capital Resources

    Gaiam's capital needs arise from working capital required to fund our operations, capital expenditures related to expansions and improvements to Gaiam's infrastructure, development of e-commerce, and funds required in connection with the acquisitions of new businesses and Gaiam's anticipated future growth. These capital requirements depend on numerous factors, including the rate of market acceptance of Gaiam's product offerings, the ability to expand Gaiam's customer base, the cost of ongoing upgrades to Gaiam's product offerings, the level of expenditures for sales and marketing, the level of investment in distribution and other factors. The timing and amount of these capital requirements cannot accurately be predicted. Additionally, Gaiam will continue to evaluate possible investments in businesses, products and technologies, and plans to expand sales and marketing programs and conduct more aggressive brand promotions.

    During the first six months of 1999, Gaiam raised $1.45 million from the private placement of 331,429 shares of Class A common stock and $1.425 million in debentures. The privately placed shares were sold at $4.375 per share, and the 8% convertible debentures matured on the earlier of one year after the date of the debenture or the closing date of Gaiam's initial public offering. In October 1999, we repaid $500,000 of the convertible debentures and, simultaneous with the closing of the initial public offering, converted the remaining $1.475 million in debentures to 295,000 shares of Class A common stock.

    Gaiam's initial public offering of 1,705,000 shares of Class A common stock at $5.00 per share was completed in October 1999. Simultaneous with this offering, Gaiam converted $1.475 million in debentures to 295,000 shares of Class A common stock, resulting in a total issuance of 2,000,000 shares. The offering's underwriters also exercised their overallotment option for 102,861 additional shares during November 1999. Net proceeds to Gaiam, after deducting all commissions and expenses associated with the offering, were $6.1 million.

    In May 2000, Gaiam consolidated its line of credit agreements with Wells Fargo Bank into one agreement. The new credit agreement, which extends through January 31, 2002, permits borrowings up to $5 million based upon the collateral value of Gaiam's accounts receivable and inventory held for resale. Borrowings under this agreement are secured by a pledge of Gaiam's assets. Principal repayment of amounts borrowed under this line of credit agreement are due either when the collateral value of Gaiam's accounts receivable and inventory drops below prescribed levels or upon maturity of the agreements, whichever occurs first. Borrowings under the Wells Fargo credit agreement bear interest at the prime rate. The Wells Fargo credit agreement contains various financial covenants and also prohibits Gaiam from paying dividends to shareholders.

    Gaiam's operating activities used net cash of $4.9 million for the nine months ended September 30, 2000 and used $5.1 million of net cash for the same period in 1999. Gaiam's net cash used by operating activities for 2000 arose primarily from an increase in inventories in order to support additional revenue growth, including store-within-store rollouts, and seasonal increases in prepaid expenses. Net cash used during 1999 was primarily a result of seasonal increases in inventories and prepaid expenses associated with the increased sales volumes generated during the fourth quarter.

    Gaiam's investing activities used cash of $872,023 for the nine months ended September 30, 2000. This use of cash arose primarily from costs associated with the direct-to-consumer web site, and additional property and equipment purchases to support our increasing volumes totaling $5.1 million. On June 30, 2000, Gaiam and Wholepeople.com ("Amrion"), a subsidiary of Whole Foods Market, merged their Internet businesses into a newly formed company subsequently renamed Gaiam.com, Inc. In exchange for contributed Internet properties, Gaiam received 50.1% of Gaiam.com's common stock and Amrion received the remaining 49.9% of Gaiam.com's common stock. As part of this transaction, Amrion contributed $3 million in cash, a $3 million short-term note and other Internet assets to Gaiam.com. During the first nine months of 1999, Gaiam generated $942,820 in cash from investing activities, largely from the sale of marketable securities.

    During the nine months ended September 30, 2000, Gaiam's financing activities provided $6.9 million in cash. In June 2000, Gaiam sold 6,000 shares of Redeemable Series A Preferred Stock in Gaiam.com for a total consideration of $6 million.

During the same period in 1999, Gaiam's financing activities provided $4.3 million in cash primarily from borrowing activities and the issuance of common stock.

    As Gaiam continues to expand, we anticipate making additional investments in web site design and technology, and, with additional planned business growth, will be investing in additional capacity.

    We believe our available cash, cash expected to be generated from operations, and borrowing capabilities will be sufficient to fund our operations on both a short-term and long-term basis. However, our projected cash needs may change as a result of acquisitions, unforeseen operational difficulties or other factors.

    In the normal course of our business, we investigate, evaluate and discuss acquisition, joint venture, majority and minority investment, strategic relationship and other business combination opportunities in the Lohas industry. In the event of any future investment, acquisition or joint venture opportunities, we may consider using then-available liquidity, issuing equity securities or incurring additional indebtedness.

              REAL GOODS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Second Quarter of 2000 Compared with Second Quarter of 1999

Net Sales

    Real Goods' net sales of $6,679,000 for the first six months of fiscal 2000 were down 18% from $8,101,000 for the first six months of fiscal 2000 due to reduced catalog mailings and weaker sales of catalog and renewable energy products due primarily to the extended sales malaise occurring after Year 2000 ("Y2K") fears failed to materialize on January 1, 2000.

    Catalog division net sales in the first six months of fiscal 2001 decreased by 35% to $2,624,000 from $4,066,000 in the first six months of fiscal year 2000 as a result of the post Y2K sales malaise mentioned above, weaker response rates to Real Goods' catalogs, lower average orders and "cannibalization" by Internet division sales which nearly doubled over the comparable period. Catalog division sales were 39% of total net sales in the first six months of fiscal 2001 as compared to 50% in the first six months of fiscal 2000.

    Internet division net sales increased 87% to $832,000 in the first six months of fiscal 2001 from $445,000 in the first six months of fiscal 2000, reflecting improvements in the website and the addition of new site partners. To some extent, these increases were at the expense of the catalog division as Real Goods believes that traditional catalog customers chose to order through the Internet channel instead of the catalog channel. Internet division sales amounted to 12% of total net sales in the first six months of fiscal 2001 compared with 5% of total net sales in the first six months of fiscal 2000.

    Real Goods' retail store division net sales increased 23% to $2,083,000 in the first six months of fiscal 2001 from $1,701,000 in the first six months of fiscal 2000 primarily due to the addition of the Los Gatos and West Los Angeles stores. Sales included in the first six months of fiscal 2001 attributable to the new stores total $537,000. Same store sales dropped 9% from $1,701,000 in the first six months of fiscal 2000 to $1,546,000 in the first six months of fiscal 2001 reflecting a weaker interest in renewable energy products on the part of the consumers due to the extended post Y2K sales malaise. Retail division sales amounted to 31% of total net sales in the first six months of fiscal 2001 compared to 21% of total net sales in the first six months of fiscal 2000.

    Real Goods' renewable energy sales decreased 44% to $1,059,000 in the first six months of fiscal 2001 from $1,890,000 in the first six months of fiscal 2000. Fiscal 2000 revenues included a single $182,000 sale of a solar system to a winery in Northern California. The renewable energy industry as a whole has experienced a marked drop in consumer interest following Y2K although Real Goods expects demand to pick up soon due to increasing gasoline and utility company prices. Renewable energy sales amounted to 16% of total net sales in the first six months of fiscal 2001 compared with 23% of the total net sales in the first six months of fiscal 2000. The California Energy Commission program, begun in March 1999 as an incentive to install renewable energy systems where customers can buy solar systems for up to 50% off retail price, is mandated by the California legislature to continue for a minimum of four years from inception. Real Good's Renewable Energy Division aggressively markets the CEC program.

    For the three months ended September 23, 2000, Real Goods' net sales decreased 13%, or $507,000, to $3,477,000 compared to $3,984,000 in the previous period for the reasons cited above. Net catalog sales of the three months were down 33% to $1,338,000 compared to $1,989,000 for the same period in the previous year. Internet sales for the three months were up 116% to $453,000, compared to $210,000 for the same period in the previous year. Retail stores sales for the three months were $1,185,000, an increase of 30% from the previous year's comparable sales of $911,000. Reneable energy sales for the three months were $488,000, a decrease of 44% from the previous year's comparable sales of $874,000.

Gross Profit

    Gross profit for the first six months of fiscal 2001 was $2,531,000 or 38% of sales compared with $3,279,000 or 40% for the first six months of fiscal 2000. Overall margins declined with the relatively lower proportion of catalog sales, which historically produce Real Goods' highest gross profit as a percentage of sales. The decline in margin also reflects aggressive sale pricing on Y2K product overstocks in the first six months of fiscal 2001 which succeeded in reducing inventory by over $520,000. Catalog sales had a gross profit of 42% or $1,115,000 for the first six months of fiscal 2001 compared with 45% or $1,840,000 in the first six months of fiscal 2000 due to the Company's decision to aggressively price Y2K product overstocks in catalog mailings and sales fliers to reduce inventory. Retail stores division gross profit for the first six months of fiscal 2001 was 37% or $773,000 and was down from the 39% margin level or $656,000 in the first six months of fiscal 2000. This decrease reflects increased levels of items on sale to reduce inventory. Renewable energy division sales, including design and consulting fees for solar, wind and hydro projects, had a gross margin of 25% or $270,000 in the first six months of fiscal 2001 compared to a gross margin of 31% or $583,000 in the first six months of fiscal 2000. The drop in percentage in fiscal 2001 results from a one-time large sale completed at less than a 20% margin. Renewable energy sales typically have lower gross margins which tend to reduce Real Good's overall average gross margin.

    For the three months ended September 23, 2000, gross profit decreased to 38%, or $1,306,000 compared to 41%, or $1,634,000 for the reasons cited above. The catalog division provided a gross profit of $563,000 or 42% compared to $911,000 or 46% for the previous period. The internet division provided a gross profit of $188,000 or 42% compared to $96,000 or 46% for the previous period. The retail division provided a gross profit of $425,000 or 36% compared to $354,000 or 39% for the previous period. The renewable energy division provided a gross profit of $127,000 or 26% compared to $273,000 or 31% for the previous period.

Operating Expenses and Income

    Real Good's selling, general and administrative expenses were $4,033,000, or 60% of net sales in the first six months of fiscal 2001 compared with $3,807,000 or 47% of net sales in the first six months of fiscal 2000. Selling, general and administrative expenses amounted to $2,100,000, 60% of sales, for the quarter compared to $1,941,000, or 49% of sales, for the previous year's comparable quarter. This increase in percentage reflects the drop in sales and increases in catalog and printing, advertising, supplies, depreciation, and rent expense. These increases were offset by decreases in the areas of labor and benefits, equipment expense, utilities, training, recruitment, and general administrative expense. In the first six months of fiscal 2001, Real Goods had net interest income of $42,000 compared with net interest income of $8,000 in the first six months of fiscal 2000. For the quarter, net interest and other income was $27,000 compared with $3,000 for the previous year's quarter.

Earnings

    For the first six months of fiscal 2001, Real Goods incurred a pre-tax loss of $1,460,000 and a net loss of $1,095,000, or $.23 per share compared to a pre-tax loss in the first six months of fiscal 2000 of $520,000 and a net loss of $338,000 or $.08 per share. For the quarter, Real Goods incurred a pre-tax loss of $767,000 and a net loss of $575,000 or $0.12 per share as compared to a pre-tax loss of $304,000 and a net loss of $198,000 or $0.05 per share in the previous year's quarter. Weak sales due to the extended post Y2K malaise and lower margins due to sale prices reducing inventory levels were the primary reasons for these increased losses. Real Goods typically experiences seasonality with sales and earnings building toward the fiscal third quarter (the holiday season) which is historically Real Goods' strongest and most profitable quarter.

Income Tax Benefit

    The income tax benefit used by Real Goods was 25% in the first six months of fiscal 2001 compared with 35% in the first six months of fiscal 2000. These rates represent the projected realizable rates expected by management for each fiscal year.

Liquidity and Capital Resources

    For the first six months of fiscal 2001, cash used in operations was $1,204,000 primarily due to the net loss and reductions in accounts payable. Overall, the Company generated $1,192,000 from net investing activities and used $155,000 in its financing activities. The net effect of these activities was to decrease cash from $876,000 at March 31, 2000 to $709,000 at September 23, 2000. Management believes that cash flow from operations together with bank debt financing and existing cash reserves will be sufficient to fund the Company's operations through fiscal 2001.

Fiscal Year 2000 Compared with Fiscal Year 1999

Net Sales

    Real Goods reported a 1.3% increase in net sales to $18,979,000 for fiscal 2000, compared to $18,736,000 for fiscal 1999.

    In fiscal 2000, Real Goods changed its presentation (see Note 1 to the financial statements) and included freight collected in sales and freight out expense in cost of sales. Previously, these amounts were included in selling, general and administrative expenses. The amounts in fiscal 1999 have been reclassified to conform to the new presentation.

    Catalog sales decreased 1.8% to $11,699,000, or 61.6% of net sales in fiscal 2000, compared to $11,914,000 or 63.6% in the prior year. Internet sales (included in the catalog) division were $1,482,000 or 7.8% of sales for fiscal 2000 compared with $551,000, or 2.9% in fiscal 1999. Real Goods mailed 4,167,500 catalogs in fiscal 2000 compared to 4,431,500 catalogs in fiscal 1999, a
decrease of 6%.   Catalog division sales per catalog increased from $2.69 per catalog mailed to $2.81 per catalog and is attributed to the effect of Internet sales growth. Included in net catalog sales for the years ended March 31, 2000 and 1999 are shipping and handling fees collected from customers of $1,256,000 and $1,373,000, respectively.

    Retail store sales increased 8.1% to $4,046,000, or 21.3% of net sales in fiscal 2000, compared to $3,743,000 or 20.0% of net sales in the prior year. Real Goods opened a new store in Los Gatos, California in November, 1999 which contributed $302,000 in total revenue for fiscal 2000. Therefore, Real Goods had four retail stores and one outlet store open with 15,500 square feet of retail selling space at the end of fiscal 2000 compared with 14,300 square feet of selling space in fiscal 1999. On a comparable basis, excluding Los Gatos, retail sales for fiscal 2000 were $3,744,000 compared to $3,743,000 for fiscal 1999. A sharp drop in Real Goods' sales of renewable energy products in the fourth fiscal quarter contributed to the of sales results in fiscal 2000.

    Renewable energy sales increased 5.0% to $3,234,000, or 17.0% of net sales in fiscal 2000, compared to $3,079,000, or 16.4% of net sales in the prior year. The increase in this area of Real Goods' business was primarily due to Y2K concerns but also reflects the public's increased awareness of energy utilization and a desire to safeguard the earth's natural resources, energy incentive credit programs sponsored by many state agencies in conjunction with the deregulation of utilities, and customers' interests in potential renewable energy solutions. Real Goods also continues to market its services to the "eco-tourism" market. Included in net renewable energy sales for fiscal years 2000 and 1999 are shipping and handling fees collected from customers of $144,000 and $143,000, respectively.

Gross Profit

    Gross profit amounted to $7,834,000, or 41.3% of net sales in fiscal 2000 compared to $7,832,000, or 41.8% of sales in fiscal 1999. The relative flatness of gross profit is attributable to the lack of growth in the catalog division.

    Catalog sales had a 2.4% decrease in gross profit of $5,327,000 or 45.5% of catalog net sales in fiscal 2000, compared to $5,459,000 or 45.8% of catalog net sales in the prior year. The slight margin decrease is attributable to the reduction in net shipping income, the reduction of prices on selected merchandise to promote sales, and increased costs of products which were not passed through to customers for competitive reasons. Net shipping income included in catalog gross profit was $240,000 in fiscal 2000 and $332,000 in fiscal 1999.

    Retail stores sales had a gross profit of $1,519,000 or 37.5% of retail net sales in fiscal 2000 compared to $1,400,000 or 37.4% of retail net sales in fiscal 1999. This margin percentage reflects the same mix of renewable energy and retail product as in fiscal 1999.

    Renewable energy sales had a gross profit of $988,000 or 30.6% of net renewable energy sales compared to $973,000 or 31.6% of net renewable energy sales for the prior year. This decrease in gross profit percentage is attributable to higher product costs and increased competition in the renewable energy field. Renewable energy products have generally lower profit margins. Net shipping income included in renewable gross profit was $30,000 in fiscal 2000 and $32,000 in fiscal 1999.

Operating Expenses

    Selling, general, and administrative expenses were $9,402,000 or 49.5% of sales in fiscal 2000, compared to $8,497,000 or 45.4% of sales in the prior year. Increases in expenses occurred in the areas of labor and benefits, catalog expenses, supplies, depreciation, rents, utilities, travel, and general corporate expenses. These increases more than offset the decreases that occurred in postage, purchased services, and recruitment costs. Many of the expense increases were attributable to costs associated with moving Real Goods headquarters from Ukiah to Santa Rosa, California.

Other Income and Expense

    In fiscal 2000, interest expense was $47,000 and interest income was $110,000, resulting in a net interest income of $63,000. In the previous fiscal year, interest expense was $48,000 and interest income was $90,000, for a net interest income of $42,000. Real Goods had lower interest expense and higher interest income due to the cash position following the equity investment by WholePeople.com.

    Real Goods recorded a $354,000 net loss on write down and disposition of assets in fiscal 2000. In fiscal 1999, a $1,000 net gain was recorded on the sale of assets. In fiscal 1999, Real Goods recorded a $10,000 write down of the land and building in Amherst, Wisconsin to reflect the estimated net realizable value of the property held for sale.

Income Taxes

    Income tax benefits as a percentage of pretax loss were 31% in fiscal 2000 due to Real Goods' reported loss, compared to a tax benefit of 24% for the previous year. The applied tax rate reflects Real Goods' actual experience of the turnaround in timing differences and the expected utilitzation of net operating loss carryforwards in future periods.

Net Loss

    For the year ended March 31, 2000, Real Goods had a loss before tax benefit of $1,859,000 and a net loss of $1,290,000 or $0.29 per share. In the previous year, Real Goods had a loss before tax benefit of $632,000 and a net loss of $482,000 or $0.12 per share.

Liquidity and Capital Resources

    During the fiscal year ended March 31, 2000, cash of $1,172,000 was used in the business.

    Real Goods used $2,037,000 of cash in operations, primarily for inventory and Real Goods' operating loss.

    Real Goods used $2,701,000 of cash in investing activities for purchases of property, equipment and improvements, (primarily for retail stores) and computer equipment and assets, and purchase of marketable securities.

    Cash provided by financing activities was $3,566,000 due primarily to the investment in Real Goods by WholePeople.com of $3,578,000.

    The net effect of all of Real Goods' activities was to decrease Real Goods' cash by $1,172,000 to $876,000 at the end of the period from $2,048,000 at the beginning of the period. Additional funds in the form of short-term investments in marketable securities are available to Real Goods to fund current operations and totaled $1,568,000 at March 31, 2000.

    Real Goods extended its $1,500,000 line of credit through February 2001 to use for seasonal fluctuations in inventory levels as well as operating expenses; Real Goods did not use the line of credit during fiscal 2000 except to support letters of credit. Management believes that cash flow from operations together with bank debt financing and existing cash reserves will be sufficient to fund Real Goods' operations through fiscal 2001.

Effects of Inflation

    The overall effects of inflation on Real Goods' business during the periods discussed were not material.

Fiscal Year 1999 Compared with Fiscal Year 1998

Net Sales

    Real Goods reported a 1.1% increase in net sales to $17,219,000 for fiscal 1999, compared to $17,034,000 for fiscal 1998. Catalog sales decreased 12.4% to $10,540,000, or 61.2% of net sales in fiscal 1999, compared to $12,029,000 or
70.6% in the prior year. In fiscal 1999, the Earth Care catalog was discontinued. This catalog contributed $1,842,000 to net sales in fiscal 1998. Excluding the Earth Care catalog, catalog sales were $10,187,000 in fiscal 1998 meaning comparative catalog sales increased 3.5%. Real Goods mailed 4,716,500 catalogs in fiscal 1999 compared to 6,533,500 catalogs in fiscal 1998, a decrease of 27.8%. Real Goods attributes the 21.2% increase in net sales per catalog (from $1.84 to $2.23) to more focused marketing strategies and elimination of the Earth Care catalog.



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

    Retail store sales increased 28.6% to $3,743,000, or 21.7% of net sales in fiscal 1999, compared to $2,910,000 or 17.1% of net sales in the prior year. Real Goods had its three retail stores and one outlet store open for the full twelve months of fiscal 1999 and had 14,300 square feet of retail selling space during fiscal 1999 compared with a weighted average of 13,175 square feet of selling space in fiscal 1998, an 8.5% increase. In fiscal 1998 Real Goods moved its outlet store from Ukiah to Berkeley, California, adjacent to its Berkeley retail store. It also closed its Snow Belt store in Amherst, WI in September 1997. As a result, fiscal 1999 contained 48 store months compared with 45.7 store months in fiscal 1998. Real Goods hired a Retail Director in fiscal 1999 and believes this additional focus contributed to the sales growth in fiscal 1999.

    Renewable energy sales increased 43.9% to $2,936,000, or 17.1% of net sales in fiscal 1999, compared to $2,041,000, or 12.0% of net sales in the prior year. The increase in this area of Real Goods' business is due to the public's increased awareness of energy utilization and a desire to safeguard the Earth's natural resources, energy incentive credit programs sponsored by many state agencies in conjunction with the deregulation of utilities, and customers' interests in potential Y2K renewable energy solutions. Real Goods also continues to market its services to the "eco-tourism" market.

Gross Profit

    Gross profit amounted to $7,467,000, or 43.4% of net sales in fiscal 1999 compared to $8,198,000, or 48.1% of sales in fiscal 1998. This decrease of $731,000 of margin, or 4.3 margin points, is attributable to the following: establishment of inventory reserves ($232,000 or 1.3 margin points), a higher proportion of renewable sales in the retail and renewable energy divisions ($257,000 or 1.5 margin points), increased cost of products ($158,000 or 1.0 margin points) and clearance of old stock at reduced prices ($84,000 or .5 margin points).

    Catalog sales had a 3.7% decrease in gross profit of $5,126,000 or 48.6% of catalog net sales in fiscal 1999, compared to $6,287,000 or 52.3% of catalog net sales in the prior year. The margin decrease is attributable to the establishment of inventory reserves and obsolete items necessary to accommodate discontinued product, clearance sales and increased costs of products which were not passed through to customers for competitive reasons. Retail stores sales had a gross profit of $1,400,000 or 37.4% of retail net sales in fiscal 1999 compared to $1,170,000 or 40.2% of retail net sales in fiscal 1998. This decrease in margin is related primarily to the higher proportion of low margin renewable energy sales and a $40,000 reserve provided for obsolete and slow-moving products.

    Renewable energy sales had a gross profit of $941,000 or 32.1% of net renewable sales compared to $687,000 or 33.7% of net renewable sales for the prior year. This decrease is attributable to higher product costs.

Operating Expenses

    Selling, general, and administrative expenses were $8,132,000 or 47.2% of sales in fiscal 1999, compared to $8,562,000 or 50.3% of sales in the prior year. Decreases in expenses occurred in the areas of catalog expenses (due primarily to the discontinuation of the Earth Care catalog), advertising, postage and freight expense, supplies and utilities. These decreases more than offset the increases that occurred in labor and benefits, depreciation, rent, purchased services, and recruitment costs. Some of the expense increases were attributable to costs associated with moving the Company headquarters from Ukiah to Santa Rosa, California.

Other Income And Expense

    In fiscal 1999, interest expense was $48,000 and interest income was $90,000, resulting in a net interest income of $42,000. In the previous fiscal year, interest expense was $95,000 and interest income was $24,000, for a net expense of $71,000. The Company had lower interest expense and higher interest income due to the cash


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

generated by its direct public offering that commenced in August 1997 and ended on June 30, 1998. Real Goods recorded a $1,000 net gain on the sale and disposition of assets in fiscal 1999. In fiscal 1998, a $13,000 net loss was recorded on the sale of assets. In fiscal 1999, Real Goods recorded a $10,000 write down of the land and building in Amherst, Wisconsin compared to a $30,000 write down in fiscal 1998 to reflect the estimated net realizable value of the property held for sale.

Income Taxes

    Income tax benefits as a percentage of pretax loss were 24% in fiscal 1999 due to Real Goods' reported loss, compared to a tax benefit of 33% for the previous year. Real Goods believes that the applied tax rate accurately reflects its actual experience.

Net Loss

    For the year ended March 31, 1999, Real Goods had a loss before tax benefit of $632,000 and a net loss of $482,000 or $0.12 per share. In the previous year, Real Goods had a loss before tax benefit of $478,000 and a net loss of $322,000 or $0.09 per share.

Liquidity And Capital Resources

    During the fiscal year ended March 31, 1999, cash of $371,000 was provided by operations primarily due to changes in working capital.

    Real Goods used $730,000 of cash in investing activities for purchases of property, equipment and improvements, primarily for computer equipment and assets associated with the new corporate headquarters.

    Cash provided by financing activities was $1,106,000 due primarily to Real Goods' direct public offering, offset by an increase in notes receivable, debt repayments and purchases of common stock.

    The net effect of all of Real Goods' activities was to increase Real Goods' cash by $747,000 to $2,048,000 at the end of the period from $1,301,000 at the beginning of the period.

    Real Goods extended its $1,500,000 line of credit through August 1999 to use for seasonal fluctuations in inventory levels as well as operating expenses; Real Goods did not use the line of credit during fiscal 1999 except to support letters of credit. Real Goods' management believes that cash flow from operations together with bank debt financing and existing cash reserves will be sufficient to fund Real Goods' operations through fiscal 2000.

Effects Of Inflation

    The overall effects of inflation on Real Goods' business during the periods discussed were not material.


Year 2000 Preparedness and Results

    As of September 23, 2000, Real Goods has not experienced any significant business disruptions as a result of Y2K issues. Real Goods addressed the Y2K problem through a comprehensive evaluation and improvements of its hardware, software, communications and key external vendors and suppliers. The cost of the evaluation and upgrades was approximately $250,000, most of which was incurred in the normal course of business as periodic software and hardware upgrades.


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

                             REAL GOODS' BUSINESS

    In addition to the description of Real Goods' business set forth below, we urge you to read the description of Gaiam's business contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as well as additional information contained in its other periodic and current reports filed with the SEC during 2000.

    Mission Statement: To promote and inspire an ecologically sustainable future.

    Introduction. Real Goods sells primarily healthy living, environmental, and renewable energy products through mail order catalogs, direct sales, retail stores and its Internet site (www.realgoods.com).

    Real Goods mails catalogs under the names of Real Goods, Chelsea Green Junction, Real Goods News, and the Renewable Energy Products Catalog, Real Goods Renewables. Real Goods also sells renewable energy products directly to its customers through its renewable energy division, Real Goods Renewables. Real Goods' four retail stores are located in Hopland, Berkeley, Los Gatos, and West Lost Angeles, California. Real Goods also has an outlet store inside its Berkeley store.

Real Goods' Markets

    Real Goods serves several related market segments within the single line of business of specialty retailing. The "Healthy Living & Environmental Products Market" consists of catalog customers who wish to pursue more energy conserving and wholesome lifestyles with a belief in preserving the earth's resources in a sustainable manner. Consumers in this market tend to live in urban and suburban areas served by the conventional electric utility power grid.

    Several regional markets are served by Real Goods' retail stores. Each of the four stores carries substantially all of the products in the catalogs but also carries environmental, healthy living and clothing products as well as unique regional products. Real Goods' demonstration retail store at the Solar Living Center in Hopland, California was built with sustainable building materials, including straw bale construction, and is 100% powered by renewable energy systems. Over 130,000 visitors come to the Solar Living Center every year. Real Goods uses its outlet store in Berkeley, California, to reduce overstocks, returns and discontinued products.

    Real Goods' original focus, the "Renewable Energy Market," consists of homeowners and others living and working without the benefit of the traditional electric company power grid who generate their own electricity using solar, wind, and hydro power systems. Real Goods has also identified eco-tourism and the commercial market as a promising sub market for its renewable energy sales. As the price of renewable energy products (particularly photovoltaic (solar electric) modules) declines, Real Goods believes this market will become more mainstream.

    In conjunction with its product marketing efforts, Real Goods has always emphasized the "Consumer Education Market." Real Goods produces and sells a wide variety of educational materials through its catalogs and retail stores and has a successful co-publishing relationship with Chelsea Green Publishing Company of Vermont with whom it has co-published over 20 book titles.

    Healthy Living and Environmentally Related Products Market. Using both mail order catalogs and the Internet, Real Goods markets energy saving conservation devices, healthy living and environmentally related products, durable tools, and educational and well-made gifts to urban and suburban dwellers. Approximately 68% of Real Goods' total sales in fiscal 2000 were derived from catalogs, down from 75% in 1999. Real Goods mailed approximately 4,167,500 catalogs in fiscal 2000, compared to 4,431,500 in fiscal 1999 as Real Goods focused its


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

marketing strategy and diversified further into the Internet. Approximately 7.8% of Real Goods' total sales in fiscal 2000 were made over the Internet, up from 2.9% in fiscal 1999; certain of those sales were of renewable energy products.

    The environmentally related products offered by Real Goods comprise a full spectrum of energy-efficient lighting equipment; high efficiency appliances; water saving devices such as low-flow showerheads, low-flush toilets and faucet aerators; recycled paper products including toilet paper, paper towels and facial tissue; bed and bath products, organic cotton apparel, and household products including a wide variety of non-toxic cleaners. Real Goods also sells water and air purification devices, health-related products, solar tools, and durable tools to this same customer base.

    Regional Retail Market. Real Goods' retail stores serve as demonstration centers for its mail order catalog and renewable energy products. Real Goods markets energy saving devices, healthy living and environmentally related products, educational and well-made gifts and unique regional products in each of its retail stores. Real Goods' four retail stores accounted for 21.3% of total sales in fiscal 2000 compared to 20% in fiscal 1999. Real Goods had 15,500 square feet of retail space during fiscal 2000, up from 14,300 square feet in fiscal 1999.

    The Solar Living Center ("SLC"), which opened in 1996 in Hopland, California, is a twelve acre demonstration site that is the home of Real Goods' flagship store. The 4,200 square foot retail store is constructed of adobe-like covered rice straw bales and has a utility intertie system with Green Mountain Energy. Real Goods' 10 kilowatt photovoltaic array and 3 kilowatt wind generator can seasonally produce more power than is necessary for the site; Real Goods sells the excess power to Green Mountain. The Solar Living Center embodies Real Goods' core principles and provides an opportunity to demonstrate the practicality of living and working on a low consumption, environmentally sensitive and renewable energy basis. The site is immediately adjacent to Highway 101 in Hopland, California, and has been of interest both to residents of Northern California and to tourists who have made it a destination. Over 150,000 visitors came to the SLC in fiscal 2000. Real Goods believes that the Solar Living Center remains important to Real Goods' future. In September 1999, a 132 kw array was constructed by GPU AstroPower on the site. Energy from the array is sold to Green Mountain Energy under a long term contract.

    In addition to serving as a demonstration center for renewable energy products and catalog products, the Hopland store also offers retail products, some of which are unique to the Northern California bio-region. Many of these unique products are handmade or made in small quantities that are not suitable for mail order. Approximately two-thirds of the Hopland store's products are catalog and renewable energy items; one third are unique retail items.

    The 4,800 square foot Berkeley store serves as an urban demonstration center for Real Goods' catalog and renewable energy products. In January 1998, Real Goods opened a 1,500 square foot outlet store which recently was moved inside the Berkeley store. Real Goods conducts its clearance programs through this store.

    The Los Gatos store, 3,400 square feet, was opened in November 1999 and serves an affluent suburban market. It is located in a mall with a Whole Foods Market store. The West Los Angeles store is a 3,100 square foot store that opened in late May, 2000. The store is situated adjacent to a Whole Foods Market store and services a densely populated affluent area.

    Renewable Energy Products Market. Real Goods Renewables offers power systems for the eco-tourism market and for domestic remote homes using renewable sources of energy including photovoltaic (solar electric), hydroelectric and wind electric, as well as emerging renewable energy technologies such as hydrogen fuel cells and a new generation of photovoltaic cells. Real Goods Renewables endeavors to provide a broad array of appliances and other system components for most aspects of the independent power systems lifestyle. These products include battery storage systems, power conversion devices, charge controllers, meters, low voltage water pumping systems, solar and propane gas water heaters, high efficiency refrigerators, solar cooling devices, composting toilets and a wide variety of low-voltage household appliances.

    The traditional customers for these power systems have been owners of remote homes in excess of one-quarter mile from the power companies' lines in the United States and remote villages in third world countries. Real Goods believes over 26,000 homes have used its products to migrate to renewable energy primarily through solar systems. In addition Real Goods believes that the market for small-scale solar electric systems in the developing third world market is increasing significantly. Real Goods is seeking to serve the domestic remote home market directly and to develop strategic alliances to address the developing third world market through product sales and education.

    President Clinton's "million solar roofs" initiative has brought much interest in renewable energy to mainstream America. Currently the federal government is proposing tax credits for homeowners installing renewable energy systems. The U.S. Department of Energy continues to provide funds for photovoltaic installations via the Team UP program. The California Energy Commission is offering a significant (up to 50%) renewable energy rebate program for homeowners who install utility intertie systems. Many other states have, or will soon have, similar rebate programs. Real Goods has offered assistance in fulfillment of the program requirements for its customers and is well positioned to take advantage of these offers.

    Real Goods Renewables markets its products through the Real Goods Renewables Catalog, a technical catalog mailed to the more sophisticated renewable energy buyer, as well as through Real Goods' own Solar Living Sourcebook and other educational materials, and by direct sales. Real Goods' technical staff is fully trained in energy system sizing and specializes in designing solar systems of all sizes.

    Consumer Education Activities. Real Goods has traditionally emphasized consumer education as part of its mission and continues to produce and sell a wide variety of educational materials. Real Goods has adopted the slogan "knowledge is our most important product." Real Goods' primary product for this market is the tenth edition of its Solar Living Sourcebook, a 575 page textbook that Real Goods periodically revises, which features all of Real Goods' renewable energy products. The Solar Living Sourcebook is currently distributed by an independent publisher (Chelsea Green) as well as by Real Goods itself. Over 125,000 copies of this book have been sold in 47 countries. Real Goods also markets many publications on specific aspects of renewable energy conservation and sustainable living within its catalogs and in its retail stores. Real Goods does not spend material amounts for research and development.

    Real Goods has established a successful co-publishing relationship with Chelsea Green Publishing Company of Vermont. Through this relationship, twenty books have been co-published under the "Real Goods Solar Living Series" imprint, including Real Goods' own Solar Living Sourcebook. Real Goods believes that these co-publishing efforts have significantly boosted its position as an education leader in the sustainability movement.

    Real Goods has contributed to a non-profit corporation which operates the Institute for Solar Living (ISL). Originally founded by Real Goods and currently in its ninth season, the Institute for Solar Living offers over 40 educational seminars each year for individuals on a variety of topics such as "Planning and Building Your Renewable Energy Home" and "Strawbale Construction." The seminars are taught by the Institute employees and by third-party industry specialists. The Institute creates increased consumer awareness with regard to renewable energy products and rents the Solar Living Center as a demonstration site. The ISL sponsors an annual energy festival, SolFest, every summer which brings 5,000-10,000 visitors onsite to experience workshops, speakers, renewable energy demonstrations, and entertainment. Real Goods believes that SolFest contributes significantly to its educational efforts and enhances brand recognition.

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

    Internet Site. Real Goods has established a website (www.realgoods.com) which provides Real Goods with an alternative channel for offering its products and explaining its mission, history, programs and products. Real Goods believes that its customers on its website can find the largest array of environmental and healthy living products anywhere in the world. In fiscal 2000 Real Goods sold $1,482,000 worth of products through its website, representing 269% of the previous year's sales. Real Goods also maintains an innovative bulletin board on its website for interested shareholders and prospective stock purchasers to agree upon the purchase and sale of Real Goods' common stock without the intermediation of stock brokers. Transactions are without cost to purchasers, and sellers pay only transfer fees. Real Goods received the approval of the staff of the Securities and Exchange Commission for this program in 1996, and this approval was the first of its kind. There can be no assurance that Real Goods will continue to offer this service to its shareholders in the future.

Vendors

    Real Goods currently purchases its products from a vendor base of more than 700 suppliers, none of which accounts for more than 3.5% of Real Goods' purchases. Real Goods' ten largest vendors account for 24.6% of purchases. The four largest annual purchases are from vendors who sell renewable energy products, including solar electric modules, high efficiency appliances, and inverters (power conditioning equipment). While there are many suppliers of these products, Real Goods has chosen to limit the majority of its renewable energy purchases to four vendors: Astropower, a distributor of solar modules; Applied Power, a distributor of solar modules and other equipment manufactured by Siemens Solar Industries; Kyocera, a distributor of solar modules and high efficiency refrigerators; and Trace Engineering, a manufacturer of inverters and other solar electric controls.

    Real Goods has had long-term relationships with all of these vendors. Because many of the renewable energy products are relatively new, the number of suppliers for these products can be limited, and Real Goods, from time to time, may face short-term dependencies upon certain manufacturers for these products. However, Real Goods believes it would not face long-term difficulties in securing alternate sources of supply for such products if it experiences an interruption in its current supply. Real Goods believes such an interruption would be brief and is not likely to have a long-term material adverse effect on Real Goods' orders and sales revenues for the period affected.

    Real Goods generally does not enter into long-term contracts with its suppliers because adequate alternative sources for most products exist allowing flexibility to take advantage of competitive price fluctuations or improvements in technology or quality by not being obligated pursuant to long-term arrangements. As a result, there can be no assurance that Real Goods will not be subject to unanticipated cost increases or shortages of supply.

Seasonality

    Forty percent of Real Goods' revenues are realized in its third fiscal quarter, which ends on December 31. Renewable energy products are also subject to seasonality, but the cycle for these products is the inverse of the environmental, conservation and gift products, which lessens the effect of the holiday season on Real Goods' overall sales. Real Goods' fiscal year ends on March 31. Real Goods' sales generally increase sequentially over the first, second and third fiscal quarters, and generally decline in the fourth fiscal quarter. It is possible that such seasonal effects will be increased if Real Goods' customer base continues to include a greater percentage of urban and suburban dwellers. Real Goods believes that current trends reflect (i) increased demands for its renewable energy products during the mild-weather months when its customers are more likely to undertake construction and major home improvement projects and (ii) increased demand for environmentally related gift products, similar to that generally experienced by conventional retailers, during the holiday season. (See "Real Goods Business - Real Goods' Markets".)

Backorders; Returns



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    Backorders are considered common in certain other industries; however, in the mail order industry, backorders can be symptoms of inefficiency, lack of inventory or bad strategic planning since they create both additional costs and risks of lost sales. The majority of Real Goods' backorders arise when (i) vendors fail to deliver as promised, or (ii) sales of certain products are higher than anticipated. At March 31, 1999, backorders were $236,000, which was 23% of that month's catalog sales. At March 31, 2000, backorders were $11,000, which was 2% of that month's catalog sales. The main cause for the increase in backorders at the end of fiscal 1999 was the significant increase in sales of Y2K related products by substantially more than Real Goods anticipated. This large backorder status had been significantly reduced by December 1999.

    Although Real Goods does have a 90-day return policy for products returned by customers in their original condition, Real Goods has not historically experienced substantial product returns for its catalog segment. For fiscal 2000, returns of catalog sales were 9.0% of gross catalog sales. This is an increase over fiscal 1999 (6.6%) as a result of increasing the soft goods portion of the product mix. Real Goods believes that the hard goods catalog industry in general experiences returns of 5-6% and the soft goods catalog industry experiences returns of 15-30%.

Competition

    Within the catalog market, Real Goods is very small compared to industry leaders. The market for environmentally related and healthy living products has grown, and the number of both large and small catalog retailers carrying these products has increased. The same is true of Internet sales. Real Goods has also developed a small number of proprietary products. There can be no assurance that Real Goods will ever sell material quantities of branded goods or proprietary products. In the retail market, Real Goods is experimenting with retail store formats and it expects to continue to refine its retail store approach.

    In the renewable energy market, Real Goods operates in a niche presently too technical and application specific to interest the larger catalogs. Real Goods' knowledge of its customer and awareness of vendor offerings as well as its superior technical knowledge and experienced staff enable it to be a better intermediary between suppliers and customers for its segment of the market than larger catalogs. Real Goods believes that some Internet vendors without technical support staff are underselling Real Goods' prices for common goods. There can be no assurance that the resources or market positions of Real Goods' competitors in this area will not change.

    In all three markets, Real Goods competes on the basis of price, selection and service. Real Goods has continued to work to improve its pricing through selective, focused buying and improved vendor discounts. In fiscal 2000, Real Goods increased its presence at trade shows and plans to continue to improve its product selection.

    Real Goods believes that its image is enhanced by the various accomplishments that it has made in achieving its mission, including the opening of its Solar Living Center demonstration site along with its ongoing educational programs, the completion of the sale of the largest solar array in Latin America, the tenth edition of the Solar Living Sourcebook, Real Goods' increased presence on the Internet, the mission message in the mail order catalogs and public relations efforts.

    Real Goods has a program in which participants pay a $50 fee to receive a designated book, a newsletter with special pricing, closeout bargains and substantial additional information, as well as a 5% discount on all purchases. In most cases if customers have a large initial purchase, then will opt for the program in order to take advantage of the discount on their order. Real Goods' program customers order much more frequently and have a higher average order than Real Goods' other customers. In fiscal 2000 the number of customers who availed themselves of the discount program increased by 13% to approximately 62,000.

Regulation

    Although Real Goods believes that certain federal, state and local laws to promote energy conservation may encourage the purchase of its products, Real Goods also believes that most of its customers purchase its products for other reasons. Real Goods does not believe that it is subject to regulation other
than regulations applicable to catalog vendors of comparable products.   Real
Goods does not believe that the costs and effects of its own compliance with federal, state and local environmental laws are likely to be material. Real Goods does not generally seek or obtain governmental approval for the products it sells; rather, it believes that obtaining such approval is the responsibility of its vendors or the products' manufacturers. Real Goods has not, to its knowledge, been named in any environmental cause of action relating to its products or the sales thereof.

Employees

    As of November 15, 2000, Real Goods had the full time equivalent of 74 employees. Of those employees, approximately 19 are employed at Real Goods' retail stores, 4 are employed at Real Goods Renewables in Ukiah, approximately 31 are employed in Ukiah providing support to the catalog and corporate functions, and 20 are employed at Santa Rosa, California at the Corporate Headquarters. As with many retailers, Real Goods increases its use of temporary employees during its third fiscal quarter to meet the increased demands of the holiday season. Real Goods believes its use of temporary employees contributes
to its ability to control overhead costs.   Real Goods is not subject to any
collective bargaining agreements and believes its relationships with its employees are good.

Trademarks

    Real Goods has registered the trademark "Real Goods" and has a license to use the name "Earth Care" for recycled paper products but has discontinued that product line. That license may be terminated under certain circumstances. Real Goods has registered the name "Real Goods" in Japan. Real Goods does not believe that any other patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts are material to its business.

Relationship with Whole Foods Market, Inc. and WholePeople.com

    In September 1999, Real Goods entered into a pair of agreements with Whole Foods Market, Inc. Pursuant to one agreement, Whole Foods is to provide certain marketing assistance to Real Goods. Pursuant to the other agreement, which was assigned to Whole Foods' affiliate, WholePeople.com, Real Goods sold 800,000 shares of Real Goods' common stock to WholePeople.com for $3.6 million (see note 10 to Real Goods' financial statements for the fiscal year ended March 31,
2000). In June 2000, WholePeople.com issued an option to Gaiam for Gaiam to purchase these 800,000 shares of Real Goods common stock.

    Concurrently, John Schaeffer, Chairman and Chief Executive Officer of Real Goods, agreed to support a designee of WholePeople.com for election to Real Goods' Board of Directors.

Description of Properties

    As of November 15, 2000, the following describes Real Goods' properties:

    Real Goods owns the 12-acre parcel in Hopland, California that is the site of the Solar Living Center and its flagship store. Hopland is located approximately 12 miles south of Ukiah, on US Highway 101, a major interstate highway.

    Real Goods owns a facility in Amherst, Wisconsin which previously housed one of Real Goods' retail stores. This property consists of a 5,000 square foot cold warehouse, a 3,000 square foot cold storage building and a 1,600 square foot office and retail store. This property is listed for sale and is currently rented.

    Real Goods leases its 10,560 square foot administrative and executive headquarters in Santa Rosa, CA. This lease expires at the end of February, 2004.

    Real Goods has a three year lease through March 2002 on its 5,500 square foot Ukiah, California telephone sales facility. Real Goods' 15,300 square foot office/warehouse and overflow storage facilities (also located in Ukiah, California) are leased through mid October, 2000 (which Real Goods is in the process of renegotiating to continue on a month-to-month basis) and January, 2002 respectively.

    Real Goods has a lease agreement expiring in April 2002 for a 3,800 square foot retail store in Eugene, Oregon, which has been closed.

    Real Goods has a five year lease agreement, which expires at the end of February 2004, for the 4,800 square foot retail store in Berkeley, California. Real Goods recently vacated its the 1,500 square foot Outlet store in Berkeley, California and has moved the outlet activities within the Berkeley retail store.

    Real Goods leases a 3,400 square foot retail store facility in Los Gatos, California. This is a 5-year lease expiring in November 2004.

    Real Goods opened a new 3,100 square foot store in leased facilities in West Los Angeles on May 28, 2000. The lease is for 10 years, terminating on March 31, 2010, but may be terminated by Real Goods on March 31, 2005 with proper notice.

    Real Goods believes that it maintains adequate insurance for its real and personal property.


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        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of Real Goods' common stock as of November 15, 2000, by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) who is known by Real Goods to own beneficially 5% or more of the Common Stock, (ii) each director of Real Goods, and (iii) all directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to such shares. You are urged to read Gaiam's proxy statement for its 2000 annual meeting of shareholders, as filed with the SEC, for a description of the security ownership of certain beneficial owners and management of Gaiam.


                               Share Amount
Name and Address of            and Nature of                        Percentage
Beneficial Owner               Beneficial Ownership*                of Class
----------------               ---------------------                -----------

John Schaeffer
3440 Airway Drive                        1,833,014 (1)                37.7%
Santa Rosa, CA  95403

WholePeople.com, Inc.
1500 E. 128th Avenue                       800,000 (2)                16.6%
 Thornton, CO  80214

Gaiam.com, Inc.                            800,000 (3)                16.6%
360 Interlocken Blvd
Broomfield, CO  80021

Stephen Morris
3440 Airway Drive                           35,300 (4)                  **
Santa Rosa, CA  95403

Sam Salkin
3440 Airway Drive                            3,000 (5)                  **
Santa Rosa, CA  95403

All directors and officers               1,871,314 (1),(4),(5)        38.2%
  as a group (3 persons)

________

 * The amounts and percentages indicated as beneficially owned were calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act which provides that beneficial ownership of a security is acquired by a person if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of a right such as the exercise of an option or the conversion of a convertible security into common stock. Any securities not outstanding which are subject to options or conversion privileges are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by the person who owns the option or conversion privilege but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.

 ** Less than one percent of such class of stock.


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

(1) Includes 50,000 shares subject to issuance within 60 days after November 15, 2000 upon the exercise of stock options. However, the amount reported excludes 13,600 shares held by an irrevocable trust established for the benefit of Mr. Schaeffer's children. Mr. Schaeffer does not have voting or investment powers over these shares, and Mr. Schaeffer disclaims beneficial ownership of all of the shares held in this irrevocable trust.

(2) WholePeople.com has granted Gaiam.com an option to purchase its shares of Real Goods common stock as described in note (3) below.

(3) Includes 800,000 shares which Gaiam.com has the right to purchase from WholePeople.com pursuant to an option granted by WholePeople.com to Gaiam.com in June 2000.

(4) Includes 35,300 shares subject to issuance within 60 days after November 15, 2000 upon the exercise of stock options.

(5) Includes 1,000 shares owned in an Individual Retirement Account; also includes 2,000 shares subject to issuance within 60 days after November 15, 2000 upon exercise of stock options.



                       CHANGES IN AND DISAGREEMENTS WITH
        REAL GOODS' ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    At the meeting of the Board of Directors of Real Goods on January 8, 2000, it was determined to dismiss Deloitte and Touche LLP as the independent accountants for Real Goods and to engage Moss Adams LLP. The report of Deloitte and Touche LLP on the financial statements for each of the past two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty of scope or accounting principles. The Audit Committee concurred in the determination of Real Goods' Board of Directors.



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                       COMPARISON OF SHAREHOLDER RIGHTS

     This section of the proxy statement/prospectus summarizes differences between the Gaiam Class A common stock and Real Goods common stock. These differences arise from differences between Colorado law and California law, and between the corporate charters and bylaws of Gaiam and Real Goods. Although Gaiam and Real Goods believe that the following summary is a fair one, it should be understood that it is a summary only and does not purport to be complete. Real Goods shareholders should read the full text of each state's corporate statutes and each companies' respective corporate charter and bylaws for a more complete understanding of the differences between Gaiam Class A common stock and Real Goods common stock. For information on how to obtain these documents, see "Where You Can Find More Information" on page __.

     The rights of Real Goods' shareholders are governed by its articles of incorporation, as amended, its bylaws, as amended, and the laws of the State of California. The rights of Gaiam's shareholders are governed by its articles of incorporation, as amended and restated, its bylaws, as amended and restated, and Colorado law. Upon completion of the merger, the Real Goods shareholders will become Gaiam shareholders, and the Real Goods' shareholders' rights will be governed by Gaiam's articles of incorporation, as amended, its bylaws, as amended and restated, and Colorado law.

Authorized and Outstanding Capital Stock

Real Goods. The authorized capital stock of Real Goods currently consists of 10,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of November 15, 2000, there were outstanding 4,814,242 shares of Real Goods' common stock held by 8,368 shareholders of record and options to purchase an aggregate of 1,113,450 shares of Real Goods' common stock. Holders of Real Goods' common stock are entitled to one vote for each share held.

Gaiam. The authorized capital stock of Gaiam is 250,000,000 shares, consisting of 150,000,000 shares of Class A common stock, $.0001 par value per share, 50,000,000 shares of Class B common stock, $.0001 par value per share, and 50,000,000 shares of preferred stock, par value $.0001 per share. As of November 15, 2000, there were 5,462,780 shares of class A common stock outstanding held by 1,031 shareholders of record, options to purchase an aggregate of [908,050] shares, a warrant to purchase 24,000 shares and 5,400,000 shares of Class B common stock outstanding. There were no shares of preferred stock outstanding. Holders of Gaiam's Class A common stock are entitled to one vote for each share held and holders of Gaiam's Class B common stock are entitled to ten votes for each share held, although pursuant to a voting agreement between Gaiam and Mr. Rysavy, the Class B common stock is limited to 49% of the total votes and all shares over this limit are voted proportionately with the Class A common stock. As a result of the voting agreement, holder of Class A common stock will control the vote on all matters to be considered by Gaiam's common stockholders.

Special Meeting of Shareholders

Real Goods. Pursuant to Real Goods' bylaws, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. The request for special meeting shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the chairman of the board, the president, any vice president, or the secretary of the company. The meeting will be held at the time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request.


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

Gaiam. A special meeting of shareholders may be called at any time by the chairman of the board of directors, by the chief executive officer, by the president, by resolution of the board of directors or by the holders of 10% of the voting power of shares entitled to vote. Notice of a special meeting shall include a description of the purpose or purposes for which the meeting is called.

Action by Written Consent in Lieu of Shareholders' Meeting

Real Goods. Under California law, shareholders may execute an action by written consent in lieu of a shareholder meeting. Pursuant to Real Goods' bylaws, Real Goods' shareholders may take action without a meeting by written consent if the consent is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted.

Gaiam. Under Colorado law, any action to be taken at a shareholders' meeting may be taken without a meeting if all of the shareholders entitled to vote thereon consent to such action in writing. Gaiam's bylaw provide that shareholders may not take any action without a meeting, whether by written consent or otherwise. Because of the virtual impossibility of receiving written consents from holders of 100% of the shares of a public company, Gaiam does not believe its bylaw provision is a meaningful change from Colorado law.

Record Date for Determining Shareholders

Real Goods. If the board of directors does not fix a record date, Real Goods' bylaws provide that the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. The record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, (i) when no prior action by the board of directors has been taken, shall be the day on which the first written consent is given, or (ii) when prior action of the board of directors has been taken, shall be at the close of business on the day on which the board of directors adopts the resolution relating to that action, or the 60th day before the date of such other action, whichever is later.

Gaiam. Pursuant to Gaiam's bylaws, its board of directors may fix in advance a date as the record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend or in order to make a determination of shareholders for any other proper purpose, such date in any case to be not more than seventy (70) days before the meeting or action requiring a determination of shareholders. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the board of directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made, such determination shall apply to any adjournment thereof. The record date for determining shareholders entitled to demand a special meeting shall be the date of the earliest of the demands pursuant to which the meeting is called.

Notice Requirements of Shareholders' Meetings

Real Goods. Pursuant to Real Goods' bylaws, all notices of shareholders' meetings shall be sent or otherwise given either personally or by first-class mail or telegraphic or other written communication, charges prepaid, addressed to the shareholder. Notice shall be sent or otherwise given not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted, or (ii) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the shareholders. The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees whom, at the time of the notice, management intends to present for election. If action is proposed to be taken at any meeting for approval of (i) a contract or transaction in which a director has a direct or indirect financial interest, (ii) an amendment of the articles of incorporation, (iii) a reorganization of the corporation,
(iv) a voluntary dissolution of the corporation, or (v) a distribution in dissolution other than in accordance with the rights of outstanding preferred shares, the notice shall also state the general nature of that proposal.

Gaiam. Pursuant to Gaiam's bylaws, notice stating the date, time and place of the meeting shall be given no fewer than ten (10) and no more than sixty (60) days before the date of the meeting, except that if the number of authorized shares is to be increased, at least thirty (30) days' notice shall be given. Notice shall be given personally or by mail, private carrier, telephone (if reasonable under the circumstances), telegraph, teletype, electronically transmitted facsimile or other form of wire or wireless communication by or at the direction of the chief executive officer, the president, the secretary, or the officer or other person calling the meeting to each shareholder of record entitled to vote at such meeting. If mailed and if in a comprehensible form, such notice shall be deemed to be given and effective when deposited in the United States mail, addressed to the shareholder at his or her address as it appears in Gaiam's current record of shareholders, with postage prepaid. If notice is given other than by mail, and provided that the notice is in comprehensible form, the notice is given and effective on the date received by the shareholder.

Shareholder Approval of Certain Business Combinations

Real Goods. California law requires that , except in a short-form merger or the merger of a corporation into its subsidiary in which it owns at least 90% of the outstanding shares of each class, nonredeemable common shares of a constituent corporation may be converted only into nonredeemable common shares of the surviving corporation or a parent party if a constituent corporation or its parent owns, directly or indirectly, shares of another constituent corporation representing more than 50% of the voting power of the other corporation prior to the merger unless all the shareholders of the class consent.

Gaiam. Colorado law does not contain a provision limiting interested shareholder business combinations.

Inspection of Shareholder List

Real Goods. California law allows any shareholder to inspect and copy the shareholder list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of 5% or more of the corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have made certain filings with the SEC. Real Goods' bylaws mirror the California statutory provisions with respect to inspection of shareholder lists.

Gaiam. Under Colorado law, a shareholder has the right to examine and copy the books and records of a Colorado corporation during regular business hours at the corporation's principal office if the shareholder gives the corporation five business days written demand. The demand must state the purpose of the inspection. An agent or attorney of the shareholder may also inspect the records. If the corporation


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

refuses to allow an inspection, a Colorado court may order an inspection. A shareholder may also inspect a shareholder list in connection with a shareholder meeting.

Dividends and Repurchases of Shares

Real Goods. Under California law, a corporation may not make any distribution to its shareholders unless either: (1) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution; or (2) immediately after giving effect to such distribution, the corporation's assets exclusive of goodwill, capitalized research and development expenses and deferred charges, would be at least equal to 1 1/4 times its liabilities and the corporation's current assets would be at least equal to its current liabilities or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years.

Gaiam. Under Colorado law, directors may, subject to any restrictions in the corporation's articles of incorporation, declare and pay dividends so long as, after giving effect to the distribution (1) the corporation may pay its debts as they become due and (2) the total assets of the corporation would not be less than the sum of the total liabilities plus the amount needed to satisfy preferential rights of shareholders with superior rights upon a dissolution of the corporation.

Procedures to Nominate Directors

Real Goods. The Real Goods' bylaws require that nominations of persons for election to the board of directors may be made at a meeting of shareholders by or at the direction of the board of directors or by any shareholder of the corporation entitled to vote in the election of directors at the meeting. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the secretary of the corporation.

Gaiam. Nominations of persons for election as directors of Gaiam may be made at a meeting of shareholders (a) by or at the direction of the board of directors,
(b) by any nominating committee or persons appointed by the board of directors or (c) by any shareholders of Gaiam entitled to vote for the election of directors at the meeting who complies with the applicable notice procedures provided in Gaiam's bylaws. Such nominations, other than those made by or at the direction of the board of directors or any nominating committee or persons appointed by the board, shall be made pursuant to timely notice in writing to the secretary of Gaiam. To be timely, a shareholder's notice shall be delivered to or mailed and received at Gaiam's principal executive office (i) in the case of the annual meeting of Gaiam's shareholders (other than an annual meeting in which the date of the meeting has been changed by more than 30 days from the prior year), not less than 45 nor more than 70 days before the date on which Gaiam first mailed its proxy materials for the prior year's annual meeting of shareholders, or (ii) in the case of any other meeting of Gaiam's shareholders, not less than 50 nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of such other meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of such other meeting was mailed or such public disclosure was made, whichever first occurs.

Cumulative Voting Rights

Real Goods. California corporate law provides for cumulative voting for directors. Real Goods' bylaws provide that no shareholder shall be entitled to cumulate votes (i.e., cast for any one or more candidates a number of votes greater than the number of the shareholder's shares) unless the candidates' names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of the shareholder's intention to cumulate votes. If any shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among any or all of the candidates, as the shareholder thinks fit.

Gaiam. A Colorado corporation may have cumulative voting for directors unless expressly prohibited by the articles of incorporation. Gaiam has expressly prohibited cumulative voting in its articles of incorporation.

Number of Directors

Real Goods. The Real Goods' bylaws provide that the Real Goods board of directors may not have less than four nor more than seven directors. The exact number of directors is four until changed by resolution, approved by the Board of Directors or the shareholders. The indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to the bylaws approved by the shareholders; provided, however, that an amendment reducing the number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting of the shareholders, or the shares not consenting in the case of action by written consent, are equal to more than sixteen and two-thirds (16 2/3%) of the outstanding shares entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one.

Gaiam. Gaiam's bylaws provide that the number of directors shall be set by resolution of the board of directors. There are currently six members of Gaiam's board of directors.

Classified Board of Directors

Real Goods. A classified board is one for which a certain number, but not all, of the directors are elected on a rotating basis each year. Under California law, a corporation that is not a listed corporation cannot provide for a classified board. Real Goods is not a listed corporation under California law.

Gaiam. Under Colorado law, the articles of incorporation may provide for staggering the terms of directors into two or three groups for terms of two or three years. The Gaiam articles of incorporation do not presently provide for a classified board of directors.

Removal of Directors

Real Goods. Under California law, any director or the entire board of directors may be removed without cause with the approval of a majority of the outstanding shares entitled to vote thereon. However, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting, whether or not the corporation's articles of incorporation or bylaws do not otherwise provide for cumulative voting. A corporation's board of directors may remove for cause by declaring vacant the office of a director who has been (i) declared of unsound mind by an order of court or (ii) convicted of a felony.

Gaiam. Under Colorado law, a member of the Board may be removed by the shareholders with or without cause, if the vote in favor of removal exceeds the vote opposed. Gaiam's bylaws provide that the shareholders may remove the entire board of directors or any individual director without assignment of cause by the vote of the majority of the shares entitled to vote in an election of directors.

Board of Directors Vacancies

Real Goods. Unless otherwise provided in a corporation's articles of incorporation or bylaws, under California law, any vacancy on a board of directors, other than one created by removal of a director, may be filled by approval of the remainder of the corporation's board of directors. Even if the number of remaining directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office or by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. Unless the articles of incorporation or a bylaw adopted by the shareholders provide that the board may fill vacancies occurring in the board by reason of the removal of directors, such vacancies may be filled only with the approval of a majority of the outstanding shares entitled to vote thereon. Real Goods' bylaws provide that vacancies on Real Goods' board, except for a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. A vacancy created by the removal of a director by the shareholders or by court order may be filled only by a vote of the shareholders at a duly held meeting at which a quorum is present.

Gaiam. Under Colorado law, unless otherwise provided in the articles of incorporation, vacancies on the board of directors, including vacancies resulting from an increase in the number of members of the board of directors, may be filled by a majority of the shareholders, the board of directors or, if the remaining directors are less than a quorum, by the affirmative vote of a majority of all directors remaining. If the vacant office is elected by a voting class, the directors remaining of that class or the holders of shares of that class may fill the vacancy. Pursuant to Gaiam's bylaws, any vacancy on its board of directors may be filled by the affirmative vote of a majority of the remaining members of the board of directors even if less than a quorum is remaining in office. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting or special meeting of shareholders called for that purpose. A director elected to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Amendment of Articles of Incorporation and Bylaws

Real Goods. California law provides that, unless otherwise stated in a corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote on those shares. Unless otherwise provided in the articles of incorporation, any provision in the articles of incorporation which requires a greater vote than required by law cannot be amended or repealed except by the greater vote. California law provides that when the rights of a class of shares will be affected by an amendment, the holders of those shares may vote as a class even if the shares are non-voting shares. In addition, when only one or more series in a class of shares, and not the entire class, will be adversely affected by an amendment, only the affected shares may vote as a class. Section 211 of the California corporate law provides that, unless the board of directors is prohibited by the articles of incorporation, the bylaws, or Section 212 of the California corporate law, the board or a majority of the outstanding shares entitled to vote may amend the bylaws. Real Goods' bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. In addition, the Real

Goods' board of directors may adopt, amend or repeal the bylaws other than those changing the authorized number of directors.

Gaiam. Under Colorado law, each holder of shares of an affected class of stock, voting in separate voting groups, is entitled to vote on any amendment to the Articles of Incorporation that would (i) increase or decrease the aggregate number of authorized shares of the class; (ii) effect an exchange or reclassification of all or part of the shares of the class into shares of another class; (iii) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class; (iv) change the designation, preferences, limitations or relative rights of all or part of the shares of the class; (v) change the shares of all or part of the class into a different number of shares of the same class; (vi) create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the class; (vii) increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolutions that are prior, superior, or substantially equal to the shares of the class; (viii) limit or deny an existing preemptive right of all or part of the shares of the class; or
(ix) cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class. Pursuant to Gaiam's bylaws, the Board of Directors may amend, supplement or repeal the bylaws or adopt new bylaws, subject to repeal or change by action of the shareholders.

Quorum

Real Goods. Pursuant to Real Goods' bylaws, the presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting of
shareholders shall constitute a quorum for the transaction of business.   The
shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

Gaiam. Pursuant to Colorado law and Gaiam's bylaws, a majority of the shares entitled to vote, present in person or represented by proxy shall constitute a quorum at any meeting of shareholders, but a quorum shall not consist of fewer than one-third of the votes entitled to be cast.

Vote Required for Merger

Real Goods. California law requires a majority of the outstanding shares of each class of shares affected that is entitled to vote to approve a merger, except that no shareholder vote is required of a corporation that will be the surviving corporation in the merger as long as the shareholders of the corporation own, immediately after the merger, more than five-sixths of the voting power of the surviving corporation. If a corporation has two classes of common shares that differ only as to voting rights, the shares will vote as a single class.
Similar voting requirements apply for share exchanges. In addition, California law further requires the affirmative vote of a majority of the outstanding shares entitled to vote on the merger if: (1) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval; or (2) shareholders of the surviving corporation will receive shares of a non-California corporation or shares of the surviving corporation having different rights, preferences, privileges or restrictions than the shares surrendered.

Gaiam. Under Colorado law, no vote of the shareholders of a surviving corporation is required to approve a merger or consolidation if the plan does not amend the articles of incorporation, each shareholder of the surviving corporation will hold the same number of shares with identical rights after


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

the merger, the number of voting shares outstanding after the merger plus the number of shares issuable as a result of the merger will not exceed by 20% the total number of shares before the merger and the number of participating shares (i.e. shares that entitle their holders to participate without limitation in distributions) outstanding after the merger plus the number of participating shares issuable as a result of the merger will not exceed by 20% the total number of participating shares before the merger. No vote of the shareholders of a subsidiary is required to approve a merger or consolidation of a 90% or greater parent and the subsidiary and a vote of the parent in this circumstance is not required if the conditions described in the first sentence are met. Because Gaiam was incorporated in Colorado prior to the adoption of the new Colorado Business Corporation Act, transitional rules under Colorado law provide that fundamental corporate transactions, such as mergers, consolidations, sales of all or substantially all of the corporation's assets and dissolutions, require the approval of a majority of the board of directors and approval of the holders of two-thirds of the outstanding shares of Gaiam's common stock.

Dissolution Rights

Real Goods. Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors.

Gaiam. Under Colorado law, the proposal to dissolve shall be approved by each voting group entitled to vote separately on the proposal by a majority of all the votes entitled to be cast on the proposal by that voting group.

Dissenters' Rights

Real Goods. California law provides that if the approval of the outstanding shares of a corporation is required for a reorganization under specific provisions of California law, each shareholder of the corporation entitled to vote on the transaction who did not vote in favor of the transaction may require the corporation to purchase for cash, at the fair market value, any "dissenting shares" owned by the shareholder. Shares listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market System generally do not have these appraisal rights unless the holders of at least 5% of the class of outstanding shares demand the right, or the corporation or any law restricts the transfer of the shares. The fair market value will be determined as of the day before the first announcement of the terms of the proposed reorganization, excluding any appreciation or depreciation as a result of the proposed action. Colorado law specifies a procedure whereby the shareholder must perfect his or her dissenters' rights.


Gaiam. Shareholders of Colorado corporations are entitled to exercise certain dissenters' rights in the event of a merger, share exchange, sale, lease, exchange or any other disposition of all or substantially all of the property and assets of a corporation. Shareholders are also permitted to dissent if dissenters' rights for a corporate action are provided for in the corporation's bylaws or a directors resolution. Shareholders of a Colorado corporation may dissent in the case of a reverse stock split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fraction or scrip is to be acquired for cash or the scrip will be voided. Under Colorado law, dissenting shareholders are entitled to object to the proposed corporate action and obtain the payment of the fair value of the shares of the corporation owned by the shareholder. Colorado law specifies a procedure whereby the shareholder must perfect his or her dissenters' rights.

Fiduciary Duty of Board of Directors

Real Goods. California law provides that a director shall perform the duties of a director, including duties as a member of any committee of the board upon which the director may serve, in good faith, in a manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the corporation, legal counsel, accountants or a committee of the board of directors.

Gaiam. Colorado law provides that directors must discharge duties in good faith, with the care of an ordinary prudent person and in a manner he or she believes to be in the best interests of the corporation. A director may rely on information, opinions, reports or statements prepared or presented by officers or employees of the corporation, legal counsel, accountants or a committee of the board of directors.

Limitations on Directors' Liability

Real Goods. Under California law, the liability of a director for monetary damages may be limited in a corporation's articles by including a provision eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders, provided that (A) such a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the California corporate law, or (vii) under Section 316 of the California corporate law, (B) no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective, and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

Gaiam. Under Colorado law, if so provided in the articles of incorporation, the corporation shall eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any breach of the director's duty of loyalty to the corporation or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts for unlawful distributions, or any transaction from which the director directly or indirectly derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any act or omission occurring before the date when such provisions becomes effective.

    No director shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the litigation or unless such director committed a criminal offense in connection with such situation. This provision does not restrict the corporation's right to eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director.

Indemnification

Real Goods. Under California law, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

     Real Goods' bylaws provide that the corporation will indemnify each of its directors, officers, employees or other agents of the corporation to the fullest extent permitted by the California corporate law. In addition, the corporation: (a) is authorized to provide indemnification of agents in excess of that expressly permitted by Section 317 of the California corporate law for those agents of the corporation for breach of duty to the corporation and its shareholders; provided, however, that the corporation is not authorized to provide indemnification of any agent for any acts or omissions or transactions from which a director may not be relieved of liability as set forth in the exception to Section 204(a)(10) of the California corporate law or as to the circumstances in which indemnity is expressly prohibited by Section 317 of the California corporate law; and (b) shall have the power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such, whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of Section 317 of the California corporate law, and shall have the power to advance the expenses reasonably expected to be incurred by such agent in defending any such proceeding upon receipt of the undertaking required by Section 317(f) of the California corporate law.

    Real Goods has entered into separate indemnification agreements with each of its directors and officers pursuant to which Real Goods has agreed to indemnify such director or officer against claims or liabilities incurred in his position as such.

Gaiam. Under Colorado law, a corporation may indemnify a director, officer, other employee or agent who is made party to a proceeding because the person was or is a director if the person acted in good faith and reasonably believed and acted in the best interest of the corporation (or not opposed to the best interest of the corporation when not acting in his or her official capacity).
In the case of a criminal proceeding, a person may be indemnified if he or she had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation's articles of incorporation, a Colorado corporation must indemnify the reasonable expenses of a person who is wholly successful in the defense of a proceeding to which the person was a party because he or she was a director, officer, other employee or agent. A corporation may advance expenses to a director, officer, other employee or agent in a proceeding if the person seeking indemnification furnishes the corporation with a written statement of his or her good faith belief that he or she acted in good faith, agrees to repay expenses if it is determined he or she did not meet the standard of conduct and if it is determined that the facts known would not preclude indemnification. Colorado law prohibits indemnification in connection with a derivative action if the person was adjudged liable to the corporation or in connection with a proceeding charging the director derived an improper personal benefit in which the person was adjudged liable on the basis that he or she derived an improper personal benefit.

     A determination that the director, officer, other employee or agent has met the required standard of conduct, and that indemnification therefore is proper, must be made (i) by a majority vote of disinterested directors and only the disinterested directors may be counted for the quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders. A corporation may also purchase insurance on behalf of a director, officer, other employee or agent.

     Gaiam's bylaws provide that Gaiam will indemnify against liability, to the fullest extent authorized by the Colorado law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Gaiam to provide broader indemnification rights than permitted prior thereto), incurred in any proceeding by an individual made a party to a proceeding because he is or was a director of Gaiam or any subsidiary of Gaiam if: (a) he conducted himself in good faith; (b) he reasonably believed:
(i) in the case of conduct in his official capacity with Gaiam, that his conduct was in the Gaiam's best interests; or (ii) that in all other cases, that his conduct was at least not opposed to the Gaiam's best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Gaiam may not indemnify a person either (a) in connection with a proceeding by or in the right of Gaiam in which such person was adjudged liable to Gaiam; or (b) in connection with any proceeding charging improper personal benefit to such person, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Interested Director Transactions

California and Colorado law both provide that certain contracts or transactions in which one or more of a corporation's directors has an interest are not necessarily void or voidable simply because of the interest or because the director is present at or participates in the meeting of the board or committee which authorizes the contract or transaction. Both California and Colorado law provide that such interested director transactions are not void or voidable as long as: (a) either an informed, independent majority of the shareholders or of the board of directors or a committee thereof approve any such contract or transaction after full disclosure of the material facts, or (b) the contract or transaction must have been fair as to the corporation at the time it was approved.

                                 LEGAL MATTERS

    Bartlit Beck Herman Palenchar & Scott, counsel to Gaiam, will pass on the validity of the shares of Gaiam Class A common stock to be issued to Real Goods shareholders in the merger.

                                    EXPERTS

    The consolidated financial statements of Gaiam, Inc. and Subsidiaries appearing in the Gaiam, Inc. Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of Real Goods Trading Corporation for the year ended March 31, 2000 included in this proxy statement/prospectus have been audited by Moss Adams LLP, independent auditors, as stated in their reports and have been given upon their authority as experts in accounting and auditing. The financial statements of Real Goods Trading Corporation as of March 31, 1999 and for year then ended included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                         FUTURE SHAREHOLDER PROPOSALS

    If the merger takes place, Real Goods will have no more annual meetings. If the merger does not take place, any Real Goods shareholder who wished to submit a shareholder proposal for possible inclusion in the proxy statement and proxy for Real Goods' 2001 annual meeting of shareholders must do so within a reasonable time before Real Goods prints and mails its proxy materials for such meeting. Any such proposal should be sent to the attention of the Secretary of Real Goods at 3440 Airway Drive, Santa Rosa, California 95403. A shareholder proposal being submitted outside the processes of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be considered untimely if not received within a reasonable time before Real Goods mails its proxy material for the 2001 annual meeting. If Real Goods receives notice of such proposal after such time, each proxy that Real Goods receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate.



                      WHERE YOU CAN FIND MORE INFORMATION

    Gaiam and Real Goods file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    Gaiam's and Real Goods' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. You may also obtain additional information at Gaiam's web site at www.gaiam.com.

    Gaiam filed a Registration Statement on Form S-4 to register with the SEC the shares of Gaiam Class A common stock to be issued to Real Goods shareholders in the merger. This document is a part of that Registration Statement and constitutes a prospectus of Gaiam in addition to being a proxy statement of Real Goods for its special meeting. As permitted by SEC rules, this document does not contain all the information that you can find in the Registration Statement or the exhibits to the Registration Statement.

    The SEC allows Gaiam to incorporate by reference information into this document. This means that Gaiam can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Gaiam has previously filed with the SEC. These documents contain important information about Gaiam and its financial performance. The following documents of Gaiam are incorporated by reference:



Gaiam's SEC Filings
(File N.  0-27515)                         Period
--------------------------                 ------
Annual Report on Form 10-K                 Fiscal year ended December 31, 1999

Current Reports on Form 8-K                Filed on July 11, 2000, as amended
                                           September 15, 2000

Description of Gaiam's Class A Common
Stock contained in Gaiam's Registration
Statement on Form 8-A                      Filed on October 1, 1999

    Gaiam is also incorporating by reference additional documents that Gaiam files with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this document and the date of the Real Goods' special shareholders' meeting.

    Gaiam has supplied all information contained or incorporated by reference in this document relating to Gaiam.

    You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from Gaiam or the SEC. Documents incorporated by reference are available from Gaiam without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document. Shareholders may obtain documents incorporated by reference in this document by Gaiam by requesting them in writing or by telephone at the following address:

                                  Gaiam, Inc.
                       360 Interlocken Blvd., Suite 300
                          Broomfield, Colorado 80021
                              Tel: (303) 464-3600
                                Attn: Secretary

    If you would like to request documents from Gaiam, please do so by         ,
2001 to receive them before the shareholders' meeting. Gaiam will send such documents by first-class mail within one business day of receiving your request.

    You should rely only on the information contained or incorporated by reference in this document to vote on the Real Goods merger agreement proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated November __, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Gaiam Class A common stock in the merger shall create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS



                                                                            Page
                                                                            ----
Index to Real Goods' Financial Statements:
------------------------------------------

Independent Auditors' Report--Moss Adams, LLP..............................  F-2

Independent Auditors' Report--Deloitte & Touche, LLP.......................  F-3

Financial Statements as of and for the Years Ended
 March 31, 2000 and 1999:

 Balance Sheets............................................................  F-4

 Statements of Operations..................................................  F-5

 Statements of Cash Flows..................................................  F-6

 Statements of Shareowners' Equity.........................................  F-7

 Notes to Financial Statements.............................................  F-8

Financial Statements as of the Quarter Ended September 23, 2000
 and for the Quarters Ended September 23, 2000 and September 25, 1999

 Balance Sheets............................................................ F-15

 Statements of Operations.................................................. F-16

 Statements of Cash Flows.................................................. F-17

 Notes to Financial Statements............................................. F-18

Index to Gaiam's Consolidated Financial Statements:
--------------------------------------------------

Consolidated Financial Statements as of the Quarter Ended September 30,
 2000 and for the Quarters ended September 30, 2000 and September 30, 1999

 Balance Sheets............................................................ F-20

 Statements of Income...................................................... F-21

 Statements of Cash Flows.................................................. F-23

 Notes to Consolidated Financial Statements................................ F-24

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Real Goods Trading Corporation

    We have audited the accompanying balance sheet of Real Goods Trading Corporation as of March 31, 2000, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Real Goods Trading Corporation as of March 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ MOSS ADAMS LLP
Moss Adams LLP

Santa Rosa, California
May 24, 2000

Santa Rosa, California
May 24, 2000
INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareowners
Real Goods Trading Corporation:

    We have audited the accompanying balance sheet of Real Goods Trading Corporation (the "Company") as of March 31, 1999 and the related statements of operations, shareowners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respect, the financial position of Real Goods Trading Corporation as of March 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


[S]DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Oakland, CA
May 21, 1999

                         REAL GOODS TRADING CORPORATION
                                 BALANCE SHEETS
                            MARCH 31, 2000 and 1999
                        (In thousands except share data)

                                                   2000      1999
ASSETS
Current assets:
  Cash                                          $   876    $2,048
Marketable securities                             1,568         -
Accounts receivable, net of allowance of $6
 in 2000 and 1999                                   152       240
Note receivable                                       -        20
Inventories, net                                  3,165     2,080
Deferred catalog costs, net                         381       272
Prepaid expenses                                    150       266
Deferred income taxes                                34        89
                                                -------    ------
     Total current assets                         6,326     5,015

Property, equipment and improvements, net         4,063     3,553
Other assets                                        253       198
Property held for sale                               78        78
Note receivable - affiliate, net of
 allowance of $259 in 2000                           60       196
Deferred income taxes                               664        39
                                                -------    ------
     Total assets                               $11,444    $9,079
                                                =======    ======

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
  Accounts payable                              $ 1,374    $  873
  Accrued expenses                                  309       620
  Deposits                                           55       138
  Current maturities of long-term debt               17        16
  Other taxes payable                                39        57
     Total current liabilities                    1,794     1,704

Long-term debt, less current maturities             534       552
                                                -------    ------
Total liabilities                                 2,328     2,256
                                                -------    ------

Shareowners' equity:
Common stock, without par value:
  Authorized 10,000,000 shares;
  issued and outstanding,
  4,881,742 and 4,080,742 shares,
  respectively                                   10,771     7,188
Accumulated deficit                              (1,655)     (365)
                                                -------    ------
  Total shareowners' equity                       9,116     6,823
                                                -------    ------
  Total liabilities and shareowners'
   equity                                       $11,444    $9,079
                                                =======    ======

See notes to financial statements

                        REAL GOODS TRADING CORPORATION
                           STATEMENTS OF OPERATIONS
                      YEARS ENDED MARCH 31, 2000 AND 1999
                (In thousands except share and per share data)


                                             2000        1999
Net Sales                               $   18,979   $  18,736
Cost of sales                               11,145      10,904
  Gross profit                               7,834       7,832
Selling, general and administrative
 expenses                                    9,402       8,497

  Loss from operations                      (1,568)       (665)

Interest income, net                            63          42
Loss on disposition of assets                 (354)         (9)

  Loss before income taxes                  (1,859)       (632)

Income tax benefit                             569         150
  Net loss                              $   (1,290) $     (482)

Net loss per share, basic and diluted   $    (0.29) $    (0.12)

Weighted average shares outstanding,
 basic and diluted                       4,384,887   4,004,286

See notes to financial statements

                         REAL GOODS TRADING CORPORATION
                            STATEMENTS OF CASH FLOWS
                      YEARS ENDED MARCH 31, 2000 AND 1999
                                 (In Thousands)


                                                           2000      1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                 $(1,290)  $ (482)
Adjustments to reconcile net loss
 to net cash from operating activities:
 Depreciation and amortization                               452      344
 Loss/writedown on disposition of assets                     252        9
 Deferred income taxes                                      (570)    (151)
 Other                                                       (18)      14
Changes in assets and liabilities:
 Accounts receivable                                          88      (30)
 Note receivable                                              20      (20)
 Inventories                                              (1,085)     256
 Deferred catalog costs, net                                (109)     167
 Prepaid expenses                                            116      (52)
 Income taxes  receivable                                      -      167
 Accounts payable                                            501      147
 Accrued expenses and other                                 (311)     298
 Deposits                                                    (83)    (296)
 NET CASH FROM OPERATING ACTIVITIES                       (2,037)     371

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of equipment, and construction
  in progress                                               (962)    (514)
 Investments in marketable securities                     (3,093)       -
 Maturities of marketable securities                       1,525        -
 Purchase of other assets                                    (55)     (45)
 Proceeds from sale of equipment and
  other assets                                                 -       25
 Note receivable - affiliate                                (116)    (196)
 NET CASH FROM INVESTING ACTIVITIES                       (2,701)    (730)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock,
  net                                                      3,586    1,138
 Repayment of debt                                           (17)     (17)
 Purchase of common stock                                     (3)     (15)
 NET CASH FROM FINANCING ACTIVITIES                        3,566    1,106

NET INCREASE (DECREASE) IN CASH                           (1,172)     747
CASH AT BEGINNING OF PERIOD                                2,048    1,301
CASH AT END OF PERIOD                                    $   876  $ 2,048

Other cash flow information:
 Interest paid                                           $    47  $    48
 Income taxes paid                                             1        1

See notes to financial statements

                        REAL GOODS TRADING CORPORATION
                       STATEMENTS OF SHAREOWNERS' EQUITY
                      YEARS ENDED MARCH 31, 2000 AND 1999
                                (In thousands)

                                                 Common Stock

                                                 Retained    Total
                             Number of           Earnings  Shareowners
                              Shares    Amount   (Deficit)  Equity
BALANCE, MARCH 31, 1998        3,857    $ 6,065   $   117   $ 6,182

Issuance of common stock
 in direct public
 offering, net of offering
 costs of $99                    228      1,138         -     1,138

Shares repurchased                (4)       (15)        -       (15)

Net loss                           -          -      (482)     (482)

BALANCE, MARCH 31, 1999        4,081      7,188      (365)    6,823

Issuance of common stock,
 net of issue costs of $22       800      3,578         -     3,578
Exercise of common
 stock options under
 option plan                       2          8         -         8

Shares repurchased                (1)        (3)        -        (3)

Net loss                           -          -    (1,290)   (1,290)

BALANCE, MARCH 31, 2000        4,882    $10,771   $(1,655)  $ 9,116

                       See notes to financial statements

                         REAL GOODS TRADING CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION - Real Goods Trading Corporation (the "Company") was organized on July 1, 1990 and sells primarily environmentally related, "healthy living" and renewable energy products through mail order catalogs, four retail stores, the Internet, and direct sales from its renewable energy department.

USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHANGE IN PRESENTATION - Included in net sales for fiscal years 2000 and 1999 are shipping and handling fees collected from customers of $1,388,000 and $1,516,000, respectively. Included in cost of sales for fiscal years 2000 and 1999 are freight out expenses of $1,118,000 and $1,152,000 respectively. Previously, these amounts were presented as a net amount in selling, general and administrative expenses. Such sales and cost of sales have been reclassified into net sales and cost of sales for the periods presented because management believes this more accurately represents the Company's true sales and cost of sales amounts.

CASH AND MARKETABLE SECURITIES - Marketable securities are classified as available-for-sale and are available to support current operations or to take advantage of other investment opportunities. Marketable securities are stated at estimated fair value based upon market quotes and consist of bonds, commercial paper and Federal agency securities. As of March 31, 2000, fair value approximated cost and no unrealized gain or loss was included in retained earnings. Realized gains and losses are included in other income. Interest earned is included in interest income. The Company has deposits in money funds in excess of federally insured levels. These deposits are placed with quality financial institutions.

INVENTORIES are stated at the lower of cost (first-in/first-out method) or market. Inventories include expenses associated with acquiring the inventory.

DEFERRED CATALOG COSTS - The Company capitalizes the direct cost of producing and distributing its mail order catalogs. Deferred catalog costs are amortized based on the estimated sales lives of the catalogs, generally eighteen weeks.

PROPERTY, EQUIPMENT AND IMPROVEMENTS are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 40 years.

INTERNET SITE COSTS are capitalized in accordance with AICPA Statement of Position (SOP) 98-1 and EITF 00-2.

PROPERTY HELD FOR SALE - The building and land which were the former Snow Belt Store are currently held for sale.

NOTE RECEIVABLE - AFFILIATE - The note receivable represents net funds advanced to the Real Goods Institute for Solar Living ("ISL") and bears interest at 5.25% per year. Interest only is payable until the ISL becomes self-funding.

PRE-OPENING COSTS for retail stores are expensed as incurred.

INCOME TAXES - The Company accounts for its income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than changes in tax laws.

LOSS PER SHARE - Basic loss per share is computed by dividing net loss by the weighted average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if contracts to issue common stock were exercised or converted to common stock. Dilutive stock options were not included for the fiscal years ended March 31, 2000 and 1999, as the Company incurred a net loss in each year and the effect would be antidilutive.

RECLASSIFICATION - The 1999 financial statements have been reclassified in order to conform to the March 31, 2000 presentation.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standard ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments" requires disclosure of the estimated fair value of financial instruments. The carrying values of cash, marketable securities, accounts receivable, accounts payable, and long-term debt approximates their estimated fair values.

STOCK-BASED COMPENSATION - The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

COMPREHENSIVE INCOME - Comprehensive loss and net loss are the same.

2.  MARKETABLE SECURITIES

During the year ended March 31, 2000, the Company purchased marketable securities consisting of bonds and commercial paper. The following is a summary of short-term investments included in marketable securities (in thousands):


                                Gross       Gross     Estimated
                              Unrealized  Unrealized     Fair
                     Cost       Gains       Loses       Value
March 31, 2000:
Corporate Bonds
                   $   411     $    -    $   -        $   411
Federal agency
  securities           579          -        -            579
Commercial Paper       578          -        -            578

                   $ 1,568     $    -    $   -        $ 1,568


All short-term investments mature within one year of March 31, 2000.

3.  PROPERTY, EQUIPMENT AND IMPROVEMENTS

Property, equipment and improvements consist of the following at March 31 (in thousands):

                                             2000       1999
Land                                       $    480   $   480
Land improvements                               783       783
Buildings and leasehold improvements          1,821     1,551
Equipment, furniture and fixtures             2,219     1,732
Internet site costs                             139         -
Construction in progress                         84        15
         Total                                5,526     4,561

Less accumulated depreciation                (1,463)   (1,008)
Property, equipment and improvements, net  $  4,063   $ 3,553


4.  LINE OF CREDIT

The Company has a line of credit agreement for $1,500,000 with National Bank of the Redwoods (the "Bank"), which expires on February 28, 2001. Borrowings bear interest at 1.5% over the prime rate, payable in monthly installments. At March 31, 2000 and 1999, no amounts were outstanding on the Company's line of credit.

The line of credit agreement contains restrictive covenants including debt to net worth and current ratios, restrictions on capital expenditures, positive cash flow at a certain point in the fiscal year and prohibitions on payment of cash dividends without the Bank's approval. The line is collateralized by substantially all of the Company's assets, including inventory, accounts receivable and mailing lists as well as a key person life insurance policy on the life of the Company's Chairman and largest shareowner.

5.  DEBT

Long term debt consists of the following at March 31 (in thousands):

                                           2000        1999
Small Business Administration
 term loan, interest at 7.77%,
 payable through September 2016,
 secured by land and building
 in Hopland, California.                  $  551      $  568

               Total                         551         568
Less:  current portion                        17          16
Long-term portion                         $  534      $  552

Principal payments on long-term debt are as follows (in thousands):

Fiscal Year ending March 31:
2001                                      $   17
2002                                          19
2003                                          20
2004                                          22
2005                                          23
Thereafter                                   450

  Total                                   $  551

6.  ASSET HELD FOR SALE

The Company owns land and buildings in Amherst, Wisconsin which it is seeking to sell. At March 31, 1999 and 2000, the land and building had a net book value of $78,000 and was rented out while it is being offered for sale.

7.  LEASES

The Company has operating leases for its offices, warehouse facilities, the Eugene and Berkeley stores and certain equipment, which expire from October 2000 through March 2010. Rental expense for the years ended March 31, 2000 and 1999 was $403,000 and $308,000 respectively.

Future minimum annual lease payments under operating leases are as follows (in thousands):

Fiscal Year ending March 31:
       2001                   $  533
       2002                      525
       2003                      463
       2004                      456
       2005                      193
       Thereafter                631

            Total             $2,801

8.  INCOME TAXES

Income tax benefits consist of the following for the years ended March 31 (in thousands):

                    2000         1999
Current:
Federal             $   -        $   -
State                   1            1

  Total                 1            1
Deferred - federal   (570)        (151)

  Total benefit     $(569)       $(150)


The income tax benefit for financial reporting purposes are different from the tax provision computed by applying the statutory federal income tax rate. The differences for each year are reconciled as follows (in thousands):

                                         2000     1999
Federal income taxes at
 statutory income tax rate (34%)        $(632)   $(215)
State taxes net of federal tax
 benefit                                 (112)     (14)
Effect of permanent differences             6        8
Valuation allowance                       100      107
Other                                      69      (36)

Benefit                                 $(569)   $(150)

The components of the net deferred tax asset (liability) at year-end are as follows (in thousands):

                                         2000    1999
Deferred tax assets:
Benefit of net operating
 loss carryforwards                     $ 792   $ 183
Allowance for doubtful accounts           110       -
Stock option compensation                  14      14
Reduction in cost of property              30      15
Other                                     1        10
                                          947     222
Less valuation allowance                 (283)   (183)

Non-current deferred tax asset            664      39

Deferred tax assets (liabilities):
Inventory reserves                         47      99
Catalog costs                             (22)    (37)
Accruals                                   24      32
Other                                     3        (5)
  Current deferred tax assets              52      89
Less valuation allowance                  (18)      -
Current deferred tax asset                 34      89
Net deferred tax asset                  $ 698   $ 128

Because of the uncertain nature of their ultimate utilization, a partial valuation allowance is recorded against the deferred tax assets associated with the net operating losses. At March 31, 2000, the Company has net operating losses available for carryforward of approximately $1,950,000 and $1,536,000 for federal and state purposes, respectively. The federal net operating loss and $430,000 of the state net operating losses will expire in 2013 through 2020.
The remaining state net operating losses expire through 2005. The Company intends to use various tax planning strategies to fully utilize the loss carryforwards prior to expiration.

9.  SHAREOWNER AGREEMENTS

The Chairman of the Board, founder and largest shareowner has a renewable one-year employment agreement with the Company which provides for an annual salary of $125,000. As of April 1, 2000 the Chairman voluntarily agreed to a reduction in such salary to $110,000 on a month to month basis.

The Company also has a split dollar life insurance agreement with this individual whereby the Company pays the premiums. The Company has been granted a security interest in the cash value and death benefit of the policy, and certain shares of the Company stock owned by the Chairman of the Board have been pledged as additional collateral during the period in which the premiums exceed the cash surrender value. The net cash surrender value at March 31, 2000 was $215,000 and is included in other assets.

10.  SHAREOWNERS' EQUITY

On August 11, 1997 the Company commenced a direct public offering of up to 1,000,000 shares of newly issued stock and 300,000 shares offered by a selling shareholder at $5.50 per share. The offering closed on June 30, 1998.

Through March 31, 1999, the Company had issued 676,641 new shares of common stock, generating gross proceeds of $3,620,000, and had incurred costs of $697,000 related to the direct public offering.

In August 1998, the Company was authorized to repurchase up to $100,000 of common stock in open market and private transactions. In fiscal 1999, 3,900 shares were repurchased for $14,850. In fiscal 2000, 800 shares were repurchased for $2,750. Through March 31, 2000, a total of 13,884 shares had been repurchased for $66,643.

On September 23, 1999 WholePeople.com purchased 800,000 shares of common stock for $3,578,000, net of issuance costs of $22,000.

Subsequent to year-end, in April 2000, the Company repurchased 50,000 shares for $100,000.

11. BENEFIT PLANS AND STOCK OPTIONS

The Company sponsors a 401(k) retirement plan. The plan does not require matching funds from the Company, and the Company has made no contributions to the plan.

Under the Company's Third Amended and Restated Fiscal 1993 Stock Incentive Plan ("Employee Plan") the Company can grant incentive and non-qualified options to purchase 1,200,000 shares of common stock. Incentive Stock Options can be granted at prices not less than 100% of the fair market value of the common shares (85% for non-qualified options) on the date the option is granted, and normally vest over a period not exceeding five years from the date of grant. Options expire ten years from date of grant. As of March 31, 2000, options to purchase 1,110,550 shares were outstanding

In September 1998 the Board of Directors revised the exercise price of all outstanding Employee Plan options to $4.50 per share.

The Company has reserved 100,000 shares of common stock for its Non-Employee Directors' Stock Option Plan ("Director's Plan"). As of March 31, 2000, options to purchase 75,000 shares were outstanding and none have been exercised.

                                                         Weighted
                                                         Average
                                              Number of  Exercise
                                               Shares      Price
                                          (in thousands)
Outstanding at March 31, 1998                      344     $ 5.37

Granted                                            448       4.50
Forfeited                                         (125)      5.37
Terminated as a result of
 option repricing                                 (341)      5.39
Issued as a result of
 option repricing                                  341       4.50
Outstanding at March 31, 1999                      667       4.59

Granted                                            838       4.50
Forfeited                                         (317)     (4.52)
Exercised                                           (2)     (4.50)
Outstanding at March 31, 2000                    1,186     $ 4.57

Shares exercisable at March 31, 2000               194     $ 4.54
Shares available for grant at
 March 31, 2000                                    114
Range of exercise prices                     $3.38 to $7.12

Weighted average remaining
contractual life at March 31, 2000              7.5 years

Additional Stock Plan Information

As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No.25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements in fiscal 1999 or 1998.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", (SFAS 123) requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of the option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: Expected life, 120 months following vesting in fiscal 2000 and fiscal 1999, stock volatility, 32% in fiscal 1999 and 55% in fiscal 2000; risk free interest rate 5.50% in fiscal 1999 and 5.65 % in fiscal 2000; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are calculated at a 50% rate, based on the Company's historical experience. If the computed fair values of the fiscal 2000 and fiscal 1999 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $569,000 or $.14 per share in fiscal 1999, and the pro forma net loss would have been $1,549,000 or $ .35 per share in fiscal 2000.

12  SEGMENT INFORMATION

The Company has three divisions (Catalog, Retail and Renewables), all of which sell products purchased from other suppliers for sale directly to customers. The customer bases of all three divisions overlap to some extent, and the purchases and delivery processes to customers overlap as well.

Each of the three divisions qualifies as a reportable segment because each is more than 10% of the combined revenue of all operating segments. Contribution is defined as net sales less cost of goods sold and direct expenses. Financial information for the Company's business segments was as follows:

                                               FY 2000   FY 1999
Net Sales:
  Catalog Division                             $11,699   $11,914
  Retail Division                                4,046     3,743
  Renewables Division                            3,234     3,079
  Consolidated Net Sales                       $18,979   $18,736

Contribution:
  Catalog Division                             $ 5,327   $ 5,459
  Retail Division                                1,519     1,400
  Renewables Division                              988       973
  Consolidated Contribution                    $ 7,834   $ 7,832

Reconciliation of Contribution to net loss:
     Selling, general & administrative
      expenses
     Catalog Division                          $ 5,757   $ 5,687
     Retail Division                             2,267     1,748
     Renewables Division                         1,351     1,032
     Solar Living Center                            27        30
Consolidated S G & A expenses                    9,402     8,497

Interest (income) expense                          (63)      (42)
Loss on sales of assets                            354         9
Income tax benefit                                (569)     (150)
     Net Loss                                  $(1,290)  $  (482)

                        REAL GOODS TRADING CORPORATION
                           CONDENSED BALANCE SHEETS
                       (In thousands except share data)

                                        September 23,   March 31,
                                                 2000        2000
                                          (Unaudited)
ASSETS
Current Assets
   Cash                                       $   709     $   876
   Marketable securities                            -       1,568
   Accounts receivable,
    net of allowance $6                           190         152
   Inventories, net                             2,644       3,165
   Deferred catalog costs, net                    330         381
   Prepaid expenses                               190         150
   Deferred taxes                                  34          34
       Total current assets                     4,097       6,326

Property, equipment and
  improvements, net                             4,083       3,924
Property held for sale                             78          78
Internet project                                   92         139
Note receivable - affiliate,
  net of allowance of $259                         64          60
Other assets                                      253         253
Deferred taxes                                  1,029         664
TOTAL ASSETS                                  $ 9,696     $11,444

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
   Accounts payable                           $   842     $ 1,374
   Accrued expenses                               272         309
   Customer deposits                              111          55
   Current maturities of long-term
     debt                                          18          17
   Other taxes payable                             54          39
Total current liabilities                       1,297       1,794
Long-term debt                                    525         534
TOTAL LIABILITIES                               1,822       2,328

Shareowners' Equity
    Preferred stock, without par
      value: Authorized 1,000,000
      shares; None issued or
      outstanding                                   -           -
    Common stock, without par
      value: Authorized 10,000,000
      shares; Issued and outstanding
      4,814,242 shares and 4,881,742
      respectively                             10,624      10,771
    Accumulated deficit                        (2,750)     (1,655)
     Total shareowners' equity                  7,874       9,116
TOTAL LIABILITIES AND SHAREOWNERS'
  EQUITY                                      $ 9,696     $11,444


                  See notes to condensed financial statements

                        REAL GOODS TRADING CORPORATION

                      CONDENSED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                (In thousands except share and per share data)

                             Three Months Ended         Six Months Ended

                            Sept. 23,   Sept. 25,     Sept. 23,    Sept. 25,
                                 2000        1999          2000         1999

Net sales                  $    3,477  $    3,984    $    6,679   $    8,101
Cost of sales                   2,171       2,350         4,148        4,822

Gross profit                    1,306       1,634         2,531        3,279
 Selling, general and
 administrative expenses        2,100       1,941         4,033        3,807

Loss from operations             (794)       (307)       (1,502)        (528)
Interest income, net of
  interest expense                 27           3            42            8
Loss before income taxes         (767)       (304)       (1,460)        (520)

Income tax benefit                192         106           365          182
   NET LOSS                $     (575) $     (198)   $   (1,095)  $     (338)

   Net LOSS PER SHARE,
    BASIC AND DILUTED      $    (0.12) $    (0.05)   $    (0.23)  $    (0.08)

Weighted average shares
 outstanding,basic and
 diluted                    4,814,242   4,082,785     4,824,354    4,081,339


                  See notes to condensed financial statements

                        REAL GOODS TRADING CORPORATION
                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                (In thousands)


                                                  Six Months Ended

                                               Sept. 23,   Sept. 25,
                                                    2000        1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                         $(1,095)    $  (338)
Adjustments to reconcile net loss to net
   cash from operating activities:
   Depreciation and amortization                     259         204
   Deferred income taxes                            (365)       (182)
Changes in assets and liabilities:
   Receivables                                       (38)        (77)
   Inventory                                         520      (1,087)
   Deferred catalog costs                             51           -
   Prepaid expenses                                  (40)         36
   Other                                               -          11
   Accounts payable                                 (532)       (136)
   Accrued expenses                                  (36)       (122)
   Customer deposits                                  56         (29)
   Other taxes payable                                16         (30)
      Net cash from operating activities          (1,204)     (1,750)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, improvements,
 and construction in progress                       (372)       (188)
Note and interest receivable from affiliate           (4)        (95)
Marketable Securities                              1,568           -
     Net cash from investing activities            1,192        (283)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of stock                                 (147)         (3)
Repayment of debt                                     (8)         (8)
Proceeds from issuance of common stock,
 net of issue costs                                    -       3,587
     Net cash from financing activities             (155)      3,576

Net increase (decrease) in cash                     (167)      1,543
Cash at beginning of period                          876       2,048
Cash at end of period                            $   709     $ 3,591


                  See notes to condensed financial statements

                        REAL GOODS TRADING CORPORATION
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

             FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 23, 2000


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared from the records of the Company and, in the opinion of management, include all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 23, 2000 and the interim results of operations and cash flows for the three and six months ended September 23, 2000 and September 25, 1999. The balance sheet as of March 31, 2000 was derived from the Company's audited financial statements included in the Company's Annual Report on Form 10-KSB for the year ended March 31, 2000. Accounting policies followed by the Company are described in Note 1 to the audited financial statements for the fiscal year ended March 31, 2000 included in the Company's fiscal 2000 Annual Report to Shareowners. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted for purposes of the condensed financial statements. The condensed financial statements should be read in conjunction with the audited financial statements, including notes thereto, for the year ended March 31, 2000. The results of operations for the three and six month periods herein presented are not necessarily indicative of the results to be expected for the full year.

NOTE 2 - PRESENTATION OF SHIPPING AND HANDLING FEES

Included in net sales for the three and six month periods ended September 23, 2000 and September 25, 1999 are shipping and handling fees collected from customers of $226,000 and $438,000 in fiscal 2001 and $259,000 and $536,000 in fiscal 2000, respectively. Included in cost of sales for the three and six month periods ended September 23, 2000 and September 25, 1999 are freight out expenses of $225,000 and $424,000 in fiscal 2001 and $184,000 and $432,000 in fiscal
2000, respectively.

NOTE 3 - LINE OF CREDIT

The Company has a line of credit agreement for $1,500,000 with National Bank of the Redwoods (the "Bank") which expires on February 28, 2001. Borrowings bear interest at 1.5% over the prime rate, payable in monthly installments. The line of credit agreement contains restrictive covenants including debt to net worth, current ratios, restrictions on capital expenditures, and prohibitions on payment of cash dividends without the Bank's approval. The line is collateralized by substantially all of the Company's assets, including inventory, accounts receivable and mailing lists as well as a key person life insurance policy on the life of the Company's Chairman and largest shareowner. As of September 23, 2000, no amounts were outstanding on the Company's line of credit.

NOTE 4 - SHAREOWNERS' EQUITY

In two separate resolutions in August 1998 and April 2000, the Board of Directors authorized the Company to purchase up to a total of $200,000 of common stock in open market and private transactions. During the first six months of fiscal 2001 the Company repurchased 67,500 shares at an average cost of $2.17 per share.

NOTE 5 - SEGMENT INFORMATION

The Company has four divisions (Catalog, Internet, Retail and Renewables), all of which sell products purchased from other suppliers directly to customers. The customer bases of all four divisions overlap to some extent, and the purchase and delivery processes to customers overlap as well.

Each of the four divisions qualifies as a reportable segment because each is more than 10% of the combined revenue of all operating segments. Financial information for the Company's business segments for the six months ended September 23, 2000 and September 25, 1999 was as follows:



                                                 Sept. 23,   Sept. 25,
                                                      2000        1999
Net Sales:
  Catalog Division                                 $ 2,624      $4,066
  Internet Division                                    833         445
  Retail Division                                    2,083       1,701
  Renewables Division                                1,059       1,889
  Other                                                 80       _____
  Consolidated Net Sales                             6,679       8,101

Gross Profit:
  Catalog Division                                   1,115       1,840
  Internet Division                                    343         200
  Retail Division                                      773         656
  Renewables Division                                  270         583
  Other                                                 30           -
  Consolidated Gross Profit                          2,531       3,279
Reconciliation of Gross Profit to Net Loss:
  Selling, general & administrative expenses:
    Catalog Division                                 1,678       1,979
    Internet Division                                  482         141
    Retail Division                                  1,326         921
    Renewables Division                                472         753
    Other                                               75          13
    Consolidated S G & A expenses                    4,033       3,807
  Interest income                                       65          31
  Interest expense                                     (23)        (23)
  Gain on sale of assets                                 -           -
  Income tax benefit                                   365         182
    Net Loss                                       $(1,095)     $ (338)

NOTE 6 - SUBSEQUENT EVENT

On October 13, 2000, the Company signed an agreement to merge the Company with a subsidiary of Gaiam, Inc. subject to Real Goods shareholder approval and other customary conditions. Details about this agreement can be found by examining the Company's press releases and the Form 8-K filed on October 31, 2000.

                                  GAIAM, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                   September 30,   December 31,
Assets                                                 2000           1999
                                                    -----------    -----------
                                                    (Unaudited)
Current assets:
 Cash and cash equivalents                          $ 5,016,853    $ 3,877,465
 Accounts receivable, net                             4,452,909      4,326,594
 Accounts and notes receivable, other                 2,333,861        573,450
 Inventory, less allowances                           8,255,777      4,555,436
 Income tax receivable                                        -        182,474
 Deferred advertising costs                           3,719,821      2,176,325
 Other current assets                                   976,707        393,330
                                                    -----------    -----------
Total current assets                                 24,755,928     16,085,074

Property and equipment, net                           7,042,543      3,168,183
Capitalized production costs, net                     2,214,637      1,636,706
Video library, net                                    4,556,362      4,792,456
Goodwill, net                                         1,190,175      1,239,507
Other assets                                            836,812        337,759
                                                    -----------    -----------
Total assets                                        $40,596,457    $27,259,685
                                                    ===========    ===========

Liabilities and stockholders' equity
Current liabilities:
 Accounts payable                                   $ 7,282,839    $ 7,618,344
 Accrued liabilities                                  1,789,186      1,734,310
 Accrued royalties                                      262,311        725,541
 Income taxes payable                                   331,158              -
 Capital lease obligations, current                      88,292         95,844
                                                    -----------    -----------
Total current liabilities                             9,753,786     10,174,039

 Capital lease obligations, long-term                   136,712        209,074
 Line of credit                                       2,900,000      1,900,000
                                                    -----------    -----------
Total long-term liabilities                           3,036,712      2,109,074

Minority interest                                     5,917,127         26,030
 Redeemable Class A preferred stock in
  subsidiary                                          6,000,000              -

Stockholders' equity:
 Class A common stock, $.0001 par value,
  150,000,000 shares authorized, 5,462,780
  and 5,441,537 shares issued and
  outstanding at September 30, 2000 and
  December 31, 1999, respectively                           546            544
 Class B common stock, $.0001 par value,
  50,000,000 shares authorized, 5,400,000
  issued and outstanding at September 30,
  2000 and December 31, 1999, respectively                  540            540
 Additional paid-in capital                          10,982,986     11,038,551
 Deferred compensation                                  (96,293)      (106,992)
 Retained earnings                                    5,001,053      4,017,899
                                                    -----------    -----------
Total stockholders' equity                           15,888,832     14,950,542
                                                    -----------    -----------
Total liabilities and stockholders' equity          $40,596,457    $27,259,685
                                                    ===========    ===========

                                  GAIAM, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)


                                            For the Three Months Ended
                                                   September 30,
                                               2000             1999
                                            -----------     -----------
Net revenue                                 $13,630,024     $10,288,134
Cost of goods sold                            5,501,528       4,066,441
                                            -----------     -----------
Gross profit                                  8,128,496       6,221,693

Expenses:
 Selling and operating                        5,952,080       4,780,442
 Corporate, general and administration        1,194,039       1,046,137
                                            -----------     -----------
Total expenses                                7,146,119       5,826,579
                                            -----------     -----------

Income from operations                          982,377         395,114

Other income (expense):
 Realized gain on sale of securities
  and other income (expense)                    (42,531)        714,909
 Interest income (expense)                       10,837         (83,040)
                                            -----------     -----------
Other income (expense)                          (31,694)        631,869
                                            -----------     -----------

Income before income taxes and minority
 interest                                       950,683       1,026,983

Provision for income taxes                      356,792         382,038
Minority interest in net income of
 consolidated subsidiary, net of tax             14,481          92,738
                                            -----------     -----------
Net income                                  $   579,410     $   552,207
                                            ===========     ===========
Net income per share:
 Basic                                            $0.05           $0.06
 Diluted                                          $0.05           $0.06

Shares used in computing net income per
   share:
 Basic                                       10,862,780       8,531,429
 Diluted                                     11,537,474       8,826,429

                                  GAIAM, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)


                                                   For the Nine Months Ended
                                                         September 30,
                                                      2000           1999
                                                   -----------    -----------
Net revenue                                        $37,574,443    $27,851,214
Cost of goods sold                                  15,079,401     11,141,104
                                                   -----------    -----------
Gross profit                                        22,495,042     16,710,110

Expenses:
 Selling and operating                              17,437,528     13,657,802
 Corporate, general and administration               3,324,337      2,841,747
                                                   -----------    -----------
Total expenses                                      20,761,865     16,499,549
                                                   -----------    -----------

Income from operations                               1,733,177        210,561

Other income (expense):
 Realized gain on sale of securities
  and other income (expense)                             3,092      1,124,597
 Interest expense                                     (131,859)      (290,966)
                                                   -----------    -----------
Other income (expense)                                (128,767)       833,631
                                                   -----------    -----------
Income before income taxes and minority
 interest                                            1,604,410      1,044,192

Provision for income taxes                             602,135        388,439
Minority interest in net income (loss) of
 consolidated subsidiary, net of tax                    19,121        (74,084)
                                                   -----------    -----------
Net income                                         $   983,154    $   729,837
                                                   ===========    ===========

Net income per share:
 Basic                                             $      0.09    $      0.09
 Diluted                                           $      0.09    $      0.09

Shares used in computing net income per share:
 Basic                                              10,851,084      8,371,302
 Diluted                                            11,522,223      8,611,872

                                  GAIAM, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)



                                                               For the Nine Months
                                                               Ended September 30,
                                                               2000          1999
                                                           -----------   -----------
Operating activities
Net income                                                 $   983,154   $   728,267
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                              1,124,821       641,648
  Interest expense added to principal of margin loan                 -        16,053
  Minority interest in consolidated subsidiary                  19,121       (74,084)
  Realized gains on sale of securities and
   property and equipment                                            -    (1,412,366)
  Changes in operating assets and liabilities,
   net of effects from acquisitions:
    Accounts receivable                                       (126,315)      384,680
    Inventory                                               (3,542,708)   (1,591,452)
    Deferred advertising costs                              (1,543,496)     (928,091)
    Capitalized production costs                              (577,931)     (707,549)
    Prepaid assets                                            (583,377)     (840,680)
    Other assets                                              (165,872)      (64,732)
    Accounts payable                                          (534,052)     (492,008)
    Accrued liabilities                                       (486,351)     (877,059)
    Income taxes payable                                       513,632       165,105
                                                           -----------   -----------
Net cash provided by (used in) operating activities         (4,919,374)   (5,052,268)
                                                           -----------   -----------

Investing activities
Purchase of property, equipment and other assets            (5,111,612)     (374,951)
Proceeds from the sale of securities available-for-sale              -     1,432,818
Cash acquired through acquisition activities                 3,000,000             -
Payments (borrowings) on notes receivable                    1,239,589      (115,047)
                                                           -----------   -----------
Net cash provided by (used in) investing activities           (872,023)      942,820
                                                           -----------   -----------

Financing activities
Principal payments on capital leases                           (79,914)       (7,980)
Proceeds from issuance of common stock                          10,699     1,450,000
Proceeds from sale of preferred stock in subsidiary          6,000,000             -
Proceeds from convertible debt                                       -     1,151,949
Net proceeds from (payments on) borrowings                   1,000,000     1,658,659
                                                           -----------   -----------
Net cash provided by financing activities                    6,930,785     4,252,628
                                                           -----------   -----------

Net change in cash and cash equivalents                      1,139,388       143,180
Cash and cash equivalents at beginning of period             3,877,465     1,409,939
                                                           -----------   -----------
Cash and cash equivalents at end of period                 $ 5,016,853   $ 1,553,119
                                                           ===========   ===========
Supplemental cash flow information
Interest paid                                              $   222,065   $   208,720
Income taxes paid                                               88,503       222,404

                                  Gaiam, Inc.
         Notes to Interim Condensed Consolidated Financial Statements
                                  (Unaudited)
                              September 30, 2000

1.  Interim Condensed Consolidated Financial Statements

    Organization and Nature of Operations
    -------------------------------------

    Gaiam, Inc. (the "Company") was incorporated under the laws of the State of Colorado on July 7, 1988. Gaiam is a lifestyle company providing information, goods and services to customers who value the environment, personal development and healthy lifestyles.

    The accompanying consolidated financial statements include the accounts of the Company, its subsidiaries and partnerships in which ownership is greater than 50% and considered to be under the control of the Company. All material intercompany accounts and transaction balances have been eliminated in consolidation.

    Preparation of Interim Condensed Consolidated Financial Statements
    ------------------------------------------------------------------

    The interim condensed consolidated financial statements included herein have been prepared by the management of Gaiam, Inc. pursuant to the rules and regulations of the United States Securities and Exchange Commission, and, in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company's consolidated financial position as of September 30, 2000 and the interim results of operations and cash flows for the three and nine months ended September 30, 2000 and 1999. These interim statements have not been audited. The balance sheet as of December 31, 1999 was derived from the Company's audited consolidated financial statements included in the Company's annual report on Form 10-K.

    Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to such rules and regulations. Accounting policies followed by the Company are described in Note 1 to the audited financial statements for the fiscal year ended December 31, 1999 included in the Company's annual report on Form 10- K. The consolidated financial statements contained herein should be read in conjunction with the audited financial statements, including the notes thereto, for the year ended December 31, 1999.

    The consolidated financial position, results of operations and cash flows for the interim periods disclosed within this report are not necessarily indicative of future financial results.

                                  Gaiam, Inc.
         Notes to Interim Condensed Consolidated Financial Statements
                                  (Unaudited)
                              September 30, 2000

  Use of Estimates
  ----------------

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

  Recently Issued Accounting Standards Not Yet Adopted
  ----------------------------------------------------

     On June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet as either an asset or liability measured at their fair value. In June 1999, the FASB issued Statement of Financial Accounting Standard No. 137, "Accounting for Derivative Instruments
and Hedging Activities - Deferrral of the Effective   Date of FASB No. 133"
delaying the effective date of SFAS No. 133. In June 2000, the FASB issued Statement of Financial Accounting Standard No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" amending certain accounting and reporting standards of SFAS No. 133. SFAS No. 133, as amended, is effective for the Company's fiscal 2001 financial statements. As the Company is currently not a party to any derivative instruments and does not anticipate becoming a party to any derivative instruments, management does not currently expect the adoption of SFAS No. 133, as amended, to have a material impact on the Company's consolidated financial statements.

     In May 2000, the Emerging Issues Task Force issued EITF 00-14, "Accounting for Certain Sales Incentives." Under the provisions of EITF 00- 14, for sales incentives that will not result in a loss on the sale of a product or service, a vendor should recognize the "cost" of the sales incentive at the latter of the date the related revenue is recorded by the vendor or the date the sales incentive is offered. A reduction to or refund of the selling price of the product or service resulting from any cash sales incentive should be classified as a reduction of revenue. Costs of free products or services delivered at the time of sale should be classified as an expense. The EITF should be applied in the fourth quarter of the fiscal year beginning after December 15, 1999. Management does not expect the adoption of EITF 00-14 to have a material impact on the Company's consolidated financial statements.

                                  Gaiam, Inc.
         Notes to Interim Condensed Consolidated Financial Statements
                                  (Unaudited)
                              September 30, 2000

    Recently Issued Accounting Standards Not Yet Adopted (continued)
    ----------------------------------------------------------------

    In July 2000, the Emerging Issues Task Force issued EITF 00-10, "Accounting for Shipping and Handling Fees and Costs." Under the provisions of EITF 00-10, amounts billed to a customer in a sale transaction related to shipping and handling represent revenues earned for the goods provided and should be classified as sales revenues. However, the related shipping and handling costs may not be netted against sales revenue. In September 2000, the EITF made an addition to the final consensus reached at the July 2000 meeting requiring the dollar amount and income statement classification of any significant shipping and handling costs be disclosed pursuant to APB Opinion No. 22, "Disclosure of Accounting Policies." The Company currently, and historically, has classified shipping and handling fees earned as revenue, and shipping and handling costs within "selling and operating" expenses. Therefore, management believes the adoption of EITF 00-10 will not have an impact on the Consolidated Statements of Income.

2.  Mergers and Acquisitions
    ------------------------

    On June 30, 2000, Gaiam, Inc. and Wholepeople.com, Inc. ("Amrion") contributed their Internet properties (the "Contribution") into a newly formed company subsequently renamed Gaiam.com, Inc. The Contribution was made pursuant to the terms of a contribution agreement among Gaiam, Amrion, and certain related parties. In exchange for the contributed Internet properties, Gaiam received 50.1% of Gaiam.com's common stock and Amrion received the remaining 49.9% of Gaiam.com's common stock. Gaiam.com, which will continue its Internet e-commerce business, and will be consolidated by Gaiam with Gaiam's other operations. In exchange for their share of Gaiam.com, Amrion contributed $3.0 million in cash, a $3.0 million short-term note and other Internet assets. On September 15, 2000, Gaiam, Inc. filed a report on Form 8-K/A reporting this transaction.

    On October 13, 2000, Gaiam, Inc. entered into a Merger Agreement with Real Goods Trading Corporation, Inc. pursuant to which Gaiam will acquire 100% of the Real Goods issued and outstanding common stock in exchange for shares of Gaiam's Class A common stock. The merger is subject to approval by the Real Goods shareholders and certain other conditions described in the Merger Agreement. The merger is expected to close in January 2001. If the merger is approved, the Real Goods shareholders will receive one share of Gaiam Class A common stock in exchange for each ten shares of Real Goods common stock. In

                                  Gaiam, Inc.
         Notes to Interim Condensed Consolidated Financial Statements
                                  (Unaudited)
                              September 30, 2000

    Mergers and Acquisitions (continued)
    ------------------------------------

addition, the Real Goods shareholders will receive $1 in gift certificates for Gaiam products for each share owned, up to $100 per person.

3.  Line of Credit
    --------------

    In May 2000, the Company consolidated its line of credit agreements with Wells Fargo Bank into one agreement. The new credit agreement, which extends through January 31, 2002, permits borrowings up to $5 million based upon the collateral value of Gaiam's accounts receivable and inventory held for resale. Borrowings under this agreement bear interest at the prime rate, which was 9.5% at September 30, 2000. These borrowings are secured by a pledge of Gaiam's assets and contain various financial covenants, including prohibiting the payment of cash dividends to its shareholders and requiring maintenance of certain financial ratios.

4.  Redeemable Preferred Stock in Subsidiary
    ----------------------------------------

    On June 19, 2000, Gaiam, Inc. sold 6,000 shares of Redeemble Class A preferred stock in its Internet subsidiary, Gaiam.com, Inc., at a price of $1,000 per share for an aggregate price of $6,000,000. This stock is redeemable upon the consummation of any offering by Gaiam.com of its equity securities to the public pursuant to an effective registration statement with the Securities and Exchange Commission. The Company has determined that it is more appropriate to classify this redeemable Class A preferred stock as a component of minority interest as opposed to stockholders' equity and has reflected that reclassification in this September 30, 2000 balance sheet.

5.  Stockholders' Equity
    --------------------

    During the second quarter of 2000, Gaiam issued 21,243 shares of Class A common stock for an acquisition, and the e-commerce rights and purchase option in an organic clothing manufacturer.

6.  Earnings per Share
    ------------------

    Basic earnings per share excludes any dilutive effects of options, warrants, and dilutive securities. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is antidilutive. All earnings per share amounts for all period have been presented and conform to the Statement No. 128 requirements.

                                  Gaiam, Inc.
         Notes to Interim Condensed Consolidated Financial Statements
                                  (Unaudited)
                              September 30, 2000

    Earnings per Share (continued)
    ------------------------------

      The following table sets forth the computation of basic and diluted earnings per share:

                                                      Nine Months Ended
                                                        September 30,
                                                  2000               1999
                                              -----------         ----------
  Numerator for basic earnings per share      $   983,154         $  729,837

  Effect of Dilutive Securities:
   8% convertible debentures                            -             47,872
                                              -----------         ----------

  Numerator for diluted earnings per share    $   983,154         $  777,709
                                              ===========         ==========

  Denominator:
   Weighted average shares for basic
    earnings per share                         10,851,084          8,371,302

  Effect of Dilutive Securities:
   Weighted average of common stock,
    stock options, warrants and
    convertible debentures                        671,139            240,570
                                              -----------         ----------

  Denominator for diluted earnings per
 share                                         11,522,223          8,611,872
                                              ===========         ==========

  Net income per share - basic                $      0.09         $     0.09
  Net income per share - diluted              $      0.09         $     0.09

7.  Segment Information
    -------------------

    The Company has two business segments: Direct to Consumer and Business to Business; both of which sell products, services and information produced or purchased from other suppliers. Although the customer bases do not overlap to any significant extent, the production, purchase and delivery processes overlap in some areas. The Company does not accumulate the balance sheet by segment for purposes of management review.

    Each of the two segments qualifies as such because each is more than 10% of combined revenue. Contribution margin is defined as net sales, less cost of goods

                                  Gaiam, Inc.
         Notes to Interim Condensed Consolidated Financial Statements
                                  (Unaudited)
                              September 30, 2000

    Segment Information (continued)
    -------------------------------

sold and direct expenses. Financial information for the Company's business segments was as follows:




                                     For the Three Months        For the Nine Months
                                     Ended September 30,         Ended September 30,
                                      2000          1999          2000          1999
                                  -----------   -----------   -----------   -----------
Net revenue:
 Direct to consumer               $ 9,567,414   $ 7,573,779   $28,299,288   $21,345,454
 Business to business               4,062,610     2,714,355     9,275,155     6,505,760
                                  -----------   -----------   -----------   -----------
  Consolidated net
    revenue                        13,630,024    10,288,134    37,574,443    27,851,214
Contribution margin:
 Direct to consumer                   143,986      (135,808)      150,526      (584,347)
 Business to business                 838,391       530,922     1,582,651       794,908
                                  -----------   -----------   -----------   -----------
  Consolidated contribution
   margin                             982,377       395,114     1,733,177       210,561
Reconciliation of contribution
 margin to net income:
  Other income (expense)              (31,694)      631,869      (128,767)      833,631
  Income tax expense                  356,792       382,038       602,135       388,439
  Minority interest expense            14,481        92,738        19,121       (74,084)
                                  -----------   -----------   -----------   -----------
Net income                        $   579,410   $   552,207   $   983,154   $   729,837
                                  ===========   ===========   ===========   ===========

                                                                         ANNEX A

                                Merger Agreement


                                    between

                                  Gaiam, Inc.,

                                      and

                         Real Goods Trading Corporation


                                  dated as of


                                October 13, 2000

                               TABLE OF CONTENTS
                                                                                       PAGE
                                                                                       ----

ARTICLE 1 THE MERGER...........................................................         2
  SECTION 1.1   Gaiam Subsidiary; Merger........................................        2
  SECTION 1.2.  Conversion of shares............................................        2
  SECTION 1.3.  Exchange of Certificates........................................        3
  SECTION 1.4.  Dissenting Shares...............................................        6
  SECTION 1.5.  Stock Options...................................................        6
  SECTION 1.6.  Transfer Taxes, etc.............................................        6
ARTICLE 2 THE SURVIVING CORPORATION............................................         6
  SECTION 2.1.  Articles of Incorporation.......................................        6
  SECTION 2.2.  By-laws.........................................................        6
  SECTION 2.3.  Directors and Officers..........................................        7
  SECTION 2.4.  Corporate Name..................................................        7
  SECTION 2.5.  Director and Officer Liability..................................        7
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF REAL GOODS..........................        7
  SECTION 3.1.  Corporate Existence and Power...................................        7
  SECTION 3.2.  Corporate Authorization.........................................        7
  SECTION 3.3.  Governmental Authorization......................................        7
  SECTION 3.4.  Non-Contravention...............................................        8
  SECTION 3.5.  Capitalization..................................................        8
  SECTION 3.6.  Subsidiaries....................................................        8
  SECTION 3.7.  SEC Filings.....................................................        9
  SECTION 3.8.  Consolidated Financial Statements...............................        9
  SECTION 3.9.  Disclosure Documents............................................       10
  SECTION 3.10. Absence of Certain Changes......................................       10
  SECTION 3.11. Litigation; Compliance.........................................        11
  SECTION 3.12. Taxes..........................................................        12
  SECTION 3.13. ERISA..........................................................        12
  SECTION 3.14. Permits........................................................        13
  SECTION 3.15. Required Shareholder Vote......................................        13
  SECTION 3.16. Finders' Fees..................................................        13
  SECTION 3.17. Environmental Matters..........................................        14
  SECTION 3.18. Restrictions on Business Activities............................        14
  SECTION 3.19. Property.......................................................        14
  SECTION 3.20. Interested Party Transactions..................................        14
  SECTION 3.21. Insurance......................................................        14
  SECTION 3.22. Intellectual Property..........................................        14
  SECTION 3.23. Material Contracts.............................................        15
  SECTION 3.24. Board Recommendation...........................................        15
  SECTION 3.25. Absence of Undisclosed Liabilities.............................        15
  SECTION 3.26. Tax Free Reorganization........................................        16

 SECTION 3.27.  Guarantees........................................................      16
 SECTION 3.28.  Labor Matters.....................................................      16
 SECTION 3.29.  Full Disclosure...................................................      16
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF GAIAM.................................      17
 SECTION 4.1.   Corporate Existence and Power.....................................      17
 SECTION 4.2.   Corporate Authorization...........................................      17
 SECTION 4.3.   Governmental Authorization........................................      17
 SECTION 4.4.   Non-Contravention.................................................      17
 SECTION 4.5.   Capitalization....................................................      18
 SECTION 4.6.   Subsidiaries......................................................      18
 SECTION 4.7.   SEC Filings.......................................................      18
 SECTION 4.8    Consolidated Financial Statements.................................      19
 SECTION 4.9.   Disclosure Documents..............................................      19
 SECTION 4.10.  Absence of Certain Changes........................................      19
 SECTION 4.11.  Litigation; Compliance............................................      20
 SECTION 4.12.  Taxes.............................................................      20
 SECTION 4.13.  ERISA.............................................................      20
 SECTION 4.14.  Permits...........................................................      21
 SECTION 4.15.  Finders 'Fees.....................................................      21
 SECTION 4.16.  Environmental Matters.............................................      21
 SECTION 4.17.  Restrictions on Business Activities...............................      22
 SECTION 4.18.  Property..........................................................      22
 SECTION 4.19.  Interested Party Transactions.....................................      22
 SECTION 4.20.  Insurance.........................................................      22
 SECTION 4.21.  Intellectual Property.............................................      22
 SECTION 4.22.  Material Contracts................................................      23
 SECTION 4.23.  Board Approval....................................................      23
 SECTION 4.24.  Absence of Undisclosed Liabilities................................      23
 SECTION 4.25.  Tax Free Reorganization...........................................      23
 SECTION 4.26.  Labor Matters.....................................................      23
 SECTION 4.27.  Full Disclosure...................................................      24
ARTICLE 5 COVENANTS OF REAL GOODS AND GAIAM.......................................      24
 SECTION 5.1.   Affirmative Covenants of Real Goods...............................      24
 SECTION 5.2.   Negative Covenants of Real Goods..................................      25
 SECTION 5.3.   No Solicitation...................................................      26
 SECTION 5.4.   Settlement of Certain Claims......................................      27
 SECTION 5.5.   Anti-takeover Statutes............................................      27
 SECTION 5.6.   Covenants of Gaiam................................................      27
 SECTION 5.7.   Certain Employee Matters..........................................      28
ARTICLE 6 COVENANTS OF EACH PARTY.................................................      28
 SECTION 6.1.   Preparation of the Registration Statement; Shareholder Meeting....      28
 SECTION 6.2.   Letters and Consents of Real Goods' Accountants...................      29
 SECTION 6.3.   Letters and Consents of Gaiam's Accountants.......................      29

 SECTION 6.4.  Reasonable Efforts....................................................   29
 SECTION 6.5.  Public Announcements..................................................   30
 SECTION 6.6.  Notification of Certain Matters.......................................   30
 SECTION 6.7.  Access to Information.................................................   31
 SECTION 6.8.  Nasdaq Listing........................................................   31
 SECTION 6.9.  Rule 145..............................................................   31
 SECTION 6.10. Fairness Opinion......................................................   31
 ARTICLE 7 CONDITIONS................................................................   31
 SECTION 7.1.  Conditions to the Obligations of Each Party...........................   31
 SECTION 7.2.  Conditions to the Obligations of Real Goods...........................   32
 SECTION 7.3.  Conditions to the Obligations of Gaiam................................   33
 ARTICLE 8 TERMINATION...............................................................   34
 SECTION 8.1.  Termination...........................................................   34
 SECTION 8.2.  Effect of Termination.................................................   36
 SECTION 8.3.  Certain Fees..........................................................   36
 ARTICLE 9 MISCELLANEOUS.............................................................   37
 SECTION 9.1.  Notices...............................................................   37
 SECTION 9.2.  Amendments; No Waivers................................................   37
 SECTION 9.3.  Rules of Construction.................................................   37
 SECTION 9.4.  Successors and Assigns................................................   38
 SECTION 9.5.  Governing Law; etc....................................................   38
 SECTION 9.6.  Counterparts; Effectiveness...........................................   38
 SECTION 9.7.  Parties in Interest...................................................   38
 SECTION 9.8.  Severability..........................................................   38
 SECTION 9.9.  Entire Agreement......................................................   39
 SECTION 9.10. Survival of Representations and Warranties............................   39

                                   EXHIBITS
                                   --------

Exhibit A - Rule 145 Letter

                                MERGER AGREEMENT

     MERGER AGREEMENT dated as of October 13, 2000 between GAIAM, INC., a Colorado corporation ("Gaiam"), and REAL GOODS TRADING CORPORATION, a California corporation ("Real Goods"). Certain capitalized terms used in this Agreement shall have the meanings assigned to them in Annex I.

     WHEREAS, the Boards of Directors of each of Real Goods and Gaiam have determined to engage in the transactions contemplated by this Agreement, pursuant to which, among other things, at the Effective Time, (i) a wholly owned Subsidiary to be formed by Gaiam ("Gaiam Subsidiary") shall merge with and into Real Goods (the "Merger"), and (ii) each share of common stock, without par value, of Real Goods ("Real Goods Common Shares") (except for Real Goods Common Shares owned by Real Goods and Real Goods Common Shares as to which appraisal rights have been perfected) shall be converted, as set forth in this Agreement, into the right to receive, in exchange for ten such Real Goods Common Shares, one share of the class A common stock of Gaiam (the "Gaiam Class A");

     WHEREAS, the Board of Directors of Gaiam has approved this Agreement and the Merger contemplated by this Agreement;

     WHEREAS, the Board of Directors of Real Goods has approved this Agreement and the Merger contemplated by this Agreement and resolved to recommend that shareholders of Real Goods approve and adopt this Agreement and the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for under the purchase method of accounting; and

     WHEREAS, Real Goods and Gaiam desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the transactions contemplated by this Agreement; and

     WHEREAS, as inducements to Real Goods and Gaiam entering into this Agreement and incurring the obligations set forth herein, and contemporaneously with the execution and delivery of this Agreement, certain shareholders of Real Goods have agreed to enter into separate Voting Agreements pursuant to which, among other things, such shareholders will vote all of their Real Goods Common Shares in favor of this Agreement and the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                   The Merger

     Section 1.1.  Gaiam Subsidiary; Merger

     (a) At the Effective Time, Gaiam Subsidiary shall be merged (the "Merger") with and into Real Goods in accordance with the California General Corporation Law (the "California Law"), whereupon the separate existence of Gaiam Subsidiary shall cease, and Real Goods shall be the surviving corporation (the "Surviving Corporation").

     (b) The Closing shall take place at the offices of Bartlit Beck Herman Palenchar & Scott in Denver, Colorado at 10:00 a.m. on the second business day following the fulfillment or waiver of each of the conditions precedent to the Merger set forth in Article 7, or at such other place, time and date as the parties hereto may agree.

     (c) At the Closing, upon fulfillment or waiver of the conditions precedent to the Merger set forth in Article 7, the parties shall cause a Certificate of Merger to be filed with the Secretary of State of the State of California and a tax clearance certificate, in such form as required by, and duly executed in accordance with, the relevant provisions of the California Law using the procedures permitted in Section 103 of the California Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of California or at such later time as Gaiam and Real Goods agree to specify in the Certificate of Merger (the "Effective Time").

     (d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Real Goods, all as provided under California Law.

     (e) The Surviving Corporation may, at any time after the Effective Time, take any action (including the execution and delivery of any document) in the name and on behalf of Real Goods or Gaiam Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

     (f) Gaiam hereby represents that its Board of Directors has (x) unanimously determined that this Agreement and the Merger are fair to and in the best interests of Gaiam's shareholders and (y) approved this Agreement and the Merger, which approval satisfies in full the requirements of the California Law that the Agreement be approved by Gaiam's Board of Directors. Real Goods hereby represents that its Board of Directors has (i) unanimously determined that this Agreement and the Merger are fair to and in the best interests of Real Goods shareholders, (ii) approved this Agreement and the Merger, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by its shareholders.

     Section 1.2.  Conversion of Shares.  At the Effective Time:

     (a) each Real Goods Common Share held by Real Goods as treasury stock shall be canceled and no payment shall be made with respect thereto; and

     (b) each ten Real Goods Common Shares outstanding immediately prior to the Effective Time shall (except as otherwise provided in Section 1.2(a) or as provided in Section 1.4 with respect to Real Goods Common Shares as to which appraisal rights have been perfected) be cancelled and extinguished and be converted into and become a right to receive one (the "Exchange Ratio") share of Gaiam Class A in exchange for such Real Goods Common Shares; provided that the Exchange Ratio may be further adjusted subject to the terms of Sections 1.3(k), 8.1(l) or 8.1(m). In addition to the shares of Gaiam Class

A, following the Closing Gaiam shall provide to each Real Goods shareholder a gift certificate to purchase Gaiam's products. Each shareholder of Real Goods shall receive a $1 gift certificate for each Real Goods Common Share exchanged pursuant to this Section 1.2(b), up to a maximum of $100 for such shareholder. Such gift certificate along with the shares of Gaiam Class A issued to Real Goods shareholders shall be referred to as the "Merger Consideration"; and

     (c) Each issued and outstanding share of the common stock of Gaiam Subsidiary shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 1.3.  Exchange of Certificates

     (a)   Exchange Agent.  From and after the Effective Time, from time to time
           --------------
Gaiam shall make available to American Securities Transfer & Trust, Inc. or such other bank or trust company designated by Gaiam (the "Exchange Agent"), for the benefit of the holders of Real Goods Common Shares, for exchange in accordance with this Article 1 through the Exchange Agent, (i) certificates evidencing a sufficient number of shares of Gaiam Class A and (ii) a sufficient number of gift certificates described in Section 1.2, all issuable to holders of Real Goods Common Shares, to satisfy the requirements set forth in Section 1.2 relating to Merger Consideration (such shares of Gaiam Class A, gift certificates and any cash deposited with the Exchange Agent relating to Additional Payments, if any, being hereinafter referred to as the "Exchange Fund"). As promptly as practicable after the Effective Time, Gaiam shall cause the Exchange Agent to deliver the Merger Consideration and Additional Payments, if any, contemplated to be issued pursuant to Section 1.2 out of the Exchange Fund in accordance with the procedures specified in this Section 1.3. Except as contemplated by Section 1.3(g) hereof, the Exchange Fund shall not be used for any other purpose.

     (b)   Exchange Procedures.  Promptly after the Effective Time, Gaiam shall
           -------------------
cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Real Goods Common Shares (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

     (c)   Exchange of Certificates.  Upon surrender to the Exchange Agent of a
           ------------------------
Certificate for cancellation, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Gaiam Class A, if any, constituting the Merger Consideration to which such holder is entitled pursuant to this Article 1 (including any dividends or other distributions to which such holder is entitled pursuant to Section 1.3(d) (together, the "Additional Payments")), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Real Goods Common Shares which is not registered in the transfer records of Real Goods, the applicable Merger Consideration and Additional Payments, if any, may be issued to a transferee if the Certificate representing such Real Goods Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 1.3, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the Real Goods Common Shares formerly represented thereby and Additional Payments, if any.

     (d)  Distributions with Respect to Unsurrendered Certificates.  No
          --------------------------------------------------------
dividends or other distributions declared or made after the Effective Time with respect to Gaiam Class A with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Gaiam Class A, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Gaiam Class A issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Gaiam Class A, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Gaiam Class A. After the Effective Time, each outstanding Certificate which theretofore represented Real Goods Common Shares shall, until surrendered for exchange in accordance with this Section 1.3, be deemed for all purposes to evidence the right to receive the Merger Consideration into which the Real Goods Common Shares (which, prior to the Effective Time, were represented thereby) shall have been so converted.

     (e)  No Further Rights in Real Goods Common Shares.  At the Effective Time
          ---------------------------------------------
all outstanding Real Goods Common Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Certificate shall thereafter cease to have any rights with respect to such Real Goods Common Shares, except the right to receive the Merger Consideration for such Real Goods Common Shares. All Gaiam Class A and gift certificates constituting Merger Consideration issued upon conversion of the Real Goods Common Shares in accordance with the terms hereof shall be deemed to be validly issued, fully paid and nonassessable and all such cash paid pursuant to Section 1.3(d) or (f) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to such Real Goods Common Shares.

     (f)  No Fractional Shares.  No fractional shares of Gaiam Class A shall be
          --------------------
issued in the Merger. In lieu of any such fractional shares, each holder of Real Goods Common Shares who holds a number of Real Goods Common Shares that is not a whole multiple of 10, will be entitled to receive, in addition to the gift certificates referred to in Section 1.2(b), $1 in additional gift certificates for each $1 (rounded up to the nearest whole dollar) in market value of fractional Gaiam Class A shares to which such holder would otherwise have been entitled had fractional shares been issued (based on the closing price of a share of Gaiam Class A on the Nasdaq National Market on the date on which the Effective Time occurs as reported in The Wall Street Journal). For example, if the closing price of Gaiam Class A is $20, a holder of 25 Real Goods Common Shares will receive 2 shares of Gaiam Class A based upon the Exchange Ratio and a $10 gift certificate in exchange for the remaining 5 Real Goods Common Shares and in lieu of fractional shares (in addition to the $25 gift certificate such holder will also receive as part of the Merger Consideration). The parties acknowledge that payment of the gift certificates in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

     (g)  Termination of Exchange Fund.  Any portion of the Exchange Fund which
          ----------------------------
remains undistributed to the holders of Real Goods Common Shares for one year after the Effective Time shall be delivered to Gaiam (who shall thereafter act as Exchange Agent), upon demand, and any holders of Real Goods Common Shares who have not theretofore complied with this Article 1 shall thereafter look only to Gaiam for the applicable Merger Consideration and any Additional Payments to which they are entitled. To the extent permitted by applicable law, any portion of the Exchange Fund remaining unclaimed by holders of Real Goods Common Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, on the first anniversary of the Effective Date and to the extent permitted by applicable law, become the property of Gaiam free and clear of any claims or interest of any person previously entitled thereto.

     (h)  No Liability.  None of the Exchange Agent or Gaiam shall be liable to
          ------------
any holder of Certificates for any shares of Gaiam Class A (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

     (i)  Withholding Rights.  Gaiam shall be entitled to deduct and withhold
          ------------------
from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Gaiam, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by Gaiam.

     (j)  Lost Certificates.  If any Certificate shall have been lost, stolen or
          -----------------
destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Gaiam, the posting by such person of a bond, in such reasonable amount as Gaiam may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and Additional Payments, if any.

     (k)  Anti-Dilution.  The Exchange Ratio shall be adjusted to reflect fully
          -------------
the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Real Goods Common Shares or Gaiam Class A, as applicable), extraordinary dividend, reorganization, recapitalization or any other like change with respect to Real Goods Common Shares or Gaiam Class A occurring after the date hereof and prior to the Effective Time. References to the Exchange Ratio elsewhere in this Agreement shall be deemed to refer to the Exchange Ratio as it may have been adjusted pursuant to this Section 1.3(k).

     (l)  Stock Transfer Books.  At the Effective Time, the stock transfer books
          --------------------
of Real Goods shall be closed and there shall be no further registration of transfers of Real Goods Common Shares thereafter on the records of Real Goods. On or after the Effective Time, any Certificates presented to the Exchange Agent or Gaiam for any reason shall be converted into the applicable Merger Consideration and Additional Payments, if any.

     (m)  Appraisal Rights.  Any Merger Consideration made available to the
          ----------------
Exchange Agent pursuant to this Section 1.3 to pay for Real Goods Common Shares for which appraisal rights have been perfected shall be returned to Gaiam upon its demand.

     (n)  Reasonable Actions.  Real Goods and Gaiam shall use all reasonable
          ------------------
efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Gaiam with full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of Real Goods, the officers and directors of Gaiam are fully authorized in the name of Real Goods or otherwise to take, and shall take, all such action.

     Section 1.4. Dissenting Shares. Notwithstanding Section 1.2, Real Goods Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Real Goods Common Shares in accordance with California Law ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal or it is determined that such holder does not have appraisal rights in accordance with California Law. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have an appraisal right, such Real Goods Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive in exchange for each Real Goods Common Share the Merger Consideration.

     Section 1.5. Stock Options. At the Effective Time, any options to purchase and Real Goods Common Shares or any other securities of Real Goods shall be canceled and extinguished and of no further force or effect and no payment shall be made with respect thereto, except to the extent required by
Real Goods stock option plans as in effect on the date of this Agreement.   Any
stock option plan or other plan pursuant to which Real Goods Common Shares or any other options, warrants or convertible securities exercisable for or convertible into securities of Real Goods may be issued or granted shall also be canceled and extinguished and of no further force or effect.

     Section 1.6.  Transfer Taxes, etc.   Except as set forth in Section 1.3,
the Surviving Corporation shall bear and be responsible for the payment of all transfer, stamp, documentary, sales, use, registration and other similar Taxes (but excluding any federal, state, or local taxes measured by the income of the Person responsible for paying such Taxes) incurred in connection with the exchange of Real Goods Common Shares for the Merger Consideration.

                                   ARTICLE 2

                           The Surviving Corporation

     Section 2.1. Articles of Incorporation. At the Effective Time, the articles of incorporation of Gaiam Subsidiary shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

     Section 2.2. By-laws. The bylaws of Gaiam Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.3. Directors and Officers. From and after the Effective Time, the directors and officers of Gaiam Subsidiary shall be the directors and officers of the Surviving Corporation.

     Section 2.4. Corporate Name. From and after the Effective Time, the name of the Surviving Corporation shall be Real Goods Trading Corporation.

     Section 2.5. Director and Officer Liability. The Surviving Corporation will comply with the indemnification agreements entered into by Real Goods and its directors and officers; provided that any new agreement or change, amendment or waiver to any such existing agreement after the date of this Agreement shall require consent of Gaiam.

                                   ARTICLE 3

                  Representations and Warranties of Real Goods

     Real Goods hereby represents and warrants to Gaiam as follows:

     Section 3.1. Corporate Existence and Power. Real Goods is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Real Goods is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Real Goods Material Adverse Effect.

     Section 3.2. Corporate Authorization. The execution, delivery and performance by Real Goods of this Agreement and the consummation by Real Goods of the transactions contemplated by this Agreement are within Real Goods' corporate powers and, except for any required approval by Real Goods' shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Real Goods, enforceable against Real Goods in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to legal principles of general applicability governing the application and availability of equitable remedies.

     Section 3.3. Governmental Authorization. The execution, delivery and performance by Real Goods of this Agreement and the consummation of the transactions contemplated by this Agreement by Real Goods require no action or waiting period by or in respect of, or filing with, any governmental body, agency, official or authority, other than (a) the filing of a certificate of merger and a tax clearance certificate in accordance with the California Law;
(b) compliance with any applicable requirements of the Securities Act, the Exchange Act or any Blue Sky Laws; and (c) compliance with those Laws, Regulations and Orders noncompliance with which would not reasonably be expected to have a Real Goods Material Adverse Effect or to prevent, impair or result in significant delay of the consummation of the Merger. Without limiting the first sentence of this Section 3.3, the execution, delivery and performance by Real Goods of this Agreement and the consummation of the transactions contemplated by this Agreement by Real Goods require no action or waiting period by or in respect of, or filing with, any governmental body, agency, official or authority in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     Section 3.4. Non-Contravention. Except as set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery and performance by Real Goods of this Agreement and the consummation by Real Goods of the transactions contemplated by this Agreement do not and will not (a) contravene or conflict with the articles of incorporation or bylaws of Real Goods or (b) assuming effectuation of all filings and registrations with, the termination or expiration of any applicable waiting periods imposed by, and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 3.3, (i) constitute a default under or give rise to (A) a right of termination, cancellation, acceleration, amendment or modification with respect to Real Goods or any of its Subsidiaries, (B) a loss of any benefit to which Real Goods or any of its Subsidiaries is entitled or (C) an increase in the obligations of Real Goods or any of its Subsidiaries, in each case, under any provision of any Material Contract of Real Goods or any of its Subsidiaries which, in any such case, individually or in the aggregate, would have a Real Goods Material Adverse Effect, (ii) result in the creation or imposition of any material Lien (other than any Permitted Encumbrances) on any material asset of Real Goods or any of its Subsidiaries or (iii) violate or cause a breach under any Law, Regulation, Order or Permit applicable to Real Goods, its Subsidiaries and their respective assets except for any such matters that would not reasonably be expected, individually or in the aggregate, to have a Real Goods Material Adverse Effect.

     Section 3.5. Capitalization. The authorized capital stock of Real Goods consists of 10,000,000 authorized Real Goods Common Shares. As of the date of this Agreement, there were issued and outstanding 4,814,242 Real Goods Common Shares and options to purchase an aggregate of 1,147,950 Real Goods Common Shares. All outstanding shares of capital stock of Real Goods have been duly authorized and validly issued and are fully paid and nonassessable. Section 3.5
                                                                     -----------
of the Disclosure Schedule sets forth all outstanding options, warrants or other rights, whether or not exercisable, to acquire any Real Goods Common Shares or any other equitable interest in Real Goods, and, in the case of outstanding options, identifies the Real Goods stock plans or other Real Goods benefit plans under which such options were granted. Except as set forth in Section 3.5 of
                                                               -----------
the Disclosure Schedule and the transactions contemplated by this Agreement, neither Real Goods nor any of its Subsidiaries is a party to any agreement or understanding, oral or written, which (a) grants an option, warrant or other right to acquire Real Goods Common Share or any other equitable interest in Real Goods, (b) grants a right of first refusal or other such similar right upon the sale of Real Goods Common Shares, or (c) restricts or affects the voting rights of Real Goods Common Shares. There is no liability for dividends declared or accumulated but unpaid with respect to any Real Goods Common Shares. There are no outstanding obligations of Real Goods or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Real Goods Common Shares.

     Section 3.6.  Subsidiaries.  (a) Section 3.6 of the Disclosure Schedule
                                      -----------
sets forth, with respect to Real Goods and each of its Subsidiaries, each of the jurisdictions in which they are incorporated or qualified or otherwise licensed as a foreign corporation to do business. Each of Real Goods' Subsidiaries is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or entity powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent the failure to have such licenses, authorizations, consents and approvals would not, individually or in the aggregate, have a Real Goods Material Adverse Effect, and is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Real Goods Material Adverse Effect.

     (b)  The only Subsidiaries of Real Goods are those listed in Section 3.6
                                                                  -----------
of the Disclosure Schedule. Real Goods owns all of the issued and outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries of Real Goods and such shares and interests have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any past or present equity holder of such Subsidiary.

     Section 3.7. SEC Filings. Real Goods has filed all required forms, reports and documents with the SEC since January 1, 1997, including, (i) its Annual Report on Form 10-K for the fiscal year ended March 31, 2000 (the "Real Goods 10-K"), (ii) the proxy statement relating to Real Goods' 1999 annual meeting of shareholders, (iii) its Quarterly Report on Form 10-Q for the fiscal quarter ended June 24, 2000 (the "Real Goods 10-Q") and, (iv) all other reports or registration statements filed by Real Goods with the SEC since January 1, 1997 (collectively, the "Real Goods SEC Reports") with the SEC, all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of Real Goods and its subsidiaries included or incorporated by reference in such Real Goods SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of

Real Goods and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). Except to the extent that information contained in any Real Goods SEC Report was revised or superseded by a later filed Real Goods SEC Report, none of the Real Goods SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Real Goods has provided to Gaiam copies of all other correspondence sent to or received from the SEC by Real Goods and its Subsidiaries since January 1, 1997 (other than cover letters).

     Section 3.8. Consolidated Financial Statements. Real Goods has provided to Gaiam true and complete copies of the unaudited consolidated balance sheet of Real Goods at June 24, 2000 (the "Real Goods Balance Sheet") and the unaudited consolidated statements of income, shareholders' equity and cash flow of Real Goods for the period from March 31 through June 24, 2000 (collectively, the "Real Goods Most Recent Financials"). The Real Goods Most Recent Financials fairly present, in all material respects, the financial position of Real Goods at June 24, 2000, and the results of operations of Real Goods for the period then ended, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that such financial statements will not include any footnote disclosures that might otherwise be required to be included by generally accepted accounting principles, and shall also be subject to normal non-recurring year-end audit adjustments. The Real Goods Balance Sheet reflects all liabilities of Real Goods, whether absolute, accrued or contingent, as of the date thereof of the type required to be reflected or disclosed on a balance sheet prepared in accordance with generally accepted accounting principles (applied in a manner consistent with the notes of the financial statements included in Real Goods 10-K).

     Section 3.9. Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Real Goods for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Gaiam in connection with the issuance of shares of Gaiam Class A in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Real Goods for inclusion or incorporation by reference in the proxy statement/prospectus, in definitive form, relating to the Real Goods Shareholder Meeting (as hereinafter defined), or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Proxy Statement") will, at the dates mailed to shareholders and at the time of the Real Goods Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Real Goods will promptly inform Gaiam of the happening of any event prior to the Effective Time which would render such information regarding Real Goods incorrect in any material respect or require the amendment of the Proxy Statement. The Proxy Statement (except for information relating solely to Gaiam and Gaiam Subsidiary) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     Section 3.10. Absence of Certain Changes. Except for this Agreement and except as set forth in Section 3.10 of the Disclosure Schedule, since the date
                       ------------
of the Real Goods Balance Sheet, Real Goods and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and there has not been:

     (a) any event, occurrence or development (including the commencement of any action, suit or proceedings or, to the Knowledge of Real Goods, any investigation) of a state of circumstances or facts which, individually or together with other similar events, has had or reasonably would be expected to have a Real Goods Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Real Goods, or any repurchase, redemption (other than the receipt of Real Goods Common Shares in payment of the exercise price of employee or director stock options and Taxes in respect of such exercise) or other acquisition by Real Goods or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Real Goods or any of its Subsidiaries;

     (c) any amendment of any material term of any outstanding security of Real Goods or any of its Subsidiaries other than amendments to the terms of the existing credit facilities of Real Goods or its Subsidiaries or borrowings under such facilities;

     (d) any incurrence, assumption or guarantee by Real Goods or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

     (e) any creation or assumption by Real Goods or any of its Subsidiaries of any Lien (other than Permitted Encumbrances) on any material asset of Real Goods or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

     (f) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

     (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Real Goods or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Real Goods Material Adverse Effect;


     (h) any transaction or commitment made, or any contract or agreement entered into, by Real Goods or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Real Goods or any of its Subsidiaries of any contract or other right, in either case, material to Real Goods and its Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

     (i) any change in any method of accounting or accounting practice by Real Goods or any of its Subsidiaries, whether or not any such change is required by reason of a concurrent change in generally accepted accounting principles;

     (j) any (i) grant of any severance or termination pay to any director, officer or employee of Real Goods or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Real Goods or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Real Goods or any of its Subsidiaries except for such grants, payments, increases or changes in the ordinary course of business consistent with past practice; or

     (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Real Goods or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the date of the Real Goods Balance Sheet, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, which in any such case would reasonably be expected to have a Real Goods Material Adverse Effect.

During the period from June 24, 2000 to the date of this Agreement, neither Real Goods nor any of its Subsidiaries has engaged in any conduct that is proscribed during the period from the date of this Agreement to the Effective Time by
Section 5.3 or agreed in writing during such period prior to the date of this Agreement to engage in any such conduct.

     Section 3.11.  Litigation; Compliance.

     Except as set forth in Section 3.11 of the Disclosure Schedule:
                            ------------

     (a) There is no action, suit or proceeding pending against, or (to the Knowledge of Real Goods) threatened against or affecting, or (to the Knowledge of Real Goods) any pending investigation against, Real Goods or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected, individually or in the aggregate, to have a Real Goods Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated by this Agreement.

     (b) Real Goods and its Subsidiaries are in substantial compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to Real Goods or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, would not reasonably be expected to have a Real Goods Material Adverse Effect.

     Section 3.12. Taxes. (a) Real Goods and its Subsidiaries have timely filed all required Tax Returns and such Tax Returns are true, complete and correct, and Real Goods and its Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and there are no other Taxes that would be due if asserted by a taxing authority, except Taxes with respect to which Real Goods is maintaining reserves to the extent required by generally accepted accounting principles, except where the failure of any of the foregoing to be true would not, individually or in the aggregate, reasonably be expected to have a Real Goods Material Adverse Effect. Except as does not involve or would not result in liability to Real Goods or any of its Subsidiaries that would reasonably be expected to have a Real Goods Material Adverse Effect, (i) there are no Tax Liens on any assets of Real Goods or any of its Subsidiaries (other than Permitted Encumbrances); and (ii) there is no written claim against Real Goods or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return. The accruals and reserves (including deferred taxes) reflected in the Real Goods Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

     (b) Neither Real Goods nor any of its Subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated by this Agreement, and to the Knowledge of Real Goods, neither Real Goods nor any of its Subsidiaries owns any property of a character, the indirect transfer of which, as a consequence of the Merger, would give rise to any material documentary, stamp or other transfer tax.

     (c) Real Goods is not a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

     Section 3.13.  ERISA.

     Except as set forth in Section 3.13 of the Disclosure Schedule:
                            ------------

     (a) Each Real Goods Employee Plan has been administered and is in compliance with the terms of such plan and all applicable laws, rules and regulations where the failure thereof would result in liability that would be reasonably expected to have a Real Goods Material Adverse Effect. Each Real Goods Employee Plan intended to be qualified has received a favorable determination from the IRS and, to Real Goods' Knowledge, nothing has occurred since that would adversely affect such qualification. No litigation or administrative or other proceeding involving any Real Goods Employee Plans has occurred or, to Real Goods' Knowledge, is threatened where an adverse determination would result in liability that would be reasonably expected to have a Real Goods Material Adverse Effect. Real Goods has not contributed to any "multiemployer plan", within the meaning of section 3(37) of ERISA. No condition exists and no event has occurred that would be expected to constitute grounds for termination of any Real Goods Employee Plan and neither Real Goods nor any of its affiliates has incurred any liability arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. For purpose of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

     (b) Each enforceable employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Real Goods Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Real Goods or any of its affiliates and (iii) covers any employee or former employee of Real Goods or any of its affiliates, has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such arrangements except for failures to comply which, singly or in the aggregate, would not have a Real Goods Material Adverse Effect.

     (c) Real Goods has not established, and does not maintain, any post-retirement benefits for its employees, including but not limited to post-retirement life insurance or post-retirement medical.

     (d) Real Goods has no agreements that provide for the payment of income or the provision of benefits (including vesting, entitlement, receipt, creation or transfer of any rights, privileges, income or title to property or beneficial ownership) to any employees of Real Goods as a result of a change of control of Real Goods.

     Section 3.14.  Permits.   Real Goods and its Subsidiaries have all Permits
as are necessary to carry on their businesses as currently conducted, except for any such Permits for which Real Goods has made due application and except for any such Permits that the failure to possess which, individually or in the aggregate, would not reasonably be expected to have a Real Goods Material Adverse Effect. Real Goods has not received notice from any Governmental Authority (i) that such Permits are not in full force and effect or have been violated, in either case in any respect that would reasonably be expected to have a Real Goods Material Adverse Effect or (ii) threatening to revoke or suspend any such Permits which, in any such case, would reasonably be expected to have a Real Goods Material Adverse Effect.

     Section 3.15. Required Shareholder Vote. The affirmative vote by shareholders of Real Goods Common Shares of Real Goods representing a majority of the outstanding Real Goods Common Shares is the only vote of Real Goods shareholders required by Law for the adoption and approval of this Agreement, the Merger and the transactions contemplated by this Agreement.

     Section 3.16. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Real Goods or any of its Subsidiaries who might be entitled to any fee or commission from Gaiam or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (other than with respect to the fairness opinion referred to in Section 6.10).

     Section 3.17.  Environmental Matters.   Except for matters that,
individually or in the aggregate, would not reasonably be expected to have a Real Goods Material Adverse Effect, (a) the properties, operations and activities of Real Goods and its Subsidiaries are in compliance with all applicable Environmental Laws; (b) Real Goods and its Subsidiaries and the properties and operations of Real Goods and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of Real Goods, threatened action, suit, or proceeding by or before any Court or Governmental Authority under any Environmental Law; and (c) all Permits, if any, required to be obtained or filed by Real Goods or any of its Subsidiaries under any Environmental Law in connection with the business of Real Goods and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect.

     Section 3.18. Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon Real Goods or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting any acquisition of property by Real Goods or any of its Subsidiaries or the conduct of business by Real Goods or any of its Subsidiaries as currently conducted or as proposed to be conducted by Real Goods, except for any prohibition or impairment as would not reasonably be expected to have a Real Goods Material Adverse Effect.

     Section 3.19. Property. Real Goods or its Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in the Real Goods 10-K or the Real Goods 10-Q as being held under capitalized leases, and all real and personal property that is subject to the operating leases to which reference is made in the notes to the Real Goods 10-K or the Real Goods 10-Q, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have terminated in the ordinary course of business since the date of the Real Goods 10-K or the Real Goods 10-Q and (ii) any matters that, individually or in the aggregate, would not reasonably be expected to have a Real Goods Material Adverse Effect.

     Section 3.20. Interested Party Transactions. Except as a result of the transactions contemplated by this Agreement or Real Goods SEC Reports, since June 29, 1999, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 3.21. Insurance. All insurance policies maintained by Real Goods or any of its Subsidiaries (i) are with reputable insurance carriers, (ii) provide adequate coverage for all normal risks incident to the business of Real Goods and its Subsidiaries and their respective properties and assets and (iii) are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards.

     Section 3.22.  Intellectual Property.   (a) Real Goods and/or each of its
Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of Real Goods and its Subsidiaries as currently conducted, except as would not reasonably be expected to have a Real Goods Material Adverse Effect.

         (b) Except as would not reasonably be expected to have a Real Goods Material Adverse Effect: (i) Real Goods is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Real Goods is a party and pursuant to which Real Goods is authorized to use any Third-Party Intellectual Property Rights; (ii) no claims with respect to Real Goods Intellectual Property Rights, any trade secret material to Real Goods, or Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third-Party Intellectual Property Rights by or through Real Goods or any of its Subsidiaries, are currently pending or, to the Knowledge of Real Goods, are overtly threatened by any Person; and (iii) to Real Goods' Knowledge, there are no valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Real Goods or any of its Subsidiaries infringes on any Third-Party Intellectual Property Right; (B) against the use by Real Goods or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Real Goods or any of its Subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any part of Real Goods Intellectual Property Rights or other trade secret material to Real Goods, or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by Real Goods or any of its Subsidiaries.

         (c) (i) All patents, registered trademarks and copyrights held by Real Goods and its Subsidiaries are valid and subsisting, except as would not reasonably be expected to have a Real Goods Material Adverse Effect, and (ii) to Real Goods' Knowledge, there is no material unauthorized use, infringement or misappropriation of any of Real Goods Intellectual Property by any third party, including any employee or former employee of Real Goods or any of its Subsidiaries.

     Section 3.23. Material Contracts. All Material Contracts relating to Real Goods or any of its Subsidiaries are in full force and effect, Real Goods and its Subsidiaries have performed their obligations thereunder to date and, to the Knowledge of Real Goods, each other party thereto has performed its obligations thereunder to date, other than any failure of a Material Contract to be in full force and effect or any nonperformance thereof that would not reasonably be expected to have a Real Goods Material Adverse Effect.

     Section 3.24. Board Recommendation. The Board of Directors of Real Goods has, by unanimous vote at meetings of such board duly held on October 6, 2000 and October 11, 2000, approved and adopted this Agreement and the Merger, determined that the Merger is fair to the shareholders of the Company, recommended that the shareholders of the Company approve and adopt this Agreement and the Merger and rescinded any stock repurchase program previously approved by the Board of Directors of Real Goods. The Board of Directors of

Real Goods was fully informed, in making such decisions, of the understanding between John Schaeffer and Gaiam with respect to employment and the sale of Gaiam Class A to be received in the Merger.

     Section 3.25. Absence of Undisclosed Liabilities. Except as disclosed in the Real Goods 10-K or the Real Goods 10-Q, neither Real Goods nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the Real Goods Balance Sheet and any notes thereto, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since June 24, 2000 that would not individually or in the aggregate have a Real Goods Material Adverse Effect or materially impair Real Goods' ability to consummate the Merger or the other transactions contemplated hereby.

     Section 3.26. Tax Free Reorganization. Neither Real Goods nor, to the Knowledge of Real Goods, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Neither Real Goods nor, to the Knowledge of Real Goods, any of its affiliates is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 3.27. Guarantees. Neither Real Goods nor any of Real Goods' Subsidiaries is a guarantor or is otherwise liable for any liability or obligation (including indebtedness) of any other person.

     Section 3.28. Labor Matters. Real Goods and its Subsidiaries are in compliance with all federal and state laws relating to employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unlawful labor or employment practice. There are no material controversies outside the ordinary course of business pending or, to the Knowledge of Real Goods, threatened, between Real Goods or any of its Subsidiaries and any of their employees. Neither Real Goods nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Real Goods or any of its Subsidiaries. There are no unfair labor practice complaints pending against the Real Goods or any of its Subsidiaries before the National Labor Relations Board. There are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Real Goods or any of its Subsidiaries, and to the Knowledge of the Real Goods, none are threatened. There have been no strikes, slowdowns, work stoppages, lockouts or other labor disputes or any threats thereof, by or with respect to any employees of the Real Goods and its Subsidiaries in two years prior to the date of this Agreement. To the Knowledge of Real Goods, no executive, key people, or group of employees has any plans to terminate employment with the Real Goods or any of its Subsidiaries.

     Section 3.29. Full Disclosure. As of the date hereof and as of the Effective Time, as the case may be, all statements contained in any schedule, exhibit, certificate or other instrument delivered by or on behalf of Real Goods pursuant to this Agreement are, or, in respect of any such instrument to be delivered on or prior to the Effective Time, as of its date and as of the Effective Time will be, accurate and complete in all material respects, authentic and incorporated herein by reference and constitute or will constitute the representations and warranties of Real Goods. No representation or warranty of Real Goods contained in this Agreement contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

                                   ARTICLE 4

                    Representations and Warranties of Gaiam

     Gaiam hereby represents and warrants to Real Goods as follows:

     Section 4.1. Corporate Existence and Power. Gaiam is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Gaiam is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Gaiam Material Adverse Effect.

     Section 4.2. Corporate Authorization. The execution, delivery and performance by Gaiam of this Agreement and the consummation by Gaiam of the transactions contemplated by this Agreement are within Gaiam's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Gaiam, enforceable against Gaiam in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to legal principles of general applicability governing the application and availability of equitable remedies.

     Section 4.3. Governmental Authorization. The execution, delivery and performance by Gaiam of this Agreement and the consummation of the transactions contemplated by this Agreement by Gaiam require no action or waiting period by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger and a tax clearance certificate in accordance with the California Law (b) compliance with any applicable requirements of the Securities Act, the Exchange Act or any Blue Sky Laws; and (c) compliance with those Laws, Regulations and Orders noncompliance with which would not reasonably be expected to have a Gaiam Material Adverse Effect or to prevent, impair or result in significant delay of the consummation of the Merger. Without limiting the first sentence of this
Section 4.3, the execution, delivery and performance by Gaiam of this Agreement and the consummation of the transactions contemplated by this Agreement by Gaiam require no action or waiting period by or in respect of, or filing with, any governmental body, agency, official or authority in connection with the HSR Act.

     Section 4.4. Non-Contravention. The execution, delivery and performance by Gaiam of this Agreement and the consummation by Gaiam of the transactions contemplated by this Agreement do not and will not (a) contravene or conflict with the articles of incorporation or bylaws of Gaiam or (b) assuming effectuation of all filings and registrations with, the termination or expiration of any applicable waiting periods imposed by, and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 4.3, (i) constitute a default under or give rise to (A) a right of termination, cancellation, acceleration, amendment or modification with respect to Gaiam or any of its Subsidiaries, (B) a loss of any benefit to which Gaiam or any of its Subsidiaries is entitled or (C) an increase in the obligations of Gaiam or any of its Subsidiaries, in each case, under any provision of any Material Contract of Gaiam or any of its Subsidiaries which, in any such case, individually or in the aggregate, would have a Gaiam Material Adverse Effect, (ii) result in the creation or imposition of any material Lien (other than any Permitted Encumbrances) on any material asset of Gaiam or any of its Subsidiaries or (iii) violate or cause a breach under any Law, Regulation, Order or Permit applicable to Gaiam, its Subsidiaries and their respective assets except for any such matters that would not reasonably be expected, individually or in the aggregate, to have a Gaiam Material Adverse Effect.

     Section 4.5. Capitalization. The authorized capital stock of Gaiam consists of 250,000,000 shares, consisting of 150,000,000 shares of Gaiam Class A, 50,000,000 shares of class B common stock, $.0001 par value per share, and 50,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this Agreement, there were 5,462,780 shares of Gaiam Class A outstanding, options to purchase an aggregate of 989,478 shares of Gaiam Class A, a warrant to purchase 24,000 shares of Gaiam Class A and 5,400,000 shares of class B common stock outstanding. As of the date of this Agreement, there were no shares of preferred stock outstanding and all outstanding shares of capital stock of Gaiam have been duly authorized and validly issued and are fully paid and nonassessable.

     Section 4.6. Subsidiaries. Each of Gaiam's Subsidiaries is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or entity powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent the failure to have such licenses, authorizations, consents and approvals would not, individually or in the aggregate, have a Gaiam Material Adverse Effect, and is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Gaiam Material Adverse Effect.

     Section 4.7. SEC Filings. (a) Gaiam has filed all required forms, reports and documents with the SEC since October 28, 1999, including, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Gaiam 10-K"), (ii) the proxy statement relating to Gaiam's 2000 annual meeting of shareholders, (iii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000 (the "Gaiam 10-Qs") and (iv) all other reports or registration statements filed by Gaiam with the SEC since October 28, 1999 (collectively, the "Gaiam SEC Reports") with the SEC, all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of Gaiam and its subsidiaries included or incorporated by reference in such Gaiam SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Gaiam and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). Except to the extent that information contained in any Gaiam SEC Report was revised or superseded by a later filed Gaiam SEC Report, none of the Gaiam SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Gaiam has provided to Real Goods copies of all other correspondence sent to or received from the SEC by Gaiam and its Subsidiaries since January 1, 2000 (other than cover letters).

     Section 4.8. Consolidated Financial Statements. Gaiam has provided to Real Goods true and complete copies of the unaudited consolidated balance sheet of Gaiam at June 30, 2000 (the "Gaiam Balance Sheet") and the unaudited consolidated statements of income, shareholders' equity and cash flow of Gaiam for the period from December 31, 1999 through June 30, 2000. Such financial statements fairly present, in all material respects, the financial position of Gaiam at June 30, 2000, and the results of operations of Gaiam for the period then ended, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that such financial statements will not include any footnote disclosures that might otherwise be required to be included by generally accepted accounting principles, and shall also be subject to normal non-recurring year-end audit adjustments. The Gaiam Balance Sheet reflects all liabilities of Gaiam, whether absolute, accrued or contingent, as of the date thereof of the type required to be reflected or disclosed on a balance sheet prepared in accordance with generally accepted accounting principles (applied in a manner consistent with the notes of the financial statements included in the Gaiam 10-
K).

     Section 4.9. Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Gaiam or Gaiam Subsidiary for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (except for information relating solely to Real Goods) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     Section 4.10. Absence of Certain Changes. Except for this Agreement, since the date of the Gaiam Balance Sheet, Gaiam and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and there has not been:

     (a) any event, occurrence or development (including the commencement of any action, suit or proceedings or, to the Knowledge of Gaiam, any investigation) of a state of circumstances or facts which, individually or together with other similar events, has had or reasonably would be expected to have a Gaiam Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Gaiam, or any material repurchase, redemption (other than the receipt of Gaiam Class A in payment of the exercise price of stock options and Taxes in respect of such exercise) or other acquisition by Gaiam of any outstanding shares of capital stock or other securities of, or other ownership interests in, Gaiam;

     (c) any amendment of any material term of any outstanding security of Gaiam or any of its Subsidiaries other than amendments to the terms of the existing credit facilities of Gaiam or its Subsidiaries or borrowings under such facilities; or

     (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Gaiam or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Gaiam Material Adverse Effect.

     Section 4.11.  Litigation; Compliance.

     (a) There is no action, suit or proceeding pending against, or (to the Knowledge of Gaiam) threatened against or affecting, or (to the Knowledge of Gaiam) any pending investigation against, Gaiam or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected, individually or in the aggregate, to have a Gaiam Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated by this Agreement.

     (b) Gaiam and its Subsidiaries are in substantial compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to Gaiam or any of its

Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, would not reasonably be expected to have a Gaiam Material Adverse Effect.

     Section 4.12. Taxes. (a) Gaiam and its Subsidiaries have timely filed all required Tax Returns and such Tax Returns are true, complete and correct, and Gaiam and its Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and there are no other Taxes that would be due if asserted by a taxing authority, except Taxes with respect to which Gaiam is maintaining reserves to the extent required by generally accepted accounting principles, except where the failure of any of the foregoing to be true would not, individually or in the aggregate, reasonably be expected to have a Gaiam Material Adverse Effect. Except as does not involve or would not result in liability to Gaiam or any of its Subsidiaries that would reasonably be expected to have a Gaiam Material Adverse Effect, (i) there are no Tax Liens on any assets of Gaiam or any of its Subsidiaries (other than Permitted Encumbrances); and (ii) there is no written claim against Gaiam or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return. The accruals and reserves (including deferred taxes) reflected in Gaiam Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

     (b) Neither Gaiam nor any of its Subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated by this Agreement, and to the Knowledge of Gaiam, neither Gaiam nor any of its Subsidiaries owns any property of a character, the indirect transfer of which, as a consequence of the Merger, would give rise to any material documentary, stamp or other transfer tax.

     Section 4.13.  ERISA..

     (a) Each Gaiam Employee Plan has been administered and is in compliance with the terms of such plan and all applicable laws, rules and regulations where the failure thereof would result in liability that would be reasonably expected to have a Gaiam Material Adverse Effect. Each Gaiam Employee Plan intended to be qualified has received a favorable determination from the IRS and, to Gaiam's Knowledge, nothing has occurred since that would adversely affect such qualification. No litigation or administrative or other proceeding involving any Gaiam Employee Plans has occurred or, to Gaiam's Knowledge, is threatened where an adverse determination would result in liability that would be reasonably expected to have a Gaiam Material Adverse Effect. Gaiam has not contributed to any "multiemployer plan", within the meaning of section 3(37) of ERISA. No condition exists and no event has occurred that would be expected to constitute grounds for termination of any Gaiam Employee Plan and neither Gaiam nor any of its affiliates has incurred any liability arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. For purpose of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

     (b) Each enforceable employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Gaiam Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Gaiam or any of its affiliates and (iii) covers any employee or former employee of Gaiam or any of its affiliates, has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such arrangements except for failures to comply which, singly or in the aggregate, would not have a Gaiam Material Adverse Effect.

     (c) Gaiam has not established, and does not maintain, any post-retirement benefits for its employees, including but not limited to post-retirement life insurance or post-retirement medical.

     Section 4.14. Permits. Gaiam and its Subsidiaries have all Permits as are necessary to carry on their businesses as currently conducted, except for any such Permits for which Gaiam has made due application and except for any such Permits that the failure to possess which, individually or in the aggregate, would not reasonably be expected to have a Gaiam Material Adverse Effect. Gaiam has not received notice from any Governmental Authority (i) that such Permits are not in full force and effect or have been violated, in either case in any respect that would reasonably be expected to have a Gaiam Material Adverse Effect or (ii) threatening to revoke or suspend any such Permits which, in any such case, would reasonably be expected to have a Gaiam Material Adverse Effect.

     Section 4.15. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Gaiam or any of its Subsidiaries who might be entitled to any fee or commission from Real Goods or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

     Section 4.16. Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Gaiam Material Adverse Effect, (a) the properties, operations and activities of Gaiam and its Subsidiaries are in compliance with all applicable Environmental Laws; (b) Gaiam and its Subsidiaries and the properties and operations of Gaiam and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of Gaiam, threatened action; suit, or proceeding by or before any Court or Governmental Authority under any Environmental Law; and (c) all Permits, if any, required to be obtained or filed by Gaiam or any of its Subsidiaries under any Environmental Law in connection with the business of Gaiam and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect.

     Section 4.17. Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon Gaiam or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting any acquisition of property by Gaiam or any of its Subsidiaries or the conduct of business by Gaiam or any of its Subsidiaries as currently conducted or as proposed to be conducted by Gaiam, except for any prohibition or impairment as would not reasonably be expected to have a Gaiam Material Adverse Effect.

     Section 4.18. Property. Gaiam or its Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in the Gaiam 10-K or the Gaiam 10-Q as being held under capitalized leases, and all real and personal property that is subject to the operating leases to which reference is made in the notes to the Gaiam 10-K or the Gaiam 10-Q, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have terminated in the ordinary course of business since the date of the Gaiam 10-K or the Gaiam 10-Q and (ii) any matters that, individually or in the aggregate, would not reasonably be expected to have a Gaiam Material Adverse Effect.

     Section 4.19. Interested Party Transactions. Except as a result of the transactions contemplated by this Agreement or as disclosed in the Gaiam SEC Reports or the Registration Statement, since June 30, 2000, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 4.20. Insurance. All insurance policies maintained by Gaiam or any of its Subsidiaries (i) are with reputable insurance carriers, (ii) provide adequate coverage for all normal risks incident to the business of Gaiam and its Subsidiaries and their respective properties and assets and (iii) are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards.

     Section 4.21. Intellectual Property. (a) Gaiam and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of Gaiam and its Subsidiaries as currently conducted, except as would not reasonably be expected to have a Gaiam Material Adverse Effect.

     (b) Except as would not reasonably be expected to have a Gaiam Material Adverse Effect: (i) Gaiam is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Gaiam is a party and pursuant to which Gaiam is authorized to use any Third-Party Intellectual Property Rights; (ii) no claims with respect to Gaiam Intellectual Property Rights, any trade secret material to Gaiam, or Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third-Party Intellectual Property Rights by or through Gaiam or any of its Subsidiaries, are currently pending or, to the Knowledge of Gaiam, are overtly threatened by any Person; and (iii) to Gaiam's Knowledge, there are no valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Gaiam or any of its Subsidiaries infringes on any Third-Party Intellectual Property Right; (B) against the use by Gaiam or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Gaiam or any of its Subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any part of Gaiam Intellectual Property Rights or other trade secret material to Gaiam, or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by Gaiam or any of its Subsidiaries.

     (c) (i) All patents, registered trademarks and copyrights held by Gaiam and its Subsidiaries are valid and subsisting, except as would not reasonably be expected to have a Gaiam Material Adverse Effect, and (ii) to Gaiam's Knowledge, there is no material unauthorized use, infringement or misappropriation of any of Gaiam Intellectual Property by any third party, including any employee or former employee of Gaiam or any of its Subsidiaries.

     Section 4.22. Material Contracts. All Material Contracts relating to Gaiam or any of its Subsidiaries are in full force and effect, Gaiam and its Subsidiaries have performed their obligations thereunder to date and, to the Knowledge of Gaiam, each other party thereto has performed its obligations thereunder to date, other than any failure of a Material Contract to be in full force and effect or any nonperformance thereof that would not reasonably be expected to have a Gaiam Material Adverse Effect.

     Section 4.23. Board Approval. The Board of Directors of Gaiam has, by unanimous vote at meetings of such board duly held on October 10, 2000, approved and adopted this Agreement, the Merger and other transactions contemplated hereby (including, without limitation, the issuance of Gaiam Class A as a result of the Merger), and determined that the Merger is fair to the shareholders of Gaiam Class A.

     Section 4.24. Absence of Undisclosed Liabilities. Except as disclosed in Gaiam's SEC Reports, neither Gaiam nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the Gaiam Balance Sheet any notes thereto, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2000 that would not individually or in the aggregate have a Gaiam Material Adverse Effect or materially impair Gaiam's ability to consummate the merger or the other transactions contemplated hereby.

     Section 4.25. Tax Free Reorganization. Neither Gaiam nor, to the Knowledge of Gaiam, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Neither Gaiam nor, to the Knowledge of Gaiam, any of its affiliates is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.26. Labor Matters. Gaiam and its Subsidiaries are in compliance with all federal and state laws relating to employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unlawful labor or employment practice, except where failure would not result in a Gaiam Material Adverse Effect. There are no material controversies outside the ordinary course of business pending or, to the Knowledge of Gaiam, threatened, between Gaiam or any of its Subsidiaries and any of their employees. As of the date of this Agreement, neither Gaiam nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Gaiam or any of its Subsidiaries, there are no unfair labor practice complaints pending against the Gaiam or any of its Subsidiaries before the National Labor Relations Board, there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Gaiam or any of its Subsidiaries, and to the Knowledge of the Gaiam, none are threatened. There have been no strikes, slowdowns, work stoppages, lockouts or other labor disputes or any threats thereof, by or with respect to any employees of the Gaiam and its Subsidiaries in two years prior to the date of this Agreement. To the Knowledge of Gaiam as of the date of this Agreement, no executive, key people, or group of employees has any plans to terminate employment with the Gaiam or any of its Subsidiaries.

     Section 4.27. Full Disclosure. As of the date hereof and as of the Effective Time, as the case may be, all statements contained in any schedule, exhibit, certificate or other instrument delivered by or on behalf of Gaiam pursuant to this Agreement are, or, in respect of any such instrument to be delivered on or prior to the Effective Time, as of its date and as of the Effective Time will be, accurate and complete in all material respects, authentic and incorporated herein by reference and constitute or will constitute the representations and warranties of Gaiam. No representation or warranty of Gaiam contained in this Agreement contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

                                   ARTICLE 5

                       Covenants of Real Goods and GAIAM

     Section 5.1. Affirmative Covenants of Real Goods. Except as expressly contemplated by this Agreement or consented to in writing by Gaiam, during the period from the execution of this Agreement by Real Goods to the Effective Time, Real Goods will, and will cause its Subsidiaries to:

     (a) operate their businesses in all material respects in the usual and ordinary course consistent with past practices;

     (b) use all reasonable efforts to preserve substantially intact their business organizations, maintain the rights and franchises that are material to Real Goods, retain the services of their officers and maintain the relationships with the customers and suppliers that are material to Real Goods;

     (c) maintain supplies and other inventories in quantities deemed appropriate by Real Goods;

     (d) maintain and keep the properties and assets that are material to Real Goods in as good repair and condition in all material respects as on the date of this Agreement, ordinary wear and tear excepted;

     (e) use all commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that set forth in
Section 3.20; and

     (f) use all commercially reasonable efforts to comply in all material respects with all applicable Laws, Regulations and Orders.

     Section 5.2. Negative Covenants of Real Goods. Except as expressly contemplated by this Agreement, or otherwise consented to in writing by Gaiam, from the execution of this Agreement by Real Goods until the Effective Time, Real Goods will not, and will not permit any of its Subsidiaries to:

     (a) adopt or propose any change in the articles of incorporation or bylaws of Real Goods or any of its Subsidiaries;

     (b) (i) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, (ii) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any other Person or make any loans or advances, except in each case in the ordinary course of business and consistent with past practice, (iii) make or authorize any capital expenditures other than capital expenditures in accordance with Real Goods' existing capital plan, capital expenditures to repair or replace casualty losses or other capital expenditures in the ordinary course of Real Goods' business or (iv) enter into or amend in any material respect any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.2(b);

     (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practice, and (iii) as contemplated or permitted by this Agreement;

     (d) (i) take or agree or commit to take any action that would make any representation or warranty of Real Goods hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time such that the conditions set forth in Section 7.3(a) would not be satisfied or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time such that the conditions set forth in
Section 7.3(a) would not be satisfied;

     (e) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than cash dividends and distributions by a wholly owned Subsidiary of Real Goods to Real Goods or to a Subsidiary, all of the capital stock of which is owned directly or indirectly by Real Goods), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of its Subsidiaries;

     (f) adopt any change in executive compensation except in the ordinary course consistent with past practices or adjust or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee (except as contemplated by this Agreement or as required to comply with ERISA or to continue then existing tax and securities law status);

     (g) revalue in any material respect any significant portion of its assets, including, without limitation, writing down the value of inventory in any material manner or writing-off of notes or accounts receivable in any material manner except as required by generally accepted accounting principles;

     (h) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of Real Goods referred to in Section 3.8 or incurred in the ordinary course of business, consistent with past practices;

     (i) make any tax election with respect to or settle or compromise any material income tax liability;

     (j) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interests (or phantom equity interests) in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests (or phantom equity interests) in, Real Goods or any of its Subsidiaries (other than the issuance of Real Goods Common Shares upon the exercise of outstanding options);

     (k) grant any Lien (except Permitted Encumbrances) with respect to any material assets including any shares of capital stock of, or other equity interests in, any Subsidiary of Real Goods;

     (l) (i) change any of its policies or practices with respect to business transactions between Real Goods and its Subsidiaries, on the one hand, and Real Goods' Affiliates (other than Real Goods and its Subsidiaries), on the other hand, (ii) change any of its methods of accounting in effect at June 24, 2000 except as may be required to comply with generally accepted accounting principles, or (iii) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending March 31, 2000, except, in each case, as may be required by Law;

     (m) except to the extent the Board of Directors of Real Goods deems it necessary to do so in the exercise of its fiduciary obligations to its shareholders, adopt any shareholder rights plan;

     (n) enter into or adopt any agreements or arrangements that provide for the payment of income or the provision of benefits (including vesting, entitlement, receipt, creation or transfer of any rights, privileges, income or title to property or beneficial ownership) to employees of Real Goods as a result of a change of control of Real Goods;

     (o) take, cause or permit to be taken any action, whether before or after the Effective Time, that could reasonably be expected to prevent the Merger from constituting a "reorganization" within the meaning of Section 368(a) of the Code; or

     (p) agree or commit to do any of the foregoing.

     Section 5.3. No Solicitation. From and after the date of this Agreement, Real Goods shall not (whether directly or indirectly through Real Goods' Representatives), and Real Goods shall not authorize or permit any of Real Goods' Representatives to (i) solicit, initiate, or encourage the making of, or negotiate with respect to any Acquisition Proposal; (ii) disclose any information not customarily disclosed to any Person concerning Real Goods' business and properties or afford to any Person access to its properties, books or records; (iii) respond to inquiries or assist or cooperate with any Person to make any proposal to consummate an Acquisition Proposal; or (iv) disclose the existence or content of the discussions between Gaiam and Real Goods (except to the extent set forth in the Registration Statement) or the existence of this Agreement (except to the extent set forth in any press releases issued in accordance with Section 6.5); provided, however that the foregoing shall not prohibit Real Goods (either directly or indirectly through any of Real Goods' Representatives) from (A) furnishing information pursuant to an appropriate confidentiality letter concerning Real Goods and its businesses, properties or assets to a third party (other than Gaiam, Gaiam Subsidiary or any of their respective affiliates) who has made or is seeking to initiate discussions with respect to a bona fide Acquisition Proposal, (B) engaging in discussions or negotiations with such a third party who has made a bona fide Acquisition Proposal, and/or (C) following receipt of a bona fide Acquisition Proposal, making disclosure to Real Goods' shareholders, where the failure to take or permit the taking of any action specified in the foregoing clauses (A) through
(C) would be a breach of the fiduciary duties of the Board of Directors of Real Goods. Except to the extent it would be a breach of the fiduciary duties of the Real Goods' Board of Directors to do so, in the event that Real Goods or any of Real Goods' Representatives shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (i) or (iii) above, or any request for disclosure or access pursuant to clause (ii) above, Real Goods shall promptly inform Gaiam of the receipt of any such Acquisition Proposal including the identity of the Person or group making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal. Except to the extent it would be a breach of the fiduciary duties of the Real Goods' Board of Directors not to do so, in no event shall Real Goods enter into a definitive agreement in connection with the Acquisition Proposal less than three business days after Real Goods' notification to Gaiam of an inquiry or proposal relating to an Acquisition Proposal. Within the three business day period referred to above, Gaiam may propose an improved transaction.

     Section 5.4. Settlement of Certain Claims. Without the prior written agreement of Gaiam, prior to the Effective Time, Real Goods shall not settle or compromise any claim brought by any present, former or purported holder or owner of Real Goods Common Shares or other securities of Real Goods, or by any other Person, which relates to or seeks to challenge or enjoin the transactions contemplated by this Agreement.

     Section 5.5. Antitakeover Statutes. If any takeover statute is or may become applicable to the transactions contemplated by this Agreement, Real Goods and the members of its Board of Directors shall use all reasonable efforts to grant such approvals and to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of any takeover statute on any of the transactions contemplated by this Agreement.

     Section 5.6. Covenants of Gaiam. Except as expressly contemplated by this Agreement or consented to in writing by Real Goods, during the period from the execution of this Agreement by Real Goods to the Effective Time, (a) Gaiam will, and will cause its Subsidiaries to, use all commercially reasonable efforts to comply in all material respects with all applicable Laws, Regulations and Orders, and (b) Gaiam will not, and will not permit any of its Subsidiaries to
(i) take or agree or commit to take any action that would make any representation or warranty of Gaiam hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time such that the conditions set forth in Section 7.2(a) would not be satisfied, (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time such that the conditions set forth in Section 7.2(a) would not be satisfied, or (iii) take, cause or permit to be taken any action, whether before or after the Effective Time, that could reasonably be expected to prevent the Merger from constituting a "reorganization" within the meaning of Section 368(a) of the Code.

     Section 5.7. Certain Employee Matters. Prior to the Effective Time, Gaiam will consult with Real Goods and will use reasonable best efforts to identify any Real Goods employees whose employment will be terminated as a result of the Merger. Notwithstanding anything to the contrary set forth in this Agreement, prior to the Effective Time, Real Goods will pay or arrange for the payment of severance to each Real Goods employee so identified, provided that such employee has been an employee of Real Goods for at least one year as of the Effective Time, and provided further that such employee continues employment until the date employment is terminated. Such severance shall equal (a) two weeks of salary, plus (b) one additional week of salary for each year of employment in excess of one year. For purposes of this Section, any Real Goods employee who is transferred after the Merger to a work location more than 75 miles from such employee's current work location shall be deemed to have been terminated as a result of the Merger. Gaiam agrees that all Real Goods employees who continue employment with Gaiam or Real Goods following the Merger shall be entitled to receive seniority credit, in any vacation and insurance plans, for any employment at Real Goods prior to the Merger. Notwithstanding anything to the contrary set forth in this Agreement, Gaiam consents to the transfer of all rights under John Schaeffer's split dollar life insurance policy to Mr. Schaeffer or his insurance trust and to any amendment or termination of agreements entered into by Real Goods in connection with such policy.

                                   ARTICLE 6

                            Covenants of Each Party

     Each party agrees that:

     Section 6.1.  Preparation of the Registration Statement; Shareholder
Meeting.

     (a) As soon as practicable following the date of this Agreement, Gaiam and Real Goods shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement shall be included. Each of Gaiam and Real Goods shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Proxy Statement shall include the recommendation of the Board of Directors of Real Goods in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of

Real Goods shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.3. Real Goods shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders.

     (b) Gaiam and Real Goods shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder. Gaiam shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Gaiam Class A in the Merger. No filing of, or amendment or supplement to, the Registration Statement will be made by Gaiam without providing Real Goods and its counsel the opportunity to review and comment thereon. Gaiam will advise Real Goods, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Gaiam Class A issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Gaiam or Real Goods, or any of their respective affiliates, officers or directors, should be discovered by Gaiam or Real Goods which should be set forth in an amendment or supplement to any of the Registration Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Real Goods.

     (c) Real Goods shall, as soon as practicable following the effectiveness of the Registration Statement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Real Goods Shareholder Meeting") for the purpose of obtaining the approval and adoption (the "Real Goods Shareholder Approval") of the shareholders of Real Goods of this Agreement and the Merger and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement and the Merger, and shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of approval and adoption of this Agreement and the Merger; provided,
                                                                 --------
however, that such recommendation is subject to Section 5.3 hereof.
-------

     Section 6.2. Letters and Consents of Real Goods' Accountants. Real Goods shall use all commercially reasonable efforts to cause to be delivered to Gaiam all consents required from Real Goods' independent accountants necessary to effect the registration of the Gaiam Class A and make any required filing with the SEC in connection with the Merger and the transactions contemplated thereby.

     Section 6.3. Letters and Consents of Gaiam's Accountants. Gaiam shall use all commercially reasonable efforts to cause to be delivered to Gaiam all consents required from its independent accountants necessary to effect the registration of the Gaiam Class A and make any required filing with the SEC in connection with the Merger and the transactions contemplated thereby.

     Section 6.4. Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, each party shall use, and shall cause each of its respective Subsidiaries to use, all commercially reasonable efforts (i) to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement,
(ii) to obtain from any Governmental Authorities any Licenses, Permits or Orders required to be obtained by such party or any of its

Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder, (iii) to make all necessary filings and thereafter to make promptly any other required submissions, with respect to this Agreement required under any other applicable Law, Regulation or Order and (iv) to provide all necessary information for the Registration Statement; provided, that Gaiam and Real Goods shall cooperate with each other in connection with the making of all such filings and in supplying any information requested supplementally or by second request from any Governmental Authority.

       (b) The parties agree to cooperate and to cause their respective Subsidiaries to cooperate with respect to, and agree to use all commercially reasonable efforts vigorously to contest and resist and to have vacated, lifted, reversed or overturned, any action, including legislative, administrative or judicial action, including any Order (whether temporary, preliminary or permanent) of any Governmental Authority, that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Each of the parties also agrees to take any and all commercially reasonable actions that may be required by any Governmental Authority as a condition to the granting of any Permit or Order required in order to permit the consummation of the transactions contemplated by this Agreement or as may be required to vacate, lift, reverse or overturn any administrative or judicial action that would otherwise cause any condition to the Effective Time not to be satisfied; provided, however, that in no event shall either party be required to take any action that could reasonably be expected to have a Real Goods Material Adverse Effect or a Gaiam Material Adverse Effect or to result in a breach of this Agreement.

       (c) Each of the parties shall use, and shall cause its Subsidiaries to use, all commercially reasonable efforts to obtain from all Persons (other than Governmental Authorities) all consents that are (i) necessary, proper or advisable or (ii) otherwise required under any contracts, licenses, leases, easements or other agreements to which such party or any of its Subsidiaries is a party or by which it is bound, in order to permit such party to perform its obligations hereunder.

       (d) If any party shall fail to obtain any third party consent described in Section 6.4(c), such party shall use all commercially reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon Gaiam and its Subsidiaries, and Real Goods and its Subsidiaries, and each of their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

       (e) Upon learning thereof, each party shall promptly notify the other parties of (i) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) from or by any Governmental Authorities with respect to the transactions contemplated by this Agreement or
(ii) the institution or the threat of litigation involving this Agreement or the transactions contemplated by this Agreement.

     Section 6.5. Public Announcements. No Party shall issue any press release or make any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties; provided, however, that any Party or any affiliate of such Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Party which intends, or which has an affiliate that intends, to issue such press release or make such public announcement will advise the other Parties prior to making the disclosure and provide the other Parties a reasonable opportunity to comment upon the release or announcement); and provided, further that following the execution hereof Gaiam and Real Goods may issue a press release mutually acceptable to both parties.

     Section 6.6. Notification of Certain Matters. Each party shall use all commercially reasonable efforts to give prompt notice to the other parties of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of any party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the parties receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.2(a) or 7.3(a) hereof unless the failure to give such notice results in material prejudice to the other parties.

     Section 6.7. Access to Information. From the date of this Agreement until the Effective Time, each party shall (i) afford the other party and its Representatives, reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (ii) furnish promptly to the other party and its Representatives such information concerning the business, properties, contracts, records and personnel of such party and its Subsidiaries (including financial, operating and other data and information) as may be reasonably requested, from time to time, by the other party.

     Section 6.8. Nasdaq Listing. Gaiam shall cause the Gaiam Class A to be issued in connection with the Merger to be approved for listing on the National Market System of The Nasdaq Stock Market, Inc., subject to official notice of issuance, prior to the Effective Time.

     Section 6.9. Rule 145. Real Goods shall cause each person who is, at the time this Agreement is submitted for adoption by the shareholders of Real Goods, an "affiliate" of Real Goods for purposes of Rule 145 under the Securities Act, to deliver to Gaiam as of the Closing Date, a written agreement substantially in the form attached as Exhibit A hereto.
                     ---------

     Section 6.10. Fairness Opinion. Real Goods will deliver to Gaiam, on or before the date the Proxy Statement is mailed to Real Goods shareholders (i) an opinion of Real Goods financial advisor, addressed to Real Goods, as to the fairness of the Merger to Real Goods shareholders from a financial point of view and (ii) a letters of Moss Adams LLP and Deloitte and Touche LLP stating their conclusions as to the accuracy of certain information derived from the financial records of Real Goods and its Subsidiaries and contained in the Registration Statement. Such opinion and letter shall be satisfactory to Gaiam in form and substance.

                                   ARTICLE 7

                                   Conditions

     Section 7.1. Conditions to the Obligations of Each Party. The obligations of Gaiam and Real Goods to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) this Agreement and the Merger shall have been adopted and approved by the shareholders of Real Goods in accordance with the California Law;

     (b) no provision of any existing law or regulation and no judgment, injunction, order or decree shall prohibit or threaten to prohibit the consummation of the Merger or the other transactions contemplated by this Agreement ;

     (c) all material actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained;

     (d) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Merger;

     (e) the shares of Gaiam Class A issuable to Real Goods' shareholders as contemplated by this Agreement shall have been approved for listing on the National Market System of The Nasdaq Stock Market, Inc., subject to official notice of issuance;

     (f) there shall not be pending any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint, (i) preventing or seeking to prevent consummation of the Merger or the other transactions contemplated by this Agreement, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit any party from exercising all material rights and privileges pertaining to its ownership of Real Goods or any of its Subsidiaries, or (iii) compelling or seeking to compel Real Goods, Gaiam or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Real Goods or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), in each case as a result of the Merger or the other transactions contemplated by this Agreement, nor shall there be any threat of any matter of a type referred to in clauses (ii) or (iii) above which would reasonably be expected to have a Real Goods Material Adverse Effect or a Gaiam Material Adverse Effect; and

     (g) no statute, rule, regulation or order shall be enacted, entered, proposed, enforced or deemed applicable to the Merger which makes the consummation of the transactions contemplated by this Agreement illegal.

     Section 7.2. Conditions to the Obligations of RealGoods. The obligations of Real Goods to consummate the Merger and the other transactions contemplated by this Agreement, are subject to the satisfaction of the following further conditions:

     (a) (i) Gaiam shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Effective Time, and (ii) except for such inaccuracies or omissions the consequences of which would not singly or in the aggregate reasonably be expected to impede the receipt of the Merger Consideration by Real Goods' shareholders, the representations and warranties of Gaiam contained in this Agreement and in any certificate or other writing delivered by Gaiam pursuant hereto shall be true in all respects at and as of the Effective Time as if made at and as of such time (except to the extent such representation or warranty is made as of an earlier date, in which case the representation or warranty shall be true in all respects as of such date) and Real Goods shall have received a certificate signed by an officer of Gaiam to the foregoing effect;

     (b) all consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Gaiam for the consummation by it of the transactions contemplated by this Agreement shall have been obtained and made by Gaiam, except where the failure to receive such consents, etc. would not reasonably be expected to impede the receipt of the Merger Consideration by Real Goods' shareholders;

     (c) except as disclosed in the Gaiam Current SEC Reports, at any time after June 30, 2000, there shall not have occurred any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of Gaiam and its Subsidiaries, taken as a whole; and

     (d) all actions to be taken by Gaiam in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to Real Goods.

     Real Goods may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Effective Time.

     Section 7.3. Conditions to the Obligations of Gaiam. The obligations of Gaiam to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) Real Goods shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Effective Time, and (ii) except for such inaccuracies or omissions the consequences of which would not singly or in the aggregate constitute a Real Goods Material Adverse Effect, the representations and warranties of Real Goods contained in this Agreement and in any certificate or other writing delivered by Real Goods pursuant hereto shall be true in all respects at and as of the Effective Time as if made at and as of such time (except to the extent such representation or warranty is made as of an earlier date, in which case the representation or warranty shall be true in all respects as of such date) and Gaiam shall have received a certificate signed by an officer of Real Goods to the foregoing effect;

     (b) all consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Real Goods for the consummation by it of the transactions contemplated by this Agreement shall have been obtained and made by Real Goods, except where the failure to receive such consents, etc. would not reasonably be expected to have a Real Goods Material Adverse Effect;

     (c) except as disclosed in the Real Goods 10-K or the Real Goods 10-Q, at any time after June 30, 2000, there shall not have occurred any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of Real Goods and its Subsidiaries, taken as a whole (the recent departure of Real Goods' President and Chief Financial Officer and Real Goods' operating losses through September as disclosed to Gaiam shall not be considered a material adverse change for purposes of this Section 7.3(c));

     (d) Gaiam shall have received all documents it may reasonably request relating to Real Goods, all in form and substance satisfactory to Gaiam;

     (e) no more than 5% of Real Goods Common Shares shall be Dissenting Shares; and

     (f) all actions to be taken by Real Goods in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to Gaiam.

     Gaiam may waive any condition specified in this Section 7.3 if it executes a writing so stating at or prior to the Effective Time.

                                   ARTICLE 8

                                  Termination

     Section 8.1. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of Real Goods):

     (a)  by mutual written consent of Gaiam and Real Goods;

     (b) by either Gaiam or Real Goods, if the Merger has not been consummated within six months of the date of this Agreement;

     (c) by either Gaiam or Real Goods, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Gaiam or Real Goods from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     (d) by Gaiam, if any Person, entity or Group other than Gaiam and its Affiliates shall have increased its beneficial ownership (calculated in accordance with Rule 13d-3 under the Exchange Act) of Real Goods Common Shares by an amount equal to 15% or more of the outstanding Real Goods Common Shares compared with its level of ownership on the date of this Agreement;

     (e) by Gaiam if any representation or warranty of Real Goods set forth in this Agreement shall be untrue when made such that the condition set forth in
Section 7.3(a) would not be satisfied; provided that, if such representation or warranty is curable prior to the date 30 days after notice to Real Goods by Gaiam of such breach, through the exercise by Real Goods of its reasonable best efforts, so that the condition in Section 7.3(a) would be satisfied, and for so long as Real Goods continues to exercise such reasonable best efforts, Gaiam will not have the right to terminate this Agreement under this Section;

     (f) by Gaiam upon a breach of any covenant or agreement on the part of Real Goods set forth in this Agreement such that the condition set forth in
Section 7.3(a) would not be satisfied; provided that, if such breach is curable prior to the date 30 days after notice to Real Goods by Gaiam of such breach, through the exercise by Real Goods of its reasonable best efforts, so that the condition in Section 7.3(a) would be satisfied, and for so long as Real Goods continues to exercise such reasonable best efforts, Gaiam will not have the right to terminate this Agreement under this Section;

     (g) by Gaiam (i) if the Board of Directors of Real Goods shall have withdrawn or modified or amended, in a manner adverse in any material respect to Gaiam, its approval of this Agreement and the Merger or its recommendation set forth in Section 1.1(g), (ii) if the Board of Directors of Real Goods shall have approved, recommended or endorsed any Acquisition Proposal other than the Merger, (iii) if Real Goods shall have failed to call the Real Goods Shareholder Meeting within a reasonable time after completion of the SEC review process or shall have failed as promptly as reasonably practicable thereafter to mail the Registration Statement or Proxy Statement to its shareholders or (iv) if Real Goods shall have failed to include in such Proxy Statement the recommendation referred to above;

     (h) by Real Goods if (i) its Board of Directors determines in good faith that an Acquisition Proposal is financially superior to the transactions contemplated by this Agreement and is reasonably capable of being financed, (ii) Real Goods has complied with the requirements of Section 5.3, (iii) concurrently with such termination, Real Goods makes all payments required by Section 8.3(b), and (iv) concurrently with such termination, Real Goods enters into a definitive agreement to effect the financially superior Acquisition Proposal;

     (i) by Real Goods or Gaiam if, at a duly held shareholder meeting of Real Goods or any adjournment thereof at which this Agreement and the Merger is voted upon, the requisite shareholder adoption and approval shall not have been obtained;

     (j) by Real Goods if any representation or warranty of Gaiam set forth in this Agreement shall be untrue when made such that the condition set forth in
Section 7.2(a) would not be satisfied; provided that, if such representation or warranty is curable prior to the date 30 days after notice to Gaiam by Real Goods of such breach, through the exercise by Gaiam of its reasonable best efforts, so that the condition in Section 7.2(a) would be satisfied, and so long as Gaiam continues to exercise such reasonable best efforts, Real Goods will not have the right to terminate this Agreement under this Section;

     (k) by Real Goods upon a breach of any covenant or agreement on the part of Gaiam set forth in this Agreement such that the condition set forth in
Section 7.2(a) would not be satisfied; provided that, if such breach is curable prior to the date 30 days after notice to Gaiam by Real Goods of such breach, through the exercise by Gaiam of its reasonable best efforts, so that the condition in Section 7.2(a) would be satisfied, and for so long as Gaiam continues to exercise such reasonable best efforts, Real Goods will not have the right to terminate this Agreement under this Section;

     (l) by Real Goods, if the average closing price of a share of the Gaiam Class A on the principal trading market on which the Gaiam Class A shares are then traded over the thirty (30) days preceding the date of the Real Goods Shareholder Meeting (the "Average Price") is less than $12 per share; provided that, prior to termination under this Section 8.1(l), Real Goods must give Gaiam two business days notice of its intent to terminate and if Gaiam agrees to increase the Exchange Ratio to the Increased Exchange Ratio (as defined below) within such two business day period, Real Goods shall not have the right to terminate this Agreement under this Section 8.1(l) and the Exchange Ratio in that case shall be adjusted to equal the Increased Exchange Ratio. The "Increased Exchange Ratio" shall equal the Exchange Ratio multiplied by a fraction (1) the numerator of which is $12 and (2) the denominator of which is the Average Price; and

     (m) by Gaiam, if the Average Price is greater than $22 per share; provided that, prior to termination under this Section 8.1(m), Gaiam must give Real Goods two business days notice of its intent to terminate and if Real Goods agrees to decrease the Exchange Ratio to the Decreased Exchange Ratio (as defined below) within such two business day period, Gaiam shall not have the right to terminate this Agreement under this Section 8.1(m) and the Exchange Ratio in that case shall be adjusted to equal the Decreased Exchange Ratio. The "Decreased Exchange Ratio" shall equal the Exchange Ratio multiplied by a fraction (1) the numerator of which is $22 and (2) the denominator of which is the Average Price.

       The party desiring to terminate this Agreement pursuant to clauses 8.1(b) through 8.1(m) shall give written notice of such termination to the other parties in accordance with Section 8.1.

     Section 8.2. Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except for liability or damages resulting from a willful breach of this Agreement and except that the agreements contained in this Section 8.2 and in Sections 8.3 and
Article 9 shall survive the termination hereof.

     Section 8.3.  Certain Fees.

     (a) Except as provided in Section 8.3(b), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b)  In the event of a termination of this Agreement by Gaiam pursuant to
Section 8.1(g) or by Real Goods pursuant to Section 8.1(h), then Real Goods shall pay Gaiam by wire transfer of immediately available funds to an account specified by Gaiam, within two business days, $1,000,000 to reimburse Gaiam for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby and as liquidated damages.

     (c) In the event of a termination of this Agreement by Gaiam for any reason other than as set forth in Section 8.1, then Gaiam shall pay Real Goods by wire transfer of immediately available funds to an account specified by Real Goods, within two business days, $1,000,000 to reimburse Real Goods for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby and as liquidated damages.

     (d) By agreeing to liquidated damages in Section 8.3(b) and 8.3(c), the parties acknowledge that (i) such liquidated damages are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and (ii) such liquidated damages are necessary because actual damages arising from the loss of opportunity would not be determinable with any degree of certainty. If a party fails to promptly pay the liquidated damages due under Section 8.3(b) or 8.3(c), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as reported in The Wall Street Journal from the date such damages were required to be paid.

                                   ARTICLE 9

                                 Miscellaneous


     Section 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

      if to Gaiam or Gaiam Subsidiary, to:        1899 Wynkoop Street, Suite 800
                                                  Denver, CO 80202
      Gaiam, Inc.
      360 Interlocken Blvd., Suite 300
      Broomfield, Colorado 80021

      with a copy to:

      Thomas R. Stephens
      Bartlit Beck Herman Palenchar & Scott
    if to Real Goods, to:

                                            with a copy to:

    Real Goods Trading Corporation
    3440 Airway Drive                       Barry Reder
    Santa Rosa, California 95403.           Coblentz, Patch, Duffy & Bass, LLP
                                            222 Kearny Street, 7/th/ Floor
                                            San Francisco, California 94108


or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     Section 9.2. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of Real Goods, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the Merger Consideration, (ii) any term of the articles of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Real Goods.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 9.3. Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (i) all defined terms used herein and not otherwise defined have the meanings assigned to such terms in Annex I hereto, (ii) an accounting term not otherwise defined has the meaning ascribed to it in accordance with generally accepted accounting principles; (iii) "or" is not exclusive; (iv) "including" means "including, without limitation," (v) words in the singular include the plural and words in the plural include the singular, and (vi) masculine pronouns shall be deemed to include the feminine counterpart and vice versa.

     Section 9.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

     Section 9.5. Governing Law; etc. (a) Governing Law. The terms of this
                                          -------------
Agreement shall be construed in accordance with and governed by the law of the State of Colorado (without regard to principles of conflict of laws).

     (b)  Jurisdiction.  Each of the parties hereto agrees that any suit,
          ------------
action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in the United States District Court for the District of Colorado or the District of Colorado or any state court sitting in the City of Denver, Colorado, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action, or proceeding and waives any objection to venue laid therein. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Colorado or the State of Colorado. Without limiting the foregoing, each of the parties hereto agrees that service of process upon such party at the address referred to in Section 9.1, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

     (c)  Specific Performance.  Each of the parties acknowledges and agrees
          --------------------
that the parties' respective remedies at law for a breach or threatened breach of any of the provisions of this agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, each party, respectively, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

     (d)  Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably
          --------------------
waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any of them in the negotiation, administration, performance and enforcement thereof.

     Section 9.6. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts (or signature pages) hereof signed by all of the other parties hereto.

     Section 9.7. Parties in Interest. Nothing in this Agreement is intended to or shall confer upon any other Person, other than the parties hereto and their respective permitted successors and assigns, any right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

     Section 9.8. Severability. If any provisions of this Agreement or the application thereof to either party or set of circumstances shall in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     Section 9.9. Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter of this Agreement.

     Section 9.10. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or writing delivered pursuant hereto shall not survive the Effective Time or, if earlier, the termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                         GAIAM, INC.


                         By: /s/ Jirka Rysavy
                             ----------------
                             Name:   Jirka Rysavy
                             Title:  Chief Executive Officer


                         REAL GOODS TRADING CORPORATION


                         By: /s/ John Schaeffer
                             ------------------
                             Name:   John Schaeffer
                             Title:  Chief Executive Officer

                                                                         ANNEX I

                                 DEFINED TERMS

     The following terms when used in the Agreement shall have the meanings set forth below unless the context shall otherwise require:

     "Acquisition Proposal" shall mean any proposal or offer with respect to (i) a tender or exchange offer, a merger, consolidation or other business combination involving Real Goods or any of its Subsidiaries (including a merger of equals of Real Goods), or (ii) the acquisition of an equity interest in Real Goods representing in excess of 33% of the power to vote for the election of a majority of directors of Real Goods or (iii) the acquisition of assets of Real Goods or its Subsidiaries (including stock of one or more Subsidiaries of Real Goods) representing 33% or more of the consolidated assets of Real Goods, in each case by any Person other than Gaiam or its Affiliates.

     "Additional Payments" shall have the meaning as set forth in Section 1.3(c) of this Agreement.

     "Affiliate" shall, with respect to any Person, mean any other Person that controls, is controlled by or is under common control with the former. The term "control" and correlative terms shall have the meanings ascribed to them in Rule 405 under the Securities Act.

     "Blue Sky Laws" shall mean any applicable state securities laws.

     "California Law" shall have the meaning as set forth in Section 1.1(a) of this Agreement.

     "Certificates" shall have the meaning as set forth in Section 1.3(b) of this Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Court" shall mean any court, federal, state or local, or arbitration tribunal.

     "Decreased Exchange Ratio" shall have the meaning as set forth in Section 8.1(m) of this Agreement.

     "Dissenting Shares" shall have the meaning as set forth in Section 1.4 of this Agreement.

     "Effective Time" shall have the meaning as set forth in Section 1.1(c) of this Agreement.

     "Environmental Law or Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to the protection of the environment, as in effect at the applicable time and that are applicable to a specified Person and such Person's Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the

Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of the Agreement, "Environmental Laws" shall not include laws primarily related to the protection of human health and safety and the terms "hazardous substance" and "releases" have the meanings specified in CERCLA (but without regard to the exclusions set forth in the definition of hazardous substance); provided, however, that to the extent other federal laws or the laws of the state in which the property is located establish a meaning for "hazardous substance" or "release" that is broader than that specified in CERCLA, such broader meaning shall apply, and the term "hazardous substance" shall include all dehydration and treating wastes, and (to the extent in excess of background levels) radioactive material, even if such items are not classified as hazardous substances or wastes pursuant to CERCLA, or RCRA or the analogous statutes of any applicable jurisdiction.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Agent" means a national bank or trust company or other financial institution or transfer agent designated by Gaiam prior to the Effective Time to act as exchange agent in exchanging Real Goods Common Shares for the Merger Consideration.

     "Exchange Fund" shall have the meaning as set forth in Section 3.2(a) of this Agreement.

     "Exchange Ratio" shall have the meaning as set forth in Section 1.2(b) of this Agreement.

     "Expenses" shall mean all of actual, documented and reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to Gaiam and its Affiliates) incurred by Gaiam or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, and all other matters related to the consummation of the transactions contemplated by this Agreement.

     "Gaiam" shall mean Gaiam, Inc., a Colorado corporation.

     "Gaiam 10-K" shall have the meaning as set forth in Section 4.7 of this Agreement.

     "Gaiam 10-Qs" shall have the meaning as set forth in Section 4.7 of this Agreement.

     "Gaiam Balance Sheet" shall have the meaning as set forth in Section 4.8 of this Agreement.

     "Gaiam Class A" shall mean class A common stock of Gaiam.

     "Gaiam Employee Plan" means each "employee benefit plan", as defined in
Section 3(3) of ERISA, which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by Gaiam or any affiliate (as defined in Section 3.13) and covers any director, officer or employee or former director, officer or employee of Gaiam or of any affiliate, or under which Gaiam or any affiliate has any liability.

     "Gaiam Material Adverse Effect" shall mean a material adverse effect on the condition (financial or otherwise), business, assets or results of operations or prospects of Gaiam and its Subsidiaries, taken as a whole, other than changes in general economic conditions or in the economic conditions affecting Gaiam's industry.

     "Gaiam SEC Reports" shall have the meaning as set forth in Section 4.7 of this Agreement.

     "Gaiam Subsidiary" shall have the meaning as set forth in the recitals to this Agreement.

     "Governmental Authority" shall mean any federal, state or local governmental agency or authority (other than a Court).

     "Group" shall have the meaning set forth in Section 13(d)(3) of the Exchange Act.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Increased Exchange Ratio" shall have the meaning as set forth in Section 8.1(l) of this Agreement.

     "Intellectual Property Rights" means patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor and trade secrets.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge of Gaiam" (and any other phrase to substantially similar effect) means the actual knowledge of either Jirka Rysavy or Lynn Powers, in each case after reasonable inquiry with any person who is principally responsible for the subject matter of any representation or warranty given to the Knowledge of Gaiam.

     "Knowledge of Real Goods" (and any other phrase to substantially similar effect) means the actual knowledge of John Schaeffer after reasonable inquiry with any person who is principally responsible for the subject matter of any representation or warranty given to the Knowledge of Real Goods.

     "Law" shall mean all laws, statutes, ordinances, rules and regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

     "Lien" shall mean, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, with respect to such an asset.

     "material" shall mean material to the condition (financial and other), results of operations, prospects or business of a specified Person and its Subsidiaries, if any, taken as a whole.

     "Material Contract" shall mean, as between any Person (the "Disclosing Person") or any of its Subsidiaries, on the one hand, and any other Person other than any other member of the group consisting of the Disclosing Person and its Subsidiaries, on the other hand:

     (1) Any collective bargaining agreement or other agreement with any labor union;

     (2) Any employment or consulting agreement, contract or commitment between the Disclosing Person or any of its Subsidiaries and any employee, officer or director thereof (i) having more than one year to run from the date hereof, (ii) providing for an obligation to pay or accrue compensation of $80,000 or more per annum or (iii) providing for the payment or accrual of any additional compensation upon a change in control of the Disclosing Person or any of its subsidiaries or upon any termination of such employment or consulting relationship following a change in control of the Disclosing Person or any of its Subsidiaries;

     (3) Any agency or representation agreement with any Person which is not terminable by the Disclosing Person or one of its Subsidiaries without penalty upon not more than ninety (90) days' notice providing for the payments to such person of $80,000 or more;

     (4) Any partnership, joint venture or profit sharing agreement between the Disclosing Person or its Subsidiaries with any Person involving aggregate payments in excess of $80,000;

     (5) Any agreement, contract, commitment, indenture or other instrument relating to the borrowing of money in a principal amount of $80,000 or more or any direct or indirect guarantee of any obligation of any other Person or Governmental Authority for, or agreement to service the repayment of, borrowed money in a principal amount of $80,000 or more, including any agreement or arrangement (i) relating to the maintenance of compensating money balances, (ii) with respect to lines of credit or letters of credit, (iii) relating to the purchase or repurchase obligations of any other Person or Governmental Authority, (iv) to advance or supply funds to or to invest in any other Person or Governmental Authority, (v) to pay for property, products or services of any other Person or Governmental Authority even if such property, products or services are not conveyed, delivered or rendered and (vi) to guarantee any lease or other similar periodic payments to be made by any other Person or Governmental Authority;

     (6) Any lease with annual rental payments aggregating $80,000 or more that is not terminable without premium or penalty on ninety (90) days' or less notice;

     (7) Any agreement, contract or commitment for the disposition or acquisition of any investment in any Person if such investment requires payment of $80,000 or more;

     (8) Any other agreement, contract or commitment which involves payment or potential payment, pursuant to the terms of such agreement, contract or commitment, by or to the Disclosing Person or any of its Subsidiaries of $80,000 or more within any twelve month period commencing after the date of the Agreement.

     "Merger" shall have the meaning as set forth in Section 1.1(a) of this Agreement.

     "Merger Consideration" shall have the meaning as set forth in Section 1.2(b) of this Agreement.

     "Order" shall mean any judgment, order or decree of any court, arbitration tribunal or Governmental Authority, federal, state or local.

     "Permit" shall mean any and all permits, licenses, authorizations, orders, certificates, registrations or other approvals granted by any federal, state, local or foreign Governmental Authority.

     "Permitted Encumbrances" shall mean the following:

     (1) Liens for taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided that, in the latter case, adequate reserves shall have been set aside with respect thereto;

     (2) all rights, if any, to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the contribution or the operation of any assets;

     (3) mechanics', repairmen's, employees', contractors', materialmen's or other similar Liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided that, in the latter case, adequate reserves shall have been set aside with respect thereto;

     (4) Liens in respect of judgments or awards currently being prosecuted in good faith on an appeal or other proceeding for review and with respect to which a stay of execution pending such appeal or such proceeding for review shall have been secured; provided that adequate reserves shall have been set aside with respect thereto;

     (5) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets; provided that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held; and

     (6) any lien or privilege vested in any lessor, licensor or permittor for rent or other obligations, so long as the payment of such rent or the performance of such obligations is not delinquent.

     "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     "Proxy Statement" shall have the meaning as set forth in Section 3.9 of this Agreement.

     "Real Goods" shall mean Real Goods Trading Corporation, a California corporation

     "Real Goods 10-K" means Real Goods' annual report on Form 10-K for the fiscal year ended March 31, 2000.

     "Real Goods 10-Q" shall have the meaning as set forth in Section 3.7 of this Agreement.

     "Real Goods Balance Sheet" shall have the meaning as set forth in Section
3.8 of this Agreement.

     "Real Goods Common Shares" shall mean each share of common stock, no par value, of Real Goods.

     "Real Goods Employee Plan" means each "employee benefit plan", as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA and
(ii) is maintained, administered or contributed to by Real Goods or any affiliate (as defined in Section 3.13) and covers any director, officer or employee or former director, officer or employee of Real Goods or of any affiliate, or under which Real Goods or any affiliate has any liability.

     "Real Goods Material Adverse Effect" shall mean a material adverse effect on the condition (financial or otherwise), business, assets or results of operations or prospects of Real Goods and its Subsidiaries, taken as a whole, other than changes in general economic conditions or in the economic conditions affecting Real Goods' industry.

     "Real Goods Most Recent Financials" shall have the meaning as set forth in
Section 3.8 of this Agreement.

     "Real Goods' Representatives" shall mean the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, including environmental engineers, of Real Goods.

     "Real Goods SEC Reports" shall have the meaning as set forth in Section 3.7 of this Agreement.

     "Real Goods Shareholder Approval" shall have the meaning as set forth in
Section 6.1(c) of this Agreement.

     "Real Goods Shareholder Meeting" shall have the meaning as set forth in
Section 6.1(c) of this Agreement.

     "Registration Statement" shall have the meaning as set forth in Section 3.9 of this Agreement.

     "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of law.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by a Person.

     "Surviving Corporation" shall have the meaning as set forth in Section 1.1(a) of this Agreement.

     "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, alternative or add-on minimum, estimated, environmental (including taxes under Code section
59A), unemployment, transfer and gains taxes, and (ii) interest, penalties, additional taxes, fines and other additions to tax imposed with respect thereto and any interest in respect of such penalties, additional taxes, fines and other additional amounts; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns (including returns required in connection with any Gaiam Employee Plan or Real Goods Employee Plan, as the case may be).

     "Third-Party Intellectual Property Rights" means patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor and trade secrets owned by a Person other than Gaiam and its Subsidiaries or Real Goods and its Subsidiaries, as the case may be.

                                                                       EXHIBIT A

                     [FORM OF REAL GOODS AFFILIATE LETTER]


Ladies and Gentlemen:

     I have been advised that I may be considered to be an "affiliate" of Real Goods Trading Corporation, Inc. ("Real Goods" or the "Company") for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act").

     Gaiam, Inc. ("Gaiam") and Real Goods have entered into an Agreement and Plan of Merger dated as of October 13, 2000 (the "Merger Agreement"). Upon consummation of the transactions contemplated by the Merger Agreement (the "Merger"), I will receive shares of capital stock of Gaiam for all of the shares of capital stock of Real Goods owned by me or as to which I may be deemed a beneficial owner. I own ______ shares of common stock of Real Goods. Such shares will be converted in the Merger into shares of common stock of Gaiam as described in the Merger Agreement. The shares of Real Goods capital stock and Gaiam capital stock owned by me or as to which I may deem to be a beneficial owner prior to the Merger are hereinafter collectively referred to as the "Pre-Merger Stock" and the shares of Gaiam capital stock received by me in the Merger are hereinafter collectively referred to as the "Exchange Stock." This agreement is hereinafter referred to as the "Letter Agreement."

     I represent and warrant to, and agree with, Real Goods and Gaiam that:

A. I have read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Pre-Merger Stock and Exchange Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

B. The shares of common stock of Gaiam that I shall receive in exchange for my shares of common stock of the Company are not being acquired by me with a view to their distribution except to the extent and in the manner provided for in paragraph (d) of Rule 145 under the Securities Act.

C. I agree with you not to dispose of any such shares of common stock of Gaiam in any manner that would violate Rule 145. I further agree with you that the certificate or certificates representing such shares of common stock of Gaiam may bear a legend referring to the restrictions on disposition thereof in accordance with the provisions of the foregoing paragraph and that stop transfer instructions may be filed with respect to such shares with the transfer agent for such shares.

D. I understand that stop transfer instructions will be given to the Company, Gaiam and their respective transfer agents, as the case may be, with respect to the shares of Pre-Merger Stock and the Exchange Stock in connection with the restrictions set forth herein.

     It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated pursuant to the terms thereof.

     The agreements made by me in the foregoing paragraphs are on the understanding and condition that you agree, in the event that any shares may be disposed of in accordance with the provisions of the paragraphs above, to deliver in exchange for the certificate or certificates representing such shares a new certificate or certificates representing such shares not bearing the legend and not subject to the stop transfer instruction referred to in paragraph D above, and so long as I hold shares of stock subject to the provisions of this agreement (but not for a period in excess of two years from the date of consummation of the Merger) to file with the Securities and Exchange Commission or otherwise make publicly available all information about Gaiam, to the extent available to you without unreasonable effort or expense, necessary to enable me to resell shares under the provisions of paragraph (d) of Rule 145.

     This Letter Agreement shall be binding on my heirs, legal representatives and successors.

Very truly yours,


________________________________________________________________________________
[Name of Shareholder]




By:________________________*
Name:
Title:














*To be completed if the shareholder is an entity other than an individual

                                                                         ANNEX B

             CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

Section 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision

     (b) The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (c) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of National Market System of the Nasdaq Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

Section 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

Section 1302. Submission of share certificates for endorsement; uncertificated securities

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303. Payment of agreed price without interest; agreement fixing fair market value; filing; time of payment

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

Section 1306. Prevention of immediate payment; status as creditors; interest.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section 1307. Dividends on dissenting shares

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

Section 1309. Termination of dissenting share and shareholder status.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

Section 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

Section 1311. Exempt shares

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that this transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                         ANNEX C

            Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
                     685 Third Avenue 13th Floor New York,
                                   New York
                                  10017-4024



October 11, 2000
The Board of Directors of
Real Goods Trading Corporation

Dear Sirs:

We understand that Real Goods Trading Corporation (the "Company" hereinafter) intends to enter into an agreement to merge with and into Gaiam, Inc. ("Gaiam" hereinafter) whereby the Company's shareholders will receive consideration of
 .100 shares of Gaiam Class A common stock for each share of common stock of the Company (the "Exchange Ratio"), plus a certificate good for $1.00 of Gaiam merchandise (the "Certificates") per each Company common share, with a maximum of $100.00 for each shareholder. Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction." The Exchange Ratio shall be valid if the 30-day average closing price of Gaiam's Class A common stock is between $12.00 and $22.00 per share. If the closing price of Gaiam's Class A common stock falls outside this range, the Exchange Ratio can be adjusted or the Transaction can be cancelled by the adversely affected party.

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company's audited income statements for the fiscal years ended March 31, 1995, 1996, 1997, 1998, 1999 and 2000, and the unaudited financial statements for the four months ended July 22, 1999 and 2000, which the Company's management has identified as being the most current financial statements available;

2. reviewed Gaiam's audited income statements for the fiscal years ended December 31, 1996, 1997, 1998, and 1999, and the unaudited financial statements for the six months ended June 30, 1999 and 2000, which Gaiam's management has identified as being the most current financial statements available;

3. reviewed a draft dated as of October 4, 2000 of the Merger Agreement between Gaiam, Inc. and Real Goods Trading Corporation;

4. met with certain members of the senior management of the Company and Gaiam to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and Gaiam;

5.  visited certain business offices of the Company and Gaiam;

6. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ending March 31, 2001 through March 31, 2005;

7. reviewed certain publicly available financial data for the Company and Gaiam, and for certain companies that we deem comparable to the Company and Gaiam, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

8. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We have requested financial projections from Gaiam but have not been provided any.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

    Colorado law provides for indemnification of directors, officers and other employees in certain circumstances (C.R.S. (S) 7-108-102 (1994)) and for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances (C.R.S. (S) 7-108-402 (1994)). The Amended and Restated Articles of Incorporation of Gaiam eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of Gaiam to the fullest extent permitted by the Colorado Business Corporation Act. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of the lawsuit or proceeding.

    In addition, Gaiam has obtained directors and officers insurance providing insurance indemnifying certain of Gaiam's directors, officers and employees for certain liabilities.

Item 21. Exhibits and Financial Statements



  a. Exhibits.



--------------------------------------------------------------------------------
Exhibit                     Description
   No.
--------------------------------------------------------------------------------

2.1 Merger Agreement between Gaiam, Inc. and Real Goods Trading Corporation dated as of October 13, 2000 (included as Annex A to the Proxy Statement/Prospectus contained in this Registration Statement)
--------------------------------------------------------------------------------

4.1     Form of Gaiam, Inc. Stock Certificate (incorporated by reference to exhibit 4.1 of Gaiam, Inc.'s Registration Statement on Form S-1 (File No. 333-83283)
--------------------------------------------------------------------------------

5.1*    Opinion of Bartlit Beck Herman Palenchar & Scott
--------------------------------------------------------------------------------

10.1* Loan Agreement dated as of May 11, 2000 between Gaiam, Inc. and Norwest Bank Colorado N.A. - Boulder
--------------------------------------------------------------------------------

10.2*   Lease dated December 16, 1999, commencing March 1, 2000 between
        Gaiam, Inc. and Duke - Weeks Realty Limited Partnership
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Exhibit                     Description
   No.
--------------------------------------------------------------------------------
23.1    Consent of Ernst & Young LLP
--------------------------------------------------------------------------------

23.2    Consent of Moss Adams, LLP
--------------------------------------------------------------------------------

23.3    Consent of Deloitte & Touche, LLP
--------------------------------------------------------------------------------

23.4*   Consent of Bartlit Beck Herman Palenchar & Scott (included in Exhibit
        5.1)
--------------------------------------------------------------------------------

99.1    Form of Real Goods Proxy Card
--------------------------------------------------------------------------------

99.2    Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
--------------------------------------------------------------------------------

99.3 Voting Agreement dated October 13, 2000 between WholePeople.com and Gaiam, Inc.
--------------------------------------------------------------------------------

99.4 Voting Agreement dated October 13, 2000 between John Schaeffer and Gaiam, Inc.
--------------------------------------------------------------------------------

* To be filed by amendment

  b. Financial Statement Schedules.


Item 22.  Undertakings.

  (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on November __, 2000.

                             GAIAM, INC.


                             By: /s/ Jirka Rysavy
                                 ------------------------------
                                 Jirka Rysavy
                                 Chairman and Chief Executive Officer



                               POWER OF ATTORNEY

    KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jirka Rysavy and Lynn Powers, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including, without limitation, any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                Title                                 Date

                             Jirka Rysavy , Chairman of the Board and Chief   November 22, 2000
/s/ JIRKA RYSAVY             Executive Officer (principal executive officer)
----------------
                             Lynn Powers, President, Chief Operating Officer  November 22, 2000
/s/ LYNN POWERS              and Director
---------------
                             Janet Mathews, Controller (principal financial   November 22, 2000
/s/ JANET MATHEWS            officer and principal accounting officer)
-----------------

/s/ BARBARA MOWRY            Barbara Mowry, Director                          November 22, 2000
-----------------

/s/ JOHN MACKEY              John Mackey, Director                            November 22, 2000
---------------

/s/ BARNET FEINBLUM          Barnet Feinblum, Director                        November 22, 2000
-------------------

/s/ PAUL H. RAY              Paul H. Ray, Director                            November 22, 2000
---------------


                                 EXHIBIT INDEX


--------------------------------------------------------------------------------
Exhibit No.                    Description
--------------------------------------------------------------------------------

2.1 Merger Agreement between Gaiam, Inc. and Real Goods Trading Corporation dated as of October 13, 2000 (included as Annex A to the Proxy Statement/Prospectus contained in this Registration Statement)
--------------------------------------------------------------------------------

4.1          Form of Gaiam, Inc. Stock Certificate (incorporated by reference to exhibit 4.1 of Gaiam, Inc.'s Registration Statement on Form S-1 (File No. 333-83283)
--------------------------------------------------------------------------------

5.1*         Opinion of Bartlit Beck Herman Palenchar & Scott
--------------------------------------------------------------------------------

10.1* Loan Agreement dated as of May 11, 2000 between Gaiam, Inc. and Norwest Bank Colorado N.A. - Boulder
--------------------------------------------------------------------------------

10.2* Lease Agreement dated December 16, 1999, commencing March 1, 2000 between Gaiam, Inc. and Duke - Weeks Realty Limited Partnership
--------------------------------------------------------------------------------

23.1         Consent of Ernst & Young LLP
--------------------------------------------------------------------------------

23.2         Consent of Moss Adams, LLP
--------------------------------------------------------------------------------

23.3         Consent of Deloitte & Touche, LLP
--------------------------------------------------------------------------------

23.4*        Consent of Bartlit Beck Herman Palenchar & Scott (included in
             Exhibit 5.1)
--------------------------------------------------------------------------------

99.1         Form of Real Goods Proxy Card
--------------------------------------------------------------------------------

99.2         Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
--------------------------------------------------------------------------------

99.3 Voting Agreement dated October 13, 2000 between WholePeople.com and Gaiam, Inc.
--------------------------------------------------------------------------------

99.4 Voting Agreement dated October 13, 2000 between John Schaeffer and Gaiam, Inc.
--------------------------------------------------------------------------------

* To be filed by amendment